No securities regulatory authority has expressed an opinion about any information contained herein and it is an offence to claim otherwise. This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell these securities in those jurisdictions.

The securities offered under this prospectus were issued pursuant to a registration statement on Form S-3 Registration No. 333-215408 filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy these securities in the United States or to any U.S. person.

PROSPECTUS

New IssueApril 27, 2017

US$8,896,796

2,224,199 Shares of our Common Stock Issuable upon the Exercise of one Special Warrant

In this prospectus, unless otherwise noted, all dollar amounts are in U.S. dollars.

This prospectus qualifies the distribution of up to 2,224,199 shares of common stock (the “Underlying Shares”) of BioAmber Inc. (the “Company”, “BioAmber”, “us” or “we”) issuable for no additional consideration upon the exercise or deemed exercise of one special warrant (the “Special Warrant”) of the Company issued on December 30, 2016, at a price of $4.00 per Underlying Share issuable upon the exercise thereof (for a total price of $8,896,796) (the “Offering Price”), to a purchaser in the Province of British Columbia (the “Purchaser”) on a private placement basis in Canada pursuant to prospectus exemptions under applicable securities legislation (the “Offering”).

The Special Warrant was issued by us on December 30, 2016 in accordance with the Canadian securities purchase agreement dated December 22, 2016 between us and the Purchaser. Under the terms of an engagement letter dated December 14, 2016, as amended on December 22, 2016, between us and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC (the “U.S. Agent”), the U.S. Agent agreed to use commercially reasonable best efforts to place the Special Warrants with “permitted clients” as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations. Under the terms of the placement agreement dated February 27, 2017 between us and AltaCorp Capital Inc. (the “Agent”), which incorporates certain terms of an engagement letter dated December 22, 2016 between us and the Agent, the Agent agreed to facilitate the sale of the Special Warrant and to certify the contents of this prospectus. The Offering Price and the other terms of the Offering were determined by arm's length negotiation between us, the U.S. Agent and the Purchaser. See “Plan of Distribution”.

The subscription proceeds paid in respect of the Special Warrant were placed in escrow pursuant to an escrow agreement (the “Escrow Agreement”) dated December 28, 2016 between the Agent, Computershare Trust Company, N.A. (the “Escrow Agent”) and us.

The Special Warrant entitles its holder, upon the exercise thereof (in whole or in part), to acquire up to 2,224,199 Underlying Shares for no additional consideration.  The Special Warrant shall be deemed to be exercised to acquire any remaining Underlying Shares not yet issued thereunder (for no additional consideration) on the third business day after the date (the “Qualification Date”) upon which the last of the following events occurs: (i) a final receipt is issued for this prospectus by the British Columbia Securities Commission, and (ii) our common stock is accepted for listing on either the Toronto Stock Exchange (the “TSX”) or the TSX Venture Exchange.  Immediately upon the exercise or deemed exercise of the Special Warrant, that portion of the Offering Price attributable to the Underlying

Shares issued upon such exercise shall be released by the Escrow Agent to us.  If the Qualification Date does not occur on or before April 29, 2017, then that portion of the Offering Price attributable to any Underlying Shares that have not been issued by such time shall promptly be refunded by the Escrow Agent to the holder of the Special Warrant and the Special Warrant shall become null and void and shall no longer entitle its holder to acquire any common stock.

The Special Warrant is not available for purchase pursuant to this prospectus and no additional funds are to be received by us from the distribution of the Underlying Shares upon the exercise or deemed exercise of the Special Warrant.

	Price to Subscriber	U.S. Agent’s Fee(1)	Proceeds, before expenses to the Company(2)
Per Underlying Share	$4.00	$0.20	$3.80
Total	$8,896,796	$444,840	$8,451,956

Notes:

(1)

The U.S. Agent was paid a cash fee equal to 5% of the gross proceeds of the Offering (the “U.S. Agent’s Fee”), The U.S. Agent also acted as agent in connection with our concurrent public offering in the United States of shares of common stock, for which the U.S. Agent was also paid a fee. The fee payable to the Agent in respect of its services in connection with the Offering was paid by the U.S. Agent. See “Plan of Distribution”.

(2)

Expenses of the Offering are estimated to be $300,000 (excluding the U.S. Agent’s Fee and underwriting discounts and commissions), including (i) fees for Canadian counsel to the Company and Canadian counsel to the Agent, (ii) up to $85,000 for legal fees and expenses of the U.S. Agent and (iii) up to $10,000 for certain expenses for which we have agreed to reimburse the U.S. Agent.

One of our directors is Chairman and Chief Executive Officer of the Agent. Accordingly, in connection with the Offering and the distribution of the Underlying Shares, we may be considered to be a “connected issuer” of the Agent under applicable securities laws. See “Plan of Distribution – Relationship Between Us and the Agent”.

Certain legal matters in connection with the Offering are being reviewed on our behalf by Blake, Cassels & Graydon LLP as Canadian counsel and by Goodwin Procter LLP as U.S. counsel and on behalf of the Agent by Borden Ladner Gervais LLP.

No additional proceeds will be received by us, and no commission or fee will be payable by us to the U.S. Agent or the Agent, in connection with the issuance of the Underlying Shares upon exercise or deemed exercise of the Special Warrant.

We are an industrial biotechnology company producing sustainable chemicals from our Sarnia, Ontario facility since October 2015, with a planned manufacturing expansion strategy. Due to the nature of our business, an investment in any of our securities is speculative and involves a high degree of risk that should be considered by potential investors. Such an investment should only be undertaken by those persons who can afford the total loss of their investment. See “The Company”, “Description of Business” and “Risk Factors”.

There is no market through which the Special Warrant may be sold and none is expected to develop.

The common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “BIOA.” The last reported sale price of the common stock on the NYSE on December 29, 2016, being the day immediately prior to the issuance of the Special Warrant, was $4.69 per share. The last reported sale price of the common stock on the NYSE on February 24, 2017 was $3.38 per share.

Our common stock has been conditionally approved for listing on the TSX, subject to us complying with all of the requirements of the TSX on or before June 28, 2017.

Investors are advised to consult their own tax advisors regarding the application of Canadian federal income tax laws to their particular circumstances, as well as any other provincial, foreign and other tax consequences of acquiring, holding or disposing of Underlying Shares.

Investors should rely only on the information contained in this prospectus. Neither the U.S. Agent, the Agent nor the Company has authorized anyone to provide investors with different information. Investors should assume that the information appearing in this prospectus is accurate only as of its date, regardless of its time of delivery. The Company’s business, financial condition, results of operations and prospects may have changed since such date.

TABLE OF CONTENTS

MEANING OF CERTAIN REFERENCES1

TRADEMARKS AND TRADENAMES1

MARKET DATA1

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS1

EXCHANGE RATE DATA1

FORWARD-LOOKING AND OTHER STATEMENTS1

GLOSSARY4

PROSPECTUS SUMMARY7

THE COMPANY10

DESCRIPTION OF BUSINESS10

USE OF PROCEEDS31

SELECTED FINANCIAL INFORMATION32

MANAGEMENT’S DISCUSSION AND ANALYSIS33

DIVIDENDS48

OUTSTANDING SECURITY DATA48

DESCRIPTION OF SHARE CAPITAL49

CONSOLIDATED CAPITALIZATION55

OPTIONS TO PURCHASE SECURITIES56

PRIOR SALES57

TRADING PRICE AND VOLUME FOR THE COMMON STOCK AND THE IPO WARRANTS58

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER60

PRINCIPAL SHAREHOLDERS60

EXECUTIVE OFFICERS AND DIRECTORS60

EXECUTIVE COMPENSATION65

AUDIT COMMITTEE AND CORPORATE GOVERNANCE71

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS71

PLAN OF DISTRIBUTION71

RISK FACTORS72

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS101

LEGAL PROCEEDINGS101

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS101

AUDITOR, TRANSFER AGENT AND REGISTRAR101

MATERIAL CONTRACTS101

LEGAL MATTERS102

EXPERTS102

PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION102

CONTRACTUAL RIGHT OF RESCISSION103

FINANCIAL STATEMENTSF-1

CERTIFICATE OF THE COMPANYC-1

CERTIFICATE OF THE AGENTC-2

- i -

MEANING OF CERTAIN REFERENCES

As used in this prospectus, unless the context otherwise indicates, the terms “BioAmber”, “Company”, “we”, “us” and “our” mean BioAmber Inc.

For an explanation of certain technical terms and abbreviations used in this prospectus, see the “Glossary” section of this prospectus.

TRADEMARKS AND TRADENAMES

This prospectus includes references to trade names and trade-marks of other companies, which trade names and trade-marks are the property of their respective owners.

MARKET DATA

Market data and certain industry forecasts relating to the renewable chemicals industry included in this prospectus are derived from recognized industry reports published by industry analysts, industry associations and/or independent consulting and data compilation organizations. Although we believe that these independent sources are generally reliable, the accuracy and completeness of the information from such sources is not guaranteed and has not been independently verified by us.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

BioAmber is incorporated under the laws of a foreign jurisdiction and five of BioAmber’s directors, namely Raymond Land, Ellen B. Richstone, Ken W. Wall, Heinz Haller and Kurt Briner, reside outside of Canada. Each of BioAmber and such directors has appointed BioAmber Canada as agent for service of process at the following address: 1250 René-Lévesque Boulevard West, Suite 4310 Montréal, Québec, Canada H3B 4W8. Investors are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or that resides outside of Canada, even if the party has appointed an agent for service of process.

EXCHANGE RATE DATA

Unless otherwise noted herein, all references to “$” or “US$” are to the currency of the United States and all references to “CAD$” or “Canadian dollars” are to the currency of Canada. The following table sets out certain CAD$/US$ exchange rates based upon the noon rate published by the Bank of Canada. The rates are set out as US dollars per CAD$1.00.

	Years Ended December 31,
	2016	2015	2014
Low	$0.6821	$0.7141	$0.8568
High	$0.8002	$0.8562	$0.9444
Average	$0.7544	$0.7820	$0.9052
End	$0.7448	$0.7225	$0.8620

On April 27, 2017, the noon rate of exchange published by the Bank of Canada for conversion of Canadian dollars into US$ was CAD$1.00 equals US$0.7317.

FORWARD-LOOKING AND OTHER STATEMENTS

This prospectus contains forward-looking statements or forward-looking information under applicable Canadian securities legislation that may not be based on historical fact and may contain projections of our future results of operations or of our financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate”, “believe”, “could”, “continue”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, “would”, “plan”, “projected” or the negative of such words or other similar words or phrases. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned not to unduly rely on forward-looking statements because they involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, those related to:

•	our intention to complete the listing of our common stock on the TSX or other stock exchanges and all transactions related thereto;

•

the expected funding sources of our future planned manufacturing facilities and the expected timing of the completion of construction and the start of commercial operations at each of these facilities;

•	our joint venture with Mitsui;

•

our offtake agreements with Vinmar related to bio-based 1,4-butanediol, which we refer to as BDO, tetrahydrofuran, which we refer to as THF, and bio-based succinic acid, including the timing of the financial close and commissioning and startup of our future facilities for the production of BDO and bio-succinic acid contemplated by such agreements, as amended to date;

•	our offtake agreement with PTTMCC Biochem for bio-succinic acid;

•	the expected market applications for our products and the sizes of these addressable markets;

•	our ability to gain market acceptance for bio-succinic acid, its derivatives including BDO and THF and other building block chemicals;

•	our ability to ramp up commercial sales and execute on our commercial expansion plan, including the timing and volume of our future production and sales;

•	the expected cost-competitiveness and relative performance attributes of our bio-succinic acid and the products derived from it;

•	our ability to cost-effectively produce and commercialize bio-succinic acid, its derivatives and other building block chemicals;

•	customer qualification, approval and acceptance of our products;

•	our ability to maintain and advance strategic partnerships and collaborations and the expected benefits and accessible markets related to those partnerships and collaborations;

•	the impact of our offtake agreements on our business with our customers, our distributors and our current and future equity partners;

•	our ability to economically obtain feedstock and other inputs;

•	the achievement of advances in our technology platform;

•	our ability to obtain and maintain intellectual property protection for our products and processes and not infringe on the rights of others;

•	government regulatory and industry certification approvals for our facilities and products;

•	government policymaking and incentives relating to bio-chemicals;

•	our ability to maintain an effective system of internal controls and prevent future material weaknesses or significant deficiencies from occurring;
•	our receipt of the funds held in escrow in connection with the Offering;

•	our ability to retain members of our senior management team;

• •	our ability to maintain and secure adequate funding for our current business activities; our expected cash outflows and cash requirements;

and other risks and uncertainties referenced under “Risk Factors” below. Readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake or intend to update any forward-looking statements after the date of this prospectus.

GLOSSARY

As used in this prospectus, the following terms have the respective meaning as specified below:

“2008 Plan” means our employee stock option plan dated December 8, 2008;

“2009 Legacy Warrants” means the warrants to purchase shares of our common stock issued on April 17, 2009, entitling their holder to acquire one share of common stock for a price of $1.07 until various dates ranging from May 1 2017 to September 11, 2018;

“2011 Warrants” means the warrants to purchase shares of our common stock issued on April 15, 2011, entitling their holder to acquire one share of common stock for a price of $8.97 until April 15, 2021;

“2013 Plan” means our stock option and incentive plan dated April 10, 2013;

“2017 Warrants” means the warrants to purchase shares of our common stock issued on January 27, 2017, entitling their holder to acquire one share of common stock for a price of $5.50 until January 27, 2021;

“Agent” means AltaCorp Capital Inc.;

“AltaCorp Engagement Letter” means the engagement letter dated December 22, 2016 between us and the Agent;

“Arlanxeo” means Arlanxeo Canada Inc. (formerly Lanxess, Inc.)

“ASU” means the Accounting Standards Update;

“BDC” means BDC Capital Inc.;

“BDO” means bio-based 1,4-butanediol;

“BioAmber” means BioAmber Inc.;

“BioAmber Canada” means BioAmber Canada Inc.;

“BioAmber International” means BioAmber International s.à r.l.;

“BioAmber Sarnia” means BioAmber Sarnia Inc.;

“Bluewater Biochemicals” means Bluewater Biochemicals Inc.

“Board” means the board of directors of BioAmber;

“Bridging Finance” means Bridging Finance Inc.;

“C4” means four carbon molecules;

“Canadian Securities Purchase Agreement” means the Canadian securities purchase agreement dated December 22, 2016 between us and the Purchaser;

“Cargill” means Cargill Inc.;

“CEO” means Chief Executive Officer;

“CFO” means Chief Financial Officer;

“CJCJ” means CJ CheilJedang Co., Ltd.;

“Comet” means Comet Biorefining Inc.;

“common stock” means the common stock of the Company;

“Company” means BioAmber Inc.;

“Davy” means Johnson Matthey Davy Technologies Limited;

“December 2016 Offering” means the U.S. follow-on public offering of 1,748,750 shares of our common stock at an offering price to the public of $4.00 per share on December 29, 2016, together with the Offering;

“DSM” means Koninklijke DSM N.V.;

“Dupont” means E.I. du Pont de Nemours and Company;

“Eligible Persons” means the directors, officers, employees and consultants who may participate in either the 2008 Plan or the 2013 Plan;

“Escrow Agent” means Computershare Trust Company, N.A.;

“Escrow Agreement” means the escrow agreement among the Agent, the Escrow Agent and the Company dated December 28, 2016;

“Final Receipt” means a final receipt issued by the British Columbia Securities Commission for the final prospectus of the Company qualifying the distribution of the Underlying Shares issuable on exercise of the Special Warrant;

“INRS” means Institut national de la recherche scientifique;

“IPO Warrants” means the warrants to purchase shares of our common stock issued in connection with our initial public offering on May 9, 2013, entitling their holder to acquire one-half of one share of common stock for a price of $4.00 per whole share of common stock until May 9, 2017;

“January 2017 Offering” means the follow-on public offering of 4,236,844 shares of our common stock and 2,118,422 2017 Warrants at a price to the public of $4.75 per fixed combination consisting of one share of common stock and one-half of one 2017 Warrant, including the over-allotment option which was exercised in full by the underwriters, on January 27, 2017;

“Leahy-Smith Act” means the United States Leahy-Smith America Invents Act;

“Legacy Warrants” means the Series 1 2009 Warrants, Series 2 2009 Warrants, 2009 Legacy Warrants and the 2011 Warrants;

“Lock-Up Agreement” has the meaning given to it under the heading “Escrowed Securities and Securities Subject to Contractual Restrictions on Transfer”;

“MCC” means Mitsubishi Chemical Corporation;

“Mitsui” means Mitsui & Co. Ltd.;

“MT” means metric ton;

“NEO” means Named Executive Officer;

“NYSE” means the New York Stock Exchange;

“NRC” means the National Research Council of Canada;

“Offering” means the issuance on December 30, 2016 of one Special Warrant by us at the Offering Price on a private placement basis in Canada in accordance with the Canadian Securities Purchase Agreement;

“Offering Price” means $4.00 per Underlying Share issuable upon the exercise of the Special Warrant (for gross proceeds of $8,896,796);

“Options” means options to acquire our common stock;

“Placement Agreement” means the placement agreement dated February 27, 2017 between us and the Agent;

“PBS” means polybutylene succinate;

“PBT” means polybutylene terephthalate;

“PCT” means the Patent Cooperation Treaty;

“PET” means Polyethylene terephthalate;

“PTTMCC Biochem” means PTTMCC Biochem Company Limited;

“Qualification Date” means the third business day after the date upon which the last of the following events occurs: (i) a final receipt is issued for this prospectus by the British Columbia Securities Commission, and (ii) the shares of our common stock are accepted for listing on either the TSX or the TSX Venture Exchange;

“Qualification Deadline” means April 29, 2017;

“Qualifying Jurisdiction” means the Province of British Columbia;

“REACH” means the European Union Registration, Evaluation, Authorization, and Restriction of Chemical Substances chemical regulatory program;

“Roland Berger” means Roland Berger Strategy Consultants, a consulting firm;

“Sarbanes Oxley Act” means the United States Sarbanes Oxley Act of 2002, as amended;

“SDTC” means Sustainable Development Technology Canada;

“SEC” means the Securities and Exchange Commission of the United States of America;

“Series 1 2009 Warrants” means the warrants to purchase shares of our common stock issued on February 6, 2009, entitling their holder to acquire one share of common stock for a price of $1.43 until February 5, 2019;

“Series 2 2009 Warrants” means the warrants to purchase shares of our common stock issued on June 22, 2009, entitling their holder to acquire one share of common stock for a price of $5.47 until June 22, 2019;

“TCP” means Tennenbaum Capital Partners. LLC;

“THF” means bio-based Tetrahydrofuran;

“TSCA” means the United States Toxic Substances Control Act;

“TSX” means the Toronto Stock Exchange;

“Underlying Shares” means the 2,224,199 shares of our common stock issuable upon the exercise or deemed exercise of the Special Warrant and qualified under this prospectus;

“U.S.” means the United States of America;

“U.S. Agent” means Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC;

“U.S. Agent’s Fee” means $0.20 per Underlying Share, for a total of $444,840 on the Offering;

“U.S. DOE” means U.S. Department of Energy;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. GAAP” means U.S. Generally Accepted Accounting Principles;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“USPTO” means the United States Patent and Trademark Office;

“Vinmar” means Vinmar International Ltd.;

“Wainwright Engagement Letter” means the engagement letter dated as of the December 14, 2016, as amended on December 22, 2016, between us and the U.S. Agent; and

“Warrants” means the IPO Warrants, the Legacy Warrants and the 2017 Warrants.

PROSPECTUS SUMMARY

The following is a summary of the principal features of the Offering and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

Issuer:

We are an industrial biotechnology company producing sustainable chemicals at our facility in Sarnia, Ontario, pursuant to a joint venture agreement with Mitsui. Our proprietary technology platform combines industrial biotechnology and chemical catalysis to convert renewable feedstocks into sustainable chemicals that are cost-competitive replacements for petroleum-derived chemicals. Our business strategy is to leverage the value of our technology by building additional operating production facilities. See “The Company” and “Description of Business”.

Securities Outstanding as of the Date of this Prospectus:
	Type	Number(1)

	Shares of Common Stock	34,849,577
	Legacy Warrants (1)	755,049
	IPO Warrants (1)	4,000,000
	Options	6,639,910
	2017 Warrants (1)	2,118,422
	Special Warrant (1)	2,224,199

Notes:

(1) With respect to all securities other than common stock, this number indicates the number of shares of common stock issuable upon the exercise of the securities.

(2) Refer to the section “Description of Share Capital” for details.

Description of the Special Warrant

The Special Warrant was issued in connection with the Offering. The Offering Price was paid, placed in escrow and will be released in accordance with the terms of the Escrow Agreement. The Special Warrant entitles its holder to receive 2,224,199 Underlying Shares on its exercise or deemed exercise. The Special Warrant is exercisable by its holder in whole or in part at any time following its issuance for no additional consideration and shall be deemed to be exercised on the Qualification Date, being the third business day after the date on which the last of the following events occurs (i) a final receipt is issued for this prospectus by the British Columbia Securities Commission and (ii) our common stock is accepted for listing on either the TSX or the TSX Venture Exchange. Immediately upon the exercise or deemed exercise of the Special Warrant, the Offering Price paid in respect thereof will be released from escrow to us. If the Qualification Date does not occur on or before the Qualification Deadline, then the Offering Price shall be refunded to the holder of the Special Warrant and the Special Warrant shall become null and void and shall no longer entitle its holder to acquire any common stock. See “Description of Share Capital”.

Use of Proceeds:

The estimated net proceeds received by us from the Offering (after deducting the U.S. Agent’s Fee of $444,840 and the estimated expenses to complete the Offering of $300,000) will be approximately $8.2 million. No additional proceeds will be received by us, and no commission or fee will be payable by us to the U.S. Agent or the Agent, in connection with the issuance of the Underlying Shares upon exercise or deemed exercise of the Special Warrant.

We intend to use the net proceeds of the Offering for working capital and other general corporate purposes. See “Use of Proceeds”.

Risk Factors:

An investment in any securities of the Company is speculative and involves a high degree of risk that should be considered by investors. An investment in the securities of the Company is only suitable for purchasers who are aware of such risks. Investors should carefully consider the information set out under the heading “Risk Factors” and the other information in this prospectus.

Listing:

Our common stock is traded on the NYSE under the symbol “BIOA”. Our common stock has been conditionally approved for listing on the TSX, also under the symbol “BIOA”. The listing of our common stock on the TSX will be subject to us fulfilling all of the requirements of the TSX by June 28, 2017.

SELECTED FINANCIAL INFORMATION

The following table sets forth selected consolidated financial information for the periods indicated. The selected financial information for the years ended December 31, 2016, 2015 and 2014 has been derived from our audited financial statements and accompanying notes prepared in accordance with U.S. GAAP and contained elsewhere in this prospectus.

The selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis” and the audited and unaudited financial statements and accompanying notes contained elsewhere in this prospectus. The selected consolidated financial information set out below may not be indicative of our future performance.

Consolidated Statements of Operations Data*:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
	(in thousands, except share and per share data)
Product sales	$8,272	$2,172	$1,543
Cost of goods sold excluding depreciation and amortization	13,667	2,613	6,044
Operating expenses
General and administrative	9,458	10,594	10,655
Research and development, net (1)	7,195	20,286	15,156
Sales and marketing	2,915	4,002	4,482
Depreciation of property and equipment and amortization of intangible assets	4,843	1,080	260
Impairment loss and write-off of intangible assets	—	1,141	—
Foreign exchange (gain) loss	(176)	984	151
Operating expenses	24,235	38,087	30,704
Operating loss	(29,630)	(38,528)	(35,205)
Amortization of deferred financing costs and debt discounts	3,312	1,079	292
Financial charges (income)(2)	(750)	1,589	11,789
Grant income	(4,047)	—	—
Gain (loss) on debt extinguishment	—	—	171
Equity participation in losses of equity method investments	—	1	—
Other income	200	(22)	(183)
Loss before income taxes	(28,345)	(41,175)	(47,274)
Income taxes	26	(4)	75
Net loss(2)	(28,371)	(41,171)	(47,349)
Net loss attributable to:
BioAmber Inc. stockholders(2)	(22,478)	(37,226)	(46,474)
Non-controlling interest	(5,893)	(3,945)	(875)
	(28,371)	(41,171)	(47,349)
Net loss per share attributable to BioAmber Inc. stockholders—basic (2)	$(0.78)	$(1.52)	$(2.32)
Weighted-average of common stock outstanding—basic	28,665,645	24,499,970	20,016,180
(1)	Research and development expenses include some costs of production related to product development and are net of research and development tax credits.
(2)

In the third quarter of 2015, we reclassified the Legacy Warrants from stockholders’ equity to liability, with changes in fair value recorded as non-cash financial charges (income) in our consolidated statements of operations and the impact from previous years recorded retrospectively to accumulated deficit. The reclassification was to correct the misapplication of an accounting principle in the third quarter of 2015 and to record the impact from previous years retrospectively. We assessed the impact of this adjustment in previous years to be immaterial.

Consolidated Balance Sheet Data (in thousands):

	As of December 31, 2016	As of December 31, 2015	As of December 31, 2014
Cash	$16,160	$6,974	$51,043
Working capital(1)	(13,883)	(18,838)	34,192
Total assets(1)	161,330	141,787	152,265
Long-term debt, including current portion(1)	52,331	38,790	37,456
Total liabilities(1)(2)	75,324	70,848	71,973
Accumulated deficit(2)	(220,768)	(198,290)	(161,064)
Stockholders’ equity(2)	48,491	46,355	56,076

Notes: *	Slight variations in totals due to rounding.
(1)

We adopted the ASU 2015-03 Simplifying the Presentation of Debt Issuance Costs, on a retrospective basis effective January 1, 2016 in the financial statements for the year ended December 31, 2016. In accordance with the adoption of this guidance, prior year amounts related to deferred debt issuance costs associated with long-term debt have been adjusted for the retrospective change in accounting principle. As of December 31, 2015 and 2014, we have reclassified $1.3 million and $175,000, respectively, of deferred financing costs associated with long-term debt in the consolidated balance sheet, against the long-term debt.

(2)

In the third quarter of 2015, we reclassified the Legacy Warrants from stockholders’ equity to liability, with changes in fair value recorded as non-cash financial charges (income) in our consolidated statements of operations and the impact from previous years recorded retrospectively to accumulated deficit. The reclassification was to correct the misapplication of an accounting principle in the third quarter of 2015 and to record the impact from previous years retrospectively. We assessed the impact of this adjustment in previous years to be immaterial.

THE COMPANY

Name, Address and Incorporation

We were incorporated in the State of Delaware in October 2008 as DNP Green Technology, Inc. and were established as the result of the spin-off of certain assets from Diversified Natural Products, Inc. In September 2010, we changed our name from DNP Green Technology, Inc. to BioAmber Inc. and changed our fiscal year end from June 30 to December 31.  On May 2, 2013, prior to the completion of our initial public offering in the United States, we filed with the Secretary of State of Delaware an Amended and Restated Certificate of Incorporation in order to comply with certain requirements specific to a U.S. publicly traded company.

Our registered and records office is located at 1250 René-Lévesque Boulevard West, Suite 4310, Montréal, Québec, Canada H3B 4W8.  Our head office is located at 1000 Westgate Drive, Suite 115, St. Paul, Minnesota, USA, 55114.

Intercorporate Relationships

As at the date of this prospectus, our only subsidiary which represented more than 10% of our consolidated assets or more than 10% of our consolidated revenue was BioAmber Sarnia, of which we hold 60% of the outstanding common shares, with the other 40% being held by Mitsui.

DESCRIPTION OF BUSINESS

Overview of the Company

We are an industrial biotechnology company producing renewable chemicals. Our proprietary technology platform combines industrial biotechnology and chemical catalysis to convert bio-based feedstocks into renewable chemicals that are cost-competitive replacements for petroleum-derived chemicals used in a wide variety of everyday products including plastics, resins, paints, food additives and personal care products. We currently sell our first product, bio-succinic acid, to customers in a variety of chemical markets. We produce bio-succinic acid at our facility in Sarnia, Ontario, pursuant to a joint venture agreement with Mitsui.

Succinic acid can be used to manufacture a wide variety of products used every day, including plastics, food additives and personal care products, and can also be used as a building block for a number of derivative chemicals. We believe that our low-cost production capability and our development of bio-succinic derived products including BDO and THF, which are used to produce polyesters, plastics, spandex and other products, will provide us with access to what we estimate to be an approximately $8 billion market opportunity.

We are working to expand our accessible markets and product portfolio. We have entered into strategic relationships with several leading companies, such as our multi-year agreements with PTTMCC Biochem for bio-succinic acid and Vinmar for bio-succinic acid, BDO and THF. We have also entered into agreements with other companies for the supply of bio-succinic acid.

We have entered into technology partnerships to lower our production costs, expand our product portfolio and broaden our biochemical production platform. For example, we entered into a technology partnership with Cargill through which we exclusively license a proprietary yeast organism for use in our fermentation process to produce our products. We refer to the yeast organism that we have licensed from Cargill as “our yeast.” We have also established other technology licenses and collaborations, including with Davy for the conversion of our succinic acid into BDO and THF.

Our business strategy is to leverage the value of our technology by building and operating production facilities around the world.   Depending on our access to capital and third-party demand for our technology, we may also enter into technology licenses on an opportunistic basis.

We have entered into a joint venture agreement with Mitsui for our facility in Sarnia, Ontario, which has a nameplate capacity of 30,000 MT of bio-succinic acid per year. We started commercial scale production at our Sarnia facility in October 2015 and ramp-up to full production capacity is expected by 2018.

We are committed to managing our economic, social, environmental and ethical performance through sustainable business practices. We have completed a life cycle analysis for our facility in Sarnia, Ontario that indicates that no net carbon dioxide equivalent (greenhouse gases) is emitted per kilogram of our bio-succinic acid produced, making our process carbon neutral. This is significantly less carbon emission intensive than the current petrochemical process for making succinic acid, in which 7.1 kilograms of carbon dioxide equivalent are emitted per kilogram of succinic acid produced. This represents a 100% reduction in greenhouse gases for our bio-succinic acid process, relative to the current petrochemical process for making succinic acid. The life cycle analysis also indicates that our facility in Sarnia consumes 64% less energy than the current petrochemical process.

Our Industry

The global chemical industry is a $2.5 trillion market, according to a 2015 report by Roland Berger. Chemicals are utilized in a broad range of end-use markets, including heavy industry, mining, construction, consumer goods, textiles and healthcare. While there is significant ongoing process innovation and technological development in the broader chemicals industry, producers are still heavily reliant on petroleum-derived feedstocks.

Reliance on Petrochemicals

While the global chemical industry provides many value-added products to industrial and consumer end-markets, it is facing an increasing number of challenges as a result of its significant reliance on petroleum as its primary feedstock for the following reasons:

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A Finite, Non-Renewable Resource as its Primary Input. Chemical companies are heavily dependent on oil, a finite, non-renewable resource that is in growing demand, particularly from developing economies such as India and China.  Given the demand pressures on such a critical input, the purchasers of chemical have shown growing interest in finding cost-effective, renewable alternatives.

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Hydrocarbon Feedstock Price Volatility. Crude oil prices have experienced significant price volatility over time. For example, during the last five years, the market price per barrel of West Texas Intermediate crude oil ranged from a low of $26.21 to a high of $112.93 and was $52.63 on January 31, 2017. As a result, we believe chemical companies are looking for more stable solutions.

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Potential for Margins Pressure at Existing Petrochemical Facilities. Given the price volatility around crude oil, chemical companies are increasingly concerned about rapid raw material price increases driven by supply shortages in basic petrochemical inputs that could negatively impact their profit margins. Due to the nature of contracts with their customers, chemical companies often cannot pass-through rising raw materials costs to their customers quickly.

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Reduced Supply of C4 Chemicals. In certain geographies including North America, there has been a shift away from naphtha cracking to natural gas liquid cracking as a means of producing ethylene. As such, there is significantly less crude C4 fraction produced, which is a principal source of supply for C4 chemicals. Consequently, the shift to natural gas cracking has led to a drop in the supply of crude C4, a primary feedstock for C4 chemicals. This has led to increased volatility in the prices of C4 derived chemicals, including butadiene, maleic anhydride and BDO.  While the significant reduction in global oil prices over the past two years has led to an increase in naphtha cracking in Europe and, to a lesser extent, the United States, which moderately reversed the shift from naphtha cracking in favor of natural gas cracking. We believe this reversal is temporary and will continue only for as long as oil prices remain low. As oil price increase, naphta cracking, which is oil based, will become less competitive with natural gas cracking.
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Increasing Governmental Regulation. Increasing government regulation and climate change initiatives are driving up the cost of using high carbon emitting processes, such as chemical production via petrochemicals. The third phase of the European Union’s Emission Trading System when implemented is expected to more broadly cover petrochemical production activities, potentially increasing costs at European petrochemical plants. In addition to regulation of carbon emitting processes, the use of petrochemicals in certain products, such as plasticizers containing phthalates, are subject to increasing regulatory pressure. In addition, several countries are implementing or reviewing a price on carbon emissions, either through taxation, cap and trade systems or other means.  We anticipate that production processes that emit greenhouse gases will be subjected to additional operating costs over time due to new regulations.

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Customer Demand for Renewable and Sustainable Products. Consumers are increasingly seeking renewable alternatives to products when available. As consumers become more aware of the environmental footprint of petroleum-derived products, they may shy away from less sustainable products in favor of readily available, renewable non-petrochemical based alternatives, especially if these products are priced competitively. We believe that there is demand among certain players in the chemical value chain for more sustainable alternatives in order to differentiate themselves from their competitors.

Biochemical Alternatives

We believe there is significant and growing demand for a low-cost and sustainable alternative to using petroleum for chemical production. We have developed a biochemical process to address this demand, using a yeast that can convert sugars derived from renewable feedstocks into bio-succinic acid.  Our bio-succinic acid is a biologically produced, chemically identical replacement for petroleum-derived succinic acid that can also substitute other petrochemicals such as maleic anhydride, isophthalic acid and adipic acid in certain applications. Target end-uses for bio-succinic acid include plasticizers, polyurethanes, personal care products, resins and coatings, de-icing solutions, lubricants, PET resins and food additives.

Bio-succinic acid is often referred to as a “building block” chemical because it can also be converted into other families of chemicals that are then used in the production of a wide array of consumer end-products.

Bio-succinic acid is produced from renewable sugars in a carbon dioxide-sequestering process, which results in higher theoretical yields than other bio-based chemicals, as shown in the table below.

Chemical	Theoretical Yield	Kg Sugar Needed to Produce a Kg of Product
Bio-succinic acid	112%	0.9
Lactic acid	100%	1.0
BDO via succinic acid	85%	1.2
1,3 Propanediol	63%	1.6
Adipic acid	58%	1.7
BDO via direct fermentation	54%	1.9
Ethanol	51%	2.0
Iso-Butanol	41%	2.4
Farnesene	29%	3.5

We believe that as manufacturers of bio-based chemicals produce at reduced costs compared to their petrochemical equivalents, the market for bio-based chemicals will grow rapidly.   Until now, the high cost of

producing succinic acid from petroleum feedstock has limited its use. We believe there is a significant opportunity for bio-based chemical manufacturers who can reliably deliver high quality product at scale, with the required specifications of potential customers and at a competitive cost.

Our Strengths

Our business benefits from a number of competitive strengths, including:

Proprietary Technology Platform that Addresses a Large Market Opportunity

Our proprietary technology platform integrates industrial biotechnology and chemical catalysis to produce bio-based chemicals as cost-competitive, chemically identical replacements for petroleum-derived equivalents. We own or have exclusive rights to specific microorganisms, chemical catalysis technology and a scalable and flexible purification process that, when combined and optimized, convert renewable feedstocks into platform chemicals. We believe the strength of our platform, our intellectual property portfolio and our licensing agreements with Cargill and Davy will allow us to extend our chemical production beyond our current product, bio-succinic acid, to large existing markets including BDO and THF. We believe our bio-based chemicals can serve as “drop-in” replacements for existing petroleum-based chemicals in these markets. Together, these chemicals address what we believe to be an approximately $8 billion market opportunity.

Selling Commercial Product Today

We are the largest company selling bio-succinic acid at commercial scale. Our customers utilize our product as a cost-competitive, sustainable alternative to petroleum-based specialty chemicals in polymers, food additives and flavorings, bath salts, polyurethanes, pharmaceutical and other applications. Our ability to supply large scale quantities of bio-succinic acid at a competitive price is intended to enable our customers to develop new applications and initiate commercialization of their products.

Cost-Competitive Economics

Our experience operating the large-scale demonstration facility in Pomacle, France for five years prior to commencing operations in our Sarnia plant helped us to refine our process to make bio-succinic acid cost-competitive without subsidies. We expect to produce bio-succinic acid that is cost-competitive with succinic acid produced from oil priced as low as $30.00 per barrel, based on management’s estimate of production costs at full capacity at our facility in Sarnia, Ontario and an assumed corn price of $4.00 per bushel. While the Sarnia facility has historically been operating at 30% to 50% capacity, the ramp-up of such facility is planned to be achieved by 2018. Since commencing operations at our Sarnia facility, we have observed that our fermentations consistently achieved our targeted yield, productivity and volume targets. Our fermenters are greater than one million liters in size.

Limited Exposure to the Availability and Price of Sugar

Our process requires less sugar than other renewable products. We require approximately 50% less sugar to produce a pound of bio-succinic acid than is needed to produce a pound of ethanol (0.15 gallons), and even less sugar than is needed to produce a pound of several other bio-based chemicals. This makes our process less vulnerable to price increases in sugar, relative to other bio-based processes. This efficient use of sugar translates into reduced consumption.  At full capacity, our Sarnia facility will require less than 0.4 % of the annual North American production of sugar from corn dextrose and high fructose corn syrup. Given this modest demand and our ability to source sugar from a variety of sources, rapid growth in our production capacity would not likely have a material impact on the sugar markets from which we plan to source.

Global Manufacturing Expansion Plan

Our Sarnia facility has a nameplate capacity of 30,000 MT of succinic acid per year and has been in operation since October 2015.   We plan to build a second manufacturing facility in North America, either in the state of Louisiana or on another site in Sarnia, Ontario.  This second facility would have the fermentation capacity required to produce 200,000 MT of bio-succinic acid annually at full capacity.  A majority of this succinic acid would be further converted into BDO and THF using technology licensed from Davy. We have designed a plant that would have the capacity to produce 60,000 MT of bio-succinic acid, 70,000 MT of BDO and 24,000 MT of THF annually.  Our goal is to have this second plant in operation by 2020.

In December 2016 we signed a non-binding letter of intent with South Korean-based CJCJ.   Under the terms of the agreement, we plan to establish a joint venture with CJCJ in China to produce up to 36,000 MT of bio-succinic acid annually and sell the output in Asia.  The goal is to competitively produce bio-succinic acid in China to quickly penetrate the world’s largest succinic acid market.  CJCJ would incur all capital costs required to retrofit their fermentation facility, including the capital needed during commissioning and startup, and production would begin in the first quarter of 2018. CJCJ would own 65% of the joint venture and we would own 35%. We would also receive a license fee for the use of our technology.

Our goal is to use the free cash flows from these first three facilities to finance the construction and operation of additional plants in the future.  We may also license out our technology opportunistically to companies that would have internal use for the technology, or that are located in jurisdictions where we could not easily build and operate our own plants.

Experienced Management Team with Strong Track Record

Our management team consists of experienced professionals, possessing extensive experience in scaling up, manufacturing and commercializing chemicals and bio-based products, gained at both large companies and entrepreneurial start-ups. Members of our senior management team and Board have worked at companies including Abengoa, Ajinomoto, Cargill, Chemetall, DuPont, Dow, Eastman Chemical, Genencor, Invista, Sanofi and Tate & Lyle.

Our Strategy

Our goal is to be a leading provider of renewable chemicals by replacing petroleum-based chemicals with our bio-based alternatives.  We plan to achieve this goal by pursuing four key strategies.

Rapidly Expand Our Global Manufacturing Capacity

We started commercial operations in the fourth quarter of 2015 at our first commercial facility in Sarnia, Ontario in cooperation with Mitsui. We plan to construct additional large-scale bio-based succinic acid facilities in multiple geographic regions employing a standardized design that facilitates expedient and capital-efficient growth. We expect to benefit from incremental cost reductions and further technological and engineering improvements at each additional facility. To further streamline production and reduce costs, we plan to integrate production and locate these facilities in proximity to required infrastructure and feedstock. We intend to retain operational control and a majority interest in these facilities and leverage new partnerships to obtain capital, construct the facilities, secure feedstock, sell future output and assist with manufacturing and market access.

Target the Large and Established Markets for BDO and THF

We intend to leverage our ability to produce high quality bio-succinic at low cost, by converting it into BDO and THF, which are used in the production of polyesters, plastics, spandex and other products. We have licensed technology from Davy, which we believe will enable us to produce BDO and THF at a cost that is competitive with alternative processes, at equivalent purity.  We have announced our intention to build a second facility in North America that will have the capacity to produce 70,000 MT per year of BDO and 24,000 MT per year of THF. We have entered into a 15 year offtake contract with Vinmar in which they will guarantee 100% offtake of the BDO and

THF produced in this planned facility. We expect to benefit from Vinmar’s global logistics expertise, its past experience selling large volumes of BDO and THF from a Saudi Arabia production facility, and its experience executing large chemical projects. Vinmar also plans to invest alongside us in the facility.

Expand the Market for Succinic Acid

We plan to continue to work with independent labs, industry leaders and customers to test the use of our bio-succinic acid in new and emerging applications.  This work will involve new products made with bio-succinic acid, as well as the substitution of conventional petro-chemicals with renewable succinic acid in existing products.  We intend to continue to generate data that demonstrates value in use, including performance or economic benefits, along with the greater sustainability that our bio-based succinic acid offers compared to that derived from petroleum.   We also plan to leverage our proprietary technology platform and expertise in the production of bio-succinic acid to target the production of derivatives including salts, esters, polyols and plasticizers.

Continue to Reduce the Cost of Our Products

Our goal is to be the lowest cost producer of the chemicals we manufacture. Our bio-succinic acid production process has high yields and benefits from our proprietary low pH yeast and our simplified purification process.  We plan to continue to carefully invest in research and development and process engineering to further improve our technology platform’s yield, productivity, energy consumption and purification recovery, in an effort to further reduce our operating costs and the capital intensity of future plants. We have also implemented an operational excellence program in our Sarnia facility that aims to continuously improve the efficiency of our plant operations.

Our Products

Bio-Succinic Acid

We chose to develop bio-succinic acid as our first product because it is a platform chemical that can be used in a broad range of markets, from high value niche applications such as personal care products and food additives, to large volume applications such as bioplastics, plasticizers, polyurethanes, resins and coatings. Bio-succinic acid is also unique in terms of the limited quantity of sugar that is needed for its production. In 2004, the DOE published a report on “Top Value-Added Chemicals from Biomass”, identifying the top opportunities for the production of chemicals from biomass. The study prioritized twelve chemicals, from a group of over 300 possible building blocks that could be most effectively manufactured from sugars. Bio-succinic acid was recognized as one of the renewable building block chemicals with the greatest technical feasibility and commercial potential.

We have identified four main market opportunities for our bio-succinic acid platform:

•	Replacing petroleum-based succinic acid in applications where it is currently in use, such as food additives and fine chemicals.
•	Replacing other petroleum-based organic acids, such as adipic acid in polyurethanes and plasticizers, or isophthalic acid in PET resins and unsaturated polyester resins.
•	Expanding into new uses for succinic acid, such as phthalate-free plasticizers, silicone replacements and bioplastics such as PBS.
•	Converting bio-succinic acid into BDO and THF, which are large volume, existing markets readily accessible to our “drop-in” bio-based alternatives.

Historically, the high cost of producing succinic acid from petroleum feedstock limited its use to a narrow range of speciality applications such as pharmaceuticals and food ingredients. A study published in August 2012 by Roland Berger estimated the market for petroleum-based succinic acid at approximately 51,000 MT per year.

Roland Berger projected that the succinic acid market will grow at a compounded annual growth rate of between 25% and 30% through 2020.

We are currently marketing our bio-succinic acid in several markets, using technical data to demonstrate value in use:

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Polyurethanes. Adipic acid is currently used in polyester polyols, which are used to make polyurethanes. Polyurethanes are used in, among other things, soles for footwear, molded foams for automotive applications like car seats and arm rests, artificial leathers and non-foam applications such as coatings, adhesives and sealants. Bio-succinic acid can be used to replace adipic acid in some segments of this market, and it is currently the only renewable alternative to adipic acid for the production of polyurethanes.  Suppliers of polyester polyols are actively looking for bio-based, cost-effective substitutes for adipic acid to improve the environmental profile, derive differentiated performance attributes, or reduce the cost of their products.

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Resins and Coatings. Bio-succinic acid can be used to replace other organic acids in polyester coating resins, unsaturated polyester resins, or UPR, and polyester polyols used in urethane surface coatings. Bio-succinic acid can offer differentiated performance in some applications, as well as environmental advantages and cost-effectiveness.

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Food Additives. Succinic acid is currently used for its multiple functions in food applications; as an acidulant, to increase the tartness or acidity of food, as a pH regulator for food ingredients, and as a flavoring agent. The unique ‘umami’ flavor of succinic acid gives a salty, soy-like taste to food and is used in the production of soy sauce, miso, sake and synthetic liquors in Asia. Outside of Asia, succinic acid is used in the baking industry. Succinic acid can also be used to replace malic acid, which provides a bitter salty taste similar to succinic acid, and adipic acid that is used as a flavor in fruit drinks and as a gelling aid for gelatin desserts.

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Lubricants and Corrosion Inhibitors. Adipate esters are widely used in the lubricants market as base oils or as additives to form industrial lubricants and metal-working fluids. Bio-succinic acid is capable of replacing adipate esters and producing sustainable succinate esters that meet the demand for more environmentally friendly, non-toxic lubricants.  Our bio-succinate esters also perform well in terms of improved flowability in cold temperatures and better prevention of oxidation, rust and corrosion.

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Fine Chemicals. Succinic acid is used today in a variety of high value added applications including dyes, inks and toners. Succinic acid is also used in pharmaceutical applications. Derivatives of succinic acid such as succinimides can provide multiple functions in pharma applications, such as a pH buffer, an antibacterial or chelating agent, a coatings/sizing agent, or as a stabilizer for other ingredients.

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De-icing Solutions. Chlorides are the most commonly used de-icer for roadways. Potassium salts are typical non-chloride de-icers used for roadways as well as airport runways and other surfaces. We have developed a patented bio-succinic acid-based de-icer formulation for use on airport runways. Our bio-based product is significantly less corrosive than potassium acetate and potassium formate. Bio-succinic acid based products can also be used as wetting agents for chlorides in the larger roadway market, which can in turn reduce the corrosiveness of the chlorides applied to surfaces.

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Personal Care Products. Our focus in the personal care market has been the use of esters of bio-succinic acid as natural emollients and surfactants. Emollients are used in lotions, liquid soaps and cleansers to improve and moisturize skin, while surfactants are used in soaps, body washes and shampoos to allow easier spreading. We believe there is a significant opportunity for bio-based alternatives as consumers are increasingly demanding renewable products and ingredients in the personal care products they use including the replacement of silicone based ingredients in shampoos and other products.

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Co-monomer in PET resins.  Isophthalic acid is used as a co-monomer in the production of PET resin, which is then used to produce carbonated soft drink and water bottles, and various packaging. Isophthalic acid is added to PET resin to improve crystallinity (approximately 3% by weight).  Bio-succinic acid has been shown to provide the same benefits as isophthalic acid, without negatively impacting the PET resin, while offering a significant cost savings and greater renewable content.

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Polybutylene Succinate (PBS). PBS is a biodegradable polymer made by reacting succinic acid with BDO. The market for this biopolymer is currently limited by capacity and price, and the fact that it has traditionally been made with petroleum-derived succinic acid and BDO. Applications range from single use in food service ware, including cutlery, cups and lids, agricultural mulching film and compostable bags. Our bio-succinic acid enables PBS to be lower cost and partially renewable, and upon commercialization, we expect our BDO will enable PBS to be 100% bio-based.

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Plasticizers. Plasticizers are organic esters that are primarily used to render polyvinyl chloride, or PVC, more flexible. PVC is widely used in multiple end-markets because it is low cost, durable and versatile. Bio-succinic acid esters can serve as replacements for the major phthalate-based plasticizers, which account for over 80% of the worldwide plasticizer market. There is increasing demand for renewable, phthalate-free plasticizers, particularly in sensitive applications such as children’s toys and childcare articles. We entered into a joint development agreement with Arlanxeo, a global leader in phthalate-free plasticizers, to develop a portfolio of bio-succinic-based phthalate-free plasticizers that can exceed the performance of general purpose plasticizers at competitive prices. Arlanxeo has begun to market a range of succinic acid based plasticizers, under the Uniplex brand.

We estimate the global addressable market for these various uses of bio-succinic acid is in excess of $2 billion.

Bio-based 1,4 Butanediol (BDO)

Succinic acid can be used to produce BDO.  The major uses of BDO are in the production of polyurethanes and PBT.  PBT is an engineering-grade thermoplastic that combines excellent mechanical and electrical properties with robust chemical resistance. The automotive and electronics industries heavily rely on PBT to produce connectors, insulators, wheel covers, gearshift knobs and reinforcing beams. We believe there is growing interest in the automotive industry to produce PBT and blends that are partially bio-based to enable automobile manufacturers to meet their sustainability goals. Based on information obtained from ICIS Chemical Business Magazine (August 27 – September 9, 2012), the global BDO market is estimated to be approximately $4 billion.

Tetrahydrofuran (THF)

Succinic acid can also be used to produce THF.  THF is used to produce spandex fibers and other performance polymers, resins, solvents and printing inks for plastics.  There is also growing demand in the apparel industry for renewable, bio-based spandex.  Based on information obtained from CEH Marketing Research Reports on Tetrahydrofuran published in October 2010 and March 2013, respectively, we estimate the global THF market to be approximately $2 billion.

Our Technology

Our proprietary technology platform combines industrial biotechnology and chemical catalysis to convert renewable feedstocks into chemicals that are cost-competitive replacements for petroleum-derived chemicals. We have distinct technologies:

•	the production of succinic acid through fermentation; and
•	the conversion of succinic acid into BDO and THF by catalyst assisted hydrogenation.

Succinic Acid Production

Our process is based on the fermentation of sugar using a proprietary yeast organism to produce bio-succinic acid. Following separation and purification, bio-succinic acid, in its finished form, is a white crystal that physically resembles table salt.

In 2010 we signed a license with Cargill granting us exclusive rights to their yeast platform for the production of bio-succinic acid that could offer lower capital costs and lower operating costs. Cargill had developed a proprietary yeast host that is very robust and capable of thriving in harsh fermentation conditions, including high tolerance to organic acids such as succinic acid, high tolerance to low pH, physical robustness to heat, agitation and processing, high glycolytic rates and the ability to grow in a simple medium with inexpensive nutrients. Cargill has a patent portfolio to protect its yeast platform.

Our yeast produces succinic acid at a very low pH, so that there is no base added during the fermentation. This results in reduced energy consumption and a simplified purification process. Our yeast also gives us the ability to use larger, less complex fermenters relative to a bacteria, leading to lower capital intensity and operating costs.  Our Sarnia plant operates with our yeast. Since we began operations in the Sarnia facility in the fall of 2015, we have consistently achieved our performance targets with respect to our yeast’s yield on sugar, productivity and production quantity.  We are continuing to improve our yeast to further enhance its performance, thereby further reducing the cost of production and the capital intensity of future plants.

1,4-BDO / THF Production

We plan to utilize catalyst technology licensed from Davy to transform our bio-succinic acid into BDO and THF. The process involves passing the methyl ester form of our bio-succinic acid and hydrogen gas into a fixed bed reactor over a heterogeneous catalyst, converting the bio-succinic acid into a mixture of BDO and THF.  These outputs are then distilled to separate, purify and recover the high quality BDO, and THF. Our bio-succinic acid has been tested and validated in Davy’s pilot plant to assure performance and quality, and the Davy license provides performance guarantees for process economics (yields, catalyst and utility consumption, recovery of final product) and final product quality.

Technology Partnerships

We have developed our technology platform through open innovation—using partnerships and licenses to access the best available technologies, facilities and know-how. We have complemented these third party contributions with in-house development efforts, integrating the whole into a competitive platform. The use of open innovation has reduced the capital and operating costs of development and accelerated our development efforts.

Cargill

In April 2010, we entered into a commercial license agreement with Cargill pursuant to which Cargill granted us an exclusive, worldwide, royalty bearing license. We agreed to pay Cargill a royalty based on net sales of our products, but in no event less than a minimum annual royalty payment if we wish to maintain our exclusive license. If royalties based on net sales are below the minimum annual royalty payment, we can elect to pay the difference. If we elect not to pay the difference in any one year, Cargill may transform the exclusive license granted to us under the agreement to a non-exclusive, worldwide license. This is a long-term agreement that renews automatically.

In May 2012, we secured an exclusive, worldwide, royalty-bearing license from Cargill to use certain patents that cover Cargill’s yeast for the production of adipic acid. In addition to the license, we were granted the option to further develop Cargill’s yeast so that it can consume ligno-cellulosic and non-food feedstocks to produce bio-succinic acid or bio-adipic acid.

Johnson Matthey Davy Technologies

In December 2014, we entered into a license agreement with Davy. We intend to use the technology licensed from Davy in our second North American facility, which would use bio-succinic acid as the feedstock to produce 70,000 MT of BDO and 24,000 MT of THF. We also secured the right to license the Davy technology for two additional BDO/THF plants. We also entered into an engineering agreement with Davy in relation with the license agreement, under which Davy provided a complete basic engineering package for converting bio-succinic acid to BDO and THF, along with the provision to supply certain pieces of equipment and the catalysts needed to operate the plant.  Davy will also provide on-site construction and commissioning support, and performance guarantees for the subsequent operation of the plant as part of its technology license to us.

National Research Council of Canada

We have partnered with the NRC, the Government of Canada’s premier organization for research and development, and with the INRS, a Canadian university dedicated to fundamental and applied research, to develop an organism that can consume methanol or methane for the production of bio-succinic acid. We began this work in November 2012. The work led to the production of one PCT and one US patent application. We proved that we can engineer a specific microorganism to produce bio-based succinic acid using biogas or methane but more research will be required to design a cost-effective process.

Intellectual Property

Our success depends in part upon our ability to obtain and maintain protection for our proprietary technologies and to operate without infringing the intellectual property rights of others. We primarily protect our intellectual property in Canada, the United States, Europe and certain other jurisdictions through a combination of (i) patents and patent applications for our inventions; (ii) trademark protection on our product names; and (iii) trade secret protection where we deem appropriate. We also seek to ensure a competitive position through several partnerships, joint development and joint venture agreements.

We own or have rights in patents and patent applications directed to various aspects of our business. Our licensing agreement with Cargill gives us access to four existing patent families covering topics such as methods and materials for the production of organic products including organic acids using genetically-modified yeast species to fermentation process optimization. Patents resulting from these four patent families are scheduled to expire from 2019 to 2026.  Our collaboration with Cargill has also generated three international patent applications licensed to us or owned by us that are directed to the production of succinic acid.  Patents, if granted on these patent applications, would expire in 2031 to 2033.

With regard to the purification of bio-succinic acid and other dicarboxylic acids produced by fermentation, we own three U.S. patents, nine granted patents in Europe and other countries directed to processes for producing succinic acid, adipic acid and other di-carboxylic acids, or their ammonium salt forms from fermentation broths.  These patents are set to expire in 2031 onwards. For BDO and THF production, we entered into a technology license with Davy.  This licensing package will enable us to construct and operate a facility that can produce 70,000 MT of BDO and 24,000 MT of THF annually. We have also secured the right to license that same technology for two additional BDO/THF plants.

For the conversion of bio-succinic acid to BDO, we also own patents and patent applications in various countries including U.S., Europe, Canada and other countries.  These patents and patent applications are directed to the conversion of bio-succinic acid to BDO. These patents and applications are scheduled to expire in 2031. In addition, we own an international patent application, U.S. patent applications, and corresponding patent applications in Europe, Canada and other countries that are directed to the conversion of bio-succinic acid into other compounds including diaminobutane, succinic dinitrile, succinamide and pyrrolidones. If granted, these patents would expire in 2031. We also own or have rights in patents and patent applications directed to the use of succinic acid and succinic acid salts.  For example, we own a U.S. patent and a Canadian patent directed to de-icing compositions. These de-icing patents are scheduled to expire in 2029.

We have negotiated standstill and non-assertion agreements with two companies, Reverdia and MCC, whereby these companies have agreed not to claim any patent infringement against our succinic acid technology in return for a running royalty on our bio-succinic acid sales.  These agreements are not an admission of infringement on our part, and they do not give us the right to practice these companies’ technologies.  We entered into these agreements in furtherance of our strategy to seek full freedom-to-operate in the production of bio-succinic acid.

We have sought protection for the BioAmber logo and composite trademark (name & logo) in association with chemicals used for industrial purposes, namely, organic acids, di-functional alkanes, organic salts and derivatives. We have sought protection in the United States, China, Japan, South Korea, European Union, Switzerland, India, Mexico, Turkey, Canada, Thailand, Taiwan and Brazil.

We also protect our proprietary information through written agreements. Our employees, consultants, contractors, partners and other advisors are required to execute nondisclosure and assignment of invention agreements upon commencement of employment or engagement. In addition, we protect our proprietary information through written confidentiality agreements with outside parties who may be exposed to confidential information.

Our Feedstock Strategy

Our yeast can use a range of renewable feedstocks as a source of fermentable “sugars”, including glucose (also called dextrose) from corn, wheat, tapioca and other starch and cellulose sources, sucrose (also called sugar) from cane, beets or sorghum and biomass sugars containing significant quantities of glucose, derived from agricultural and forestry waste. Given the relatively small quantity of fermentable sugars that we require to produce bio-succinic acid, we have initially sourced commercially available dextrose syrup for our facility in Sarnia, which we believe to be the most cost competitive source of fermentable sugars today in North America. We have entered into a multi-year glucose supply agreement with a leading producer that operates several glucose production plants in North America. As biomass sugar technologies mature and become commercially available at competitive prices, our plan is to also source them for the production of our chemicals (feedstock hedging and diversification).

We expect to sign shortly a supply agreement with Comet, a Canadian based company producing biomass sugars. The supply agreement provides us with high-purity glucose that would be produced in Comet’s planned commercial facility in Sarnia, Ontario. The glucose would be produced from agricultural residues using Comet’s innovative extraction technology.  The agreement also requires Comet to supply glucose to our future manufacturing facilities and provides us with certain exclusive rights in the fields of succinic acid, BDO and THF.  We also made a small equity investment in the amount of $412,434 (CAD$500,000) in Comet, and our former CEO, Jean-Francois Huc, is a member Comet’s board of directors.  We had tested several biomass sugars and we believe that today, Comet offers glucose that is on par with corn dextrose in terms of quality and price. Comet had proven this by operating a large demonstration plant in Italy. We recognize the growing need to focus the food chain on human nutrition, and to use sustainable, non-food, sources of biomass to produce chemicals and materials. As such, we plan to move to biomass derived sugars as they become commercially available and economically viable. We are pursuing three strategies to achieve this goal: (i) assist Comet with its scale up and source the sugars they eventually produce for bio-succinic acid production in our Sarnia facility; (ii) license Cargill’s lignocellulosic technology and incorporate it into our yeast, so that the yeast can consume C5 sugars derived from lignocellulose; and (iii) develop a next-generation organism that can consume methanol or methane as the source of carbon to produce succinic acid. This would allow us to use alternative feedstock such as syngas.  This work is ongoing through our research collaboration with the NRC.

Our Approach to Sustainability

We are committed to managing our economic, social, environmental and ethical performance through sustainable business practices. We have completed a life cycle analysis for our facility in Sarnia that indicates that no carbon dioxide equivalent (greenhouse gases) is emitted per kilogram of our bio-succinic acid produced, making our process carbon neutral. This is significantly less carbon emission intensive than the current petrochemical process for making succinic acid, in which 7.1 kilograms of carbon dioxide equivalent are emitted per kilogram of succinic acid produced. This represents a 100% reduction in greenhouse gases for our bio-succinic acid process, relative to the current petrochemical process for making succinic acid. The life cycle analysis also indicates that our facility in Sarnia consumes 64% less energy than the current petrochemical process.

Manufacturing Operations

Sarnia, Ontario(front view of the Sarnia facility)

Our facility in Sarnia, Ontario is on a land that we own and is located within a bio-industrial park. The site is co-located in a large petrochemical hub with existing infrastructure that facilitates access to utilities and certain raw materials and finished product shipment, including steam, electricity, cooling water and water treatment. The facility has a nameplate capacity of 30,000 MT of bio-succinic acid per year and we started commercial scale production in October 2015. We anticipate that this facility will have ramped up to full capacity by 2018. Historically, the Sarnia facility has been operating at between 30% and 50% capacity. We have not identified major capex requirements to ramp-up production to 100%. Fermentation has already demonstrated capacity to operate at design capacity. We are slowly increasing production rates and debottlenecking minor items in the purification. As we ramp up the plant to full capacity, we expect to keep identifying new areas that will require adjustments, but we have not found any major problem as of today and therefore expect that reaching full capacity by 2018 is achievable.

The plant has received ISO 9001 (for its quality management system), ISO 14001 (for its environmental management system), OHSAS 18001 (for its health and safety management system) and FSSC 22000 certification (for its food safety management system). These certifications were granted by accredited certification bodies following audits of the Sarnia plant in the fourth quarter of 2015 and were renewed in 2016.

In November 2011, we entered into a joint venture agreement with Mitsui to finance and build and operate our facility in Sarnia, Ontario through BioAmber Sarnia, a joint venture 70% owned by us and 30% owned by Mitsui. In 2016, Mitsui agreed to provide BioAmber Sarnia with an additional capital contribution of CAD$25 million, which increased Mitsui’s aggregate capital contribution to CAD$66.1 million and share ownership to 40%. We have retained effective operational control of BioAmber Sarnia.

(Side view of the Sarnia Facility)

Additional Planned Manufacturing Facilities

We plan to build a second integrated manufacturing facility that will produce approximately 200,000 MT per year of bio-succinic acid and then transform a majority of the bio-succinic acid into 70,000 MT per year of BDO and 24,000 MT per year of THF, along with 60,000 MT per year of crystalline succinic acid. We have signed a 15 year offtake agreement with Vinmar for 100% of the BDO and THF output.  On December 22, 2016, we entered into an amendment to this offtake agreement with Vinmar for BDO and THF which extended the deadline for achieving the financial close to December 31, 2018.  We have also signed an offtake agreement with Vinmar for a portion of the bio-based succinic acid production.  The annual volume of the offtake agreement will be agreed between the parties prior to the financial close of the plant.  Vinmar plans to take a 10% equity stake in the plant. We are actively seeking other minority equity partners for this facility, as well as government support in the form of low interest loans or loan guarantees.  On December 22, 2016, we entered into an amendment to this offtake agreement for bio-succinic acid, which terminated the portion of the offtake agreement related to our Sarnia facility in connection with entering into our non-binding letter of intent with CJCJ, pursuant to which such termination is a requirement of the definitive agreements contemplated by the non-binding letter of intent. In addition, our joint venture partner Mitsui has taken a more active role in the commercialization of bio-succinic acid in Asia following the amendment of our joint venture agreement with Mitsui in the spring of 2016. Mitsui has informed us, and we believe, that the continuation of the Vinmar arrangement has resulted in channel conflict and presented difficulty for Mitsui to develop the market for bio-succinic acid in Asia in parallel with Vinmar’s efforts. We believe that such channel conflict would be exacerbated as CJCJ begins to sell bio-succinic acid in China and Korea as part of its pre-marketing efforts for our proposed China joint venture.  In our original agreement, the second and third bio-succinic acid plants had December 31, 2016 and December 31, 2019 deadlines respectively for achieving a financial close. The amendment extended the deadlines for achieving the financial close of the second and third plants to December 31, 2018 and December 31, 2020, respectively. The amendment also removed the predefined production volume and offtake for the second and third bio-succinic acid plants. Vinmar and BioAmber must now agree to the bio-succinic acid capacity and offtake volume of plants two and three, taking into account global supply and demand dynamics. The failure of the parties to agree would allow either party to terminate the portion of the offtake agreement related to the plant in question.

Based on current estimates and assumptions, we expect this second North American manufacturing facility to have construction costs of approximately $500 million, and the plant would be in operation by 2020 assuming we achieve a financial close in late 2017.  We are seeking to finance 70% of the capital cost through project level debt.   In the fall of 2016 we announced an important milestone in our application for a $360 million loan guarantee from the U.S. DOE.  The U.S. DOE’s Loan Program Office (LPO) administers a four phase process under the Title XVII Innovative Clean Energy Projects loan guarantee program.  This program finances innovative renewable energy and efficient energy projects.   We had successfully completed the first two phases of the process and were selected for the next phase in which we have engaged the LPO in the negotiation of terms and conditions of the potential loan guarantee, and we have been working with the LPO to validate the engineering, environmental, market and financial information that we had submitted in the previous phases.  We have also been engaged with Canadian federal and provincial agencies in a similar process to secure low interest loans to build the plant in Sarnia Ontario, rather than the U.S.

We have also signed a non-binding letter of intent with CJCJ.   Under the terms of the agreement, we plan to establish a joint venture with CJCJ in China to produce up to 36,000 MT of bio-succinic acid annually and sell the output in Asia.  CJCJ would incur all capital costs required to retrofit an existing fermentation facility in China, including the capital needed during commissioning and startup, and production would begin in the first quarter of 2018.   CJCJ would own 65% of the joint venture and we would own 35%. Based on our current estimate and assumption, we expect that this joint venture will allow us to rapidly and effectively penetrate the Chinese market for succinic acid.

Research and Development

As of December 31, 2016, we had an internal team of 30 scientists and engineers that were employed by us, 12 of whom work within our research and development department and 18 within our operations department (laboratory employees). We also work with partners, including Cargill, to accelerate time to market and leverage existing know-how and infrastructure. Our technology development was initially focused on capabilities in fermentation engineering, analytical chemistry and molecular biology.

Our net research and development expenditures were approximately $7.2 million, $20.3 million and $15.1 million for the years ended December 31, 2016, December 31, 2015 and December 31, 2014, respectively.

Competition

We compete with petro-based succinic acid manufactured by established companies, including Kawasaki Kasei, Nippon Shokubai, and numerous Chinese producers including Anqing Hexing Chemical Co. Ltd., and Anhui Sunsing Chemicals Co., Ltd.  In addition, we compete against other companies producing bio-based succinic acid, though these companies operate demonstration scale plants that are smaller than our Sarnia facility. These competitors are PTT Global Chemical, owner of Myriant Corporation, Reverdia, a collaborative venture between DSM and Roquette Frères S.A., and Succinity, a collaborative venture between BASF and Corbion.

We believe that the primary competitive drivers include:

•	the ability to use yeast as opposed to a bacterium in the production of bio-succinic acid;
•	technology performance, including overall yields and fermentation productivity relative to our bio-based competitors;
•	price and production costs relative to both bio-based and petroleum-derived suppliers of our products;
•	capital requirements and access to capital, particularly in relation to our bio-based competitors;
•	feedstock (sugar) flexibility;

•	location and size of production facilities, which dictate raw material and utility prices and the economies of scale that can be achieved for capital expenditures, labor and maintenance;
•	the ability to rapidly scale-up production to large scale, produce meaningful volumes and offer customers reliable supply in qualified facilities; and
•	the purity and quality of our products.

We believe we compete favorably with respect to all of these drivers. With our yeast and our simple purification process, we are confident that we are a cost competitive producer of high quality bio-succinic acid relative to both our bio-based competitors and existing petroleum producers. In addition to our technology advantage, we believe the size of our Sarnia plant also provides a cost advantage in terms of depreciation and fixed operating costs, given that our bio-succinic competitors operate plants that are less than half our annual capacity, and in the case of DSM-Roquette and Purac-BASF, one third the size of Sarnia. The location of our plant also provides us with lower cost sugars and energy than in Southern Europe, where the DSM-Roquette (Italy) and Purac-BASF (Spain) plants are located.

Our first-to-market leadership in bio-succinic acid provides us with a lead-time advantage that we have leveraged to secure customer relationships, enter into contractual agreements and establish partnerships for new succinic acid applications and derivative products. However, our competitors include large chemical companies that are better capitalized, with larger research and development departments and budgets, and well-developed distribution systems and networks for their products. These companies have relationships with our potential customers and have sales and marketing programs in place to promote their products.

With respect to our BDO/THF, we believe we will be cost competitive with petroleum derived processes.  We calculate that our technology to produce BDO will require approximately 20% less capital than the n-butane-based process.   Given the competitive cost structure of our bio-succinic acid, which will serve as the starting material for the production of BDO/THF in our integrated production plants, we project that our full cost for BDO and THF will be situated in the bottom third of the cost stack for existing worldwide capacity.

We also believe that we will be cost competitive with other bio-based routes to BDO due to the high yield on sugar that we gain from converting sugar to succinic acid. Our integrated process involves two steps: fermentation of sugar to produce succinic acid, followed by the catalytic conversion of succinic acid to BDO, as opposed to a single step production that other companies, such as Genomatica, achieve by directly fermenting sugar to BDO. However, sugar is a significant component of variable cost in both processes, and the theoretical yield for the Genomatica one-step process requires roughly 50% more sugar than the theoretical yield of our two-step process. The term “theoretical sugar yield” with respect to these processes refers to the quantity of sugar obtained from the complete conversion of a feedstock in a chemical reaction under ideal conditions with perfect efficiency. Real-life processes inevitably incur processing losses and produce small quantities of by-products that reduce the overall yield on sugar, so that the actual yields are inferior to theoretical yields. Because there is approximately 24% weight loss during the conversion of bio-succinic acid to BDO due to the production of water, the theoretical sugar yield for BDO production is 85%, which is approximately 50% higher than the theoretical sugar yield for direct fermentation to BDO.

Regulatory Overview

We are subject to various international, federal, state and local regulatory laws, rules and regulations, including those relating to pollutant discharges into the environment, the management of hazardous materials, the protection of endangered species and the health and safety of our employees. For example, in the United States, the Occupational Safety and Health Act and analogous state laws and regulations govern the protection of the health and safety of employees. The Clean Air Act and analogous state laws and regulations impose obligations related to emissions of air pollutants, including greenhouse gases. CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act) and analogous state laws and regulations govern the clean-up of hazardous substances. The Water Pollution Control Act, also known as the Clean Water Act, and analogous state laws and regulations govern discharges into waters. The TSCA and analogous state laws and regulations impose requirements on the production, importation, use and disposal of chemicals and genetically modified microorganisms.

In Canada, similar regulatory programs exist under the Canadian Environmental Protection Act (CEPA 1999). In particular, a regulatory program similar to TSCA requires that Environment Canada approve the manufacture of any chemical not already included on the Domestic Substances List (DSL). We obtained the approval from Environment Canada with respect to the use of our yeast in 2013. If Environment Canada were to require any of our future products to undergo extensive testing, which we currently do not anticipate, securing approval to manufacture such products would potentially be subject to significant delays or costs. In the European Union, we are subject to a chemical regulatory program known as REACH (Registration, Evaluation, Authorization, and Restriction of Chemical Substances). Under REACH, we are required to register our products with the European Commission. The registration process requires the submission of information to demonstrate the safety of chemicals as used and could result in significant costs or delay the manufacture or sale of our products in the European Union. BioAmber’s bio-based succinic acid has been approved under REACH.

In addition, we are or will be required to obtain, maintain or file various approvals, permits, licenses, registrations, certifications, intents to manufacture, environmental assessments and other requirements, such as air emission and water discharge permits, construction permits and boiler licenses. Such laws, regulations and permit conditions can result in substantial liabilities and the potential for permit revocations and plant shutdowns in the event we fail to comply with the applicable law, regulation or permit condition. The development of new processes, manufacture of new products using our processes, commercial sales of products produced using our processes, as well as geographic expansion, and in particular international expansion, will subject us and our industry partners to additional regulatory laws, rules and regulations. Finally, as we enter new markets such as the food, feed or cosmetic industries, we will be required to follow specific rules and regulations for these new applications.

The construction and operation of our production plants require obtaining permits and other approvals in various jurisdictions. For example, the production plant in Sarnia, Ontario, Canada required Certificates of Approval from the Ministry of Environment, an Environmental Assessment under the Canadian Environmental Assessment Act, approval of the organism under the Canadian Environmental Protection Act (CEPA 1999) and planning, construction, building, occupancy and fire permits from the City of Sarnia. Similar requirements are anticipated to apply in other countries where production plants are or may be planned. As a condition to granting the permits and other approvals, regulators could make demands that increase our construction and operating costs and result in the need to procure additional financing. Failure to obtain and comply with all applicable permits and other approvals could halt construction and subject us and our partners to future claims. We therefore cannot guarantee procurement or compliance with the terms of all permits and all other approvals needed to complete, and later continue to operate, our and our partners’ production plants. In addition to actual plant operations, liabilities could arise from investigation and clean-up of environmental contamination at our and our partners’ production plants. We and our partners may also be subject to third-party claims alleging property damage or personal injury due to the release of or exposure to hazardous substances.

In addition, new laws, new regulations, new interpretations of existing laws or regulations, future governmental enforcement of environmental laws or other developments could result in significant expenditures. For example, in 2009, the United States Environmental Protection Agency announced its “Essential Principles for Reform of Chemicals Management Legislation” and in April 2011, the Safe Chemicals Act of 2011 was introduced in the United States Congress. This bill would amend TSCA to be more like REACH and require safety testing of all industrial chemicals and could result in the need to disclose confidential business information relating to chemical safety. We are monitoring this and other legislative and regulatory developments. Any failure by us or our industry partners to comply with applicable regulatory rules and regulations could harm our reputation as well as our business, financial condition and operating results. In addition, regulatory approvals, registrations, permits, licenses, certifications and other requirements may be denied or rescinded resulting in significant delays, additional costs and abandonment of certain planned activities or require us to engage in costly and time consuming efforts to remediate. Compliance with applicable regulatory rules and regulations can be costly and time consuming.

Employees

As of December 31, 2016, we had 86 full-time employees. Of these employees, 12 were engaged in research and development and engineering, four were engaged in sales and marketing, 17 were engaged in general and administrative activities and 53 were engaged in operational activities including engineering. Seventy-one employees are based in Canada, 13 are based in the United States and the remaining two employees are located in Europe. We have never experienced any employment-related stoppages and we consider our employee relations to be good.

Financial Operations Overview

Highlights of 2014

Vinmar take-or-pay for 100% of BDO plant output

We have signed a binding 15-year offtake agreement for BDO and THF with Vinmar, under which Vinmar has committed to purchase 100% of the BDO and THF produced in our next plant, a plant with a planned capacity to produce approximately 200,000 MT per year of bio-succinic acid and then transform a majority of the bio-succinic acid into 70,000 MT per year of BDO and 24,000 MT per year of THF, along with 60,000 MT per year of crystalline succinic acid.

Second Vinmar take-or-pay for second and third succinic acid plant

We have signed a second offtake agreement in July 2014 with Vinmar that covers the bio-succinic acid portion of our second plant, which will have an annual nameplate capacity of 60,000 MT per year of bio-succinic acid, in addition to the BDO and THF capacity. The annual production capacity of bio-succinic acid products, as well as the timing of construction and commissioning with respect to such second plant, will be agreed between the parties. Vinmar has also committed to offtake 150,000 MT of the production from our third plant, which has a planned nameplate capacity of 200,000 MT per year.  The annual production capacity of bio- succinic acid products, as well as the timing of construction and commissioning with respect to such third plant, will also be agreed between the parties.

PTT MCC Supply Agreement

We entered into a three year supply agreement with PTT MCC Biochem, a joint venture between PTT Public Company Limited and MCC that was established to produce and sell PBS, a biodegradable plastic made from succinic acid and BDO. The PTTMCC PBS plant in Thailand is expected to consume approximately 14,000 MT of succinic acid per year at full capacity. This supply agreement provides that we will exclusively supply a minimum of 80% of PTTMCC’s total bio-succinic needs until the end of 2017, with approximately 50% of the total purchases under take-or-pay terms.

Amended Joint Venture with Mitsui

We signed an amended and restated joint venture agreement with Mitsui. The amendment contained several provisions designating each party’s rights and obligations with respect to funding, construction and operation of the 30,000 MT bio-succinic acid per year facility in Sarnia. Mitsui invested an additional CAD$9.0 million and CAD$18.0 million on January 29, 2014 and August 15, 2014, respectively, maintaining its 30% ownership.

Loan from Agriculture Canada

BioAmber Sarnia entered into a repayable contribution agreement in the form of a non-interest bearing loan, with the Minister of Agriculture and Agri-Food of Canada in the amount of CAD$10 million for the AgriInnovation Program. The proceeds were fully received in 2015.

Comerica Bank, Export Development Canada and Farm Credit Canada Senior Secured Term Loan

BioAmber Sarnia signed a loan agreement with a financial consortium, comprised of Comerica Bank, Export Development Canada and Farm Credit Canada, for a senior secured loan in the principal amount of CAD$20.0 million. The proceeds were received in May 2015.

Additional grant from SDTC

BioAmber Sarnia secured a CAD$7.0 million increase in the initial grant of CAD$7.5 million from SDTC pursuant to a contribution agreement dated November 29, 2011.

Public Offering of Common Stock

We closed a follow-on public offering of shares of our common stock in which we issued 2,800,000 shares of common stock, at an offering price of $12.00 per share, with an option for the underwriters to purchase an additional 420,000 shares of common stock at the same price, less underwriting discounts and commissions. The underwriters subsequently exercised this option in full, which closed on July 24, 2014. We received $36.0 million in net proceeds from the offering, net of fees, expenses and underwriting discounts.

 Repayment of HTGC loan

On December 17, 2014, we voluntarily paid off the outstanding balance and terminated our loan agreement with HTGC. The payoff amount of $22.4 million included the outstanding principal amount of $19.2 million, an end of term charge of $2.9 million, a prepayment fee of $192,000, accrued interest of $123,000, and other legal fees.

TCP loan

On December 17, 2014, we entered into a loan and security agreement with funds managed by TCP, for a senior secured term loan of $25 million for general corporate purposes.

We operated a large-scale demonstration facility in Pomacle, France until December 31, 2014 and were building our first commercial facility in cooperation with Mitsui in Sarnia, Ontario.

Highlights of 2015

Sarnia Operations

We commenced commercial operations in October 2015, and started commercial operations in the fourth quarter of 2015 at our first commercial facility in Sarnia, Ontario in cooperation with Mitsui.

Public Offering of Common Stock

On May 6, 2015, we completed the closing of a follow-on public offering and issued 3,900,000 shares of common stock, at an offering price to the public of $9.00 per share. The gross aggregate proceeds from this follow-on public offering were approximately $35.1 million, with net proceeds of approximately $32.8 million, after deducting underwriting discounts and commissions and expenses payable by us.

Partial repayment of TCP loan

On December 16, 2015, we entered into an amendment to our TCP loan agreement, with funds managed by TCP, to prepay approximately $12.5 million of the outstanding principal amount of the loan, bringing the outstanding principal balance of the loan to $10.0 million as of that date.

Davy license and engineering agreement

We entered into a license agreement with Davy at the end of 2014 for our planned 100,000 MT per year capacity plant that uses bio-succinic acid as the feedstock to produce 70,000 MT of BDO and 24,000 MT of THF. We also secured the right to license the Davy technology for two additional BDO/THF plants and entered into an engineering agreement with Davy in relation with the license agreement, under which Davy provides a complete basic engineering package for converting bio-succinic acid to bio-BDO and bio-THF, along with certain pieces of equipment and the catalysts needed to operate the plant and on-site construction and commissioning support, and performance guarantees for the subsequent operation of the plant. In 2015, we incurred a total of $3.1 million in license fees and a total of $3.2 million in engineering fees, recorded under intangible assets and property and equipment respectively, in the consolidated balance sheets.

Termination of DuPont license

On April 20, 2015, we elected to terminate our license with DuPont for their BDO catalysts as a result of the decision to pursue the BDO technology licensed from Davy. As a result, the carrying value of the DuPont license of $1.1 million was written-off.

Highlights of 2016

Mitsui additional capital contribution

On February 15, 2016, we, together with our subsidiaries BioAmber International and BioAmber Sarnia, entered into a second amended joint venture agreement with Mitsui pursuant to which Mitsui agreed to provide BioAmber Sarnia with additional capital contributions for an aggregate amount of CAD$25 million, which increased Mitsui’s share ownership to approximately 40%. As a result of Mitsui’s additional capital contribution, BioAmber Sarnia agreed to increase the size of its board of directors from five to six members, and we and Mitsui have the right to designate three members each.  All BioAmber Sarnia board decisions have to be approved by the affirmative vote of a simple majority of the BioAmber Sarnia board members, except that with respect to the following matters, we, as the controlling shareholder of BioAmber Sarnia, have a deciding vote and have the right to make a final decision: (i) the approval and any amendment to any annual budget, including capital expenditures required to maintain the plant in operation, (ii) the hiring and termination of BioAmber Sarnia personnel and their compensation, and (iii) the execution of any raw material or utility supply agreements that are needed in the ordinary course of business.  We also agreed that in the event that Mitsui’s equity stake in BioAmber Sarnia increases to above 45% in the future, we would no longer have the deciding votes described in the preceding sentence.

SDTC Grant

During the three months ended September 30, 2016, we received the SDTC grant holdback payment of CAD$1,451,365 following the achievement of the last SDTC milestone.

Bridging Loan

On September 9, 2016, we entered into a CAD$25 million demand non-revolving credit facility with Bridging Finance. The proceeds were used to repay in full the outstanding principal amount of our prior loan with TCP and the remainder will be used to fund general corporate expenses. On December 21, 2016, we entered into a letter agreement with Bridging Finance to waive the general security requirement. In connection with this waiver, we were required to pay a fee of CAD$375,000, in two equal installments: on December 15, 2016 and on January 15, 2017. The waiver also requires us to maintain a cash balance of the lesser of CAD$15.0 million or the outstanding balance under the credit facility. We have until February 7, 2017 to put in place the restricted cash, and are required to pay a daily fee of CAD$3,425, plus applicable taxes, commencing on December 7, 2016 until the cash balance obligation is met.

BDC Loan

On August 20, 2016, BioAmber Sarnia received the proceeds from its CAD$10 million loan between BDC and BioAmber Sarnia according to the binding letter of offer dated April 20, 2016.  The proceeds will be used to fund the working capital of BioAmber Sarnia’s facility, repayable starting October 15, 2017 continuing monthly until September 15, 2022.

Public Offerings of Common Stock

On January 21, 2016, we completed the closing of a follow-on public offering and issued 2,600,000 shares of common stock, at an offering price to the public of $5.00 per share. The gross aggregate proceeds from this public offering were approximately $13.0 million, with net proceeds of approximately $11.8 million, after deducting underwriting discounts and commissions and expenses payable by us.

On December 29, 2016, we completed the December 2016 Offering and issued 1,748,750 shares of common stock by way of a follow-on public offering in the U.S., at an offering price to the public of $4.00 per share. We estimate that the aggregate net proceeds to us from such U.S. follow-on public offering component of the December 2016 Offering to be $12.7 million after commission but before expenses payable by us. In addition, in connection with the December 2016 Offering, we completed the Offering and issued the Special Warrant at an issue price of $8,896,796 on a private placement basis in Canada. A full description of the Special Warrant can be found elsewhere in this prospectus under the heading “Description of Share Capital”. The exercise price of the 2011 Warrants and the Series 2 2009 Warrants were reduced following the completion of the December 2016 Offering, from $9.65 per share and $5.67 per share, respectively, to $8.97 per share and $5.47 per share, respectively. An additional 7,852 2011 Warrants at an exercise price of $8.97 per share and an additional 7,734 Series 2 2009 Warrants at an exercise price of $5.47 per share were issued following adjustments in the number of shares underlying the warrants that were triggered by this issuance. Moreover, the exercise price of the IPO Warrants was reduced from $5.00 per whole share of common stock to $4.00 per whole share of common stock, pursuant to the terms of such warrants.

Letter of Intent with CJCJ

On December 16, 2016, we entered into a non-binding letter of intent with CJCJ. Until December 31, 2017, we and CJCJ have entered into an exclusivity period in which we may not discuss, evaluate or enter into binding or non-binding agreements with any third parties in connection with a retrofit of an existing fermentation facility to produce bio-succinic acid using our low pH technology or to build new bio-succinic acid capacity in China or South Korea. Similarly, CJCJ may not discuss, evaluate or enter into binding or non-binding agreements in connection with the research, development, manufacture or marketing of bio-succinic acid. Under the terms of the agreement, we and CJCJ plan to establish a joint venture in China to produce up to 36,000 MT of bio-succinic acid annually and commercialize the output in Asia.

The letter contemplates the retrofitting of an existing CJCJ fermentation facility with our succinic acid technology. CJCJ would incur all capital costs required to retrofit its fermentation facility, including the capital needed during plant commissioning and start-up, and production is expected to begin in the first quarter of 2018. The joint venture could subsequently expand production capacity through debottlenecking and/or additional investment. CJCJ is expected to own 65% of the joint venture and we are expected to own 35%. The joint venture would pay us a technology access fee for our bio-succinic acid technology, and pay CJCJ a tolling fee for producing bio-succinic acid on its behalf. The joint venture is subject to certain conditions, including technical and commercial due diligence, with the definitive agreements expected to be signed by July 2017. There is no guarantee that we are able to enter into definitive agreements for this collaboration on the terms contemplated in the letter of intent or at all.

Non-Assertion Agreement with Mitsubishi Chemical Corporation

On December 21, 2016, we entered into a non-assertion agreement with MCC. MCC has agreed not to assert certain of its intellectual property rights in the fields of polyester polyol, polyurethane and bio-succinic acid and, to the extent that any third parties have any right to enforce such intellectual property rights, MCC has agreed to cause such third parties to not assert such rights. Pursuant to this agreement, we can sell bio-based succinic acid to customers in the fields of polyester polyols and polyurethane without risk to us or our customers of litigation from MCC. The agreement has a geographic scope limited to Europe and North America in the case of polyester polyols and polyurethane, and is global in scope for bio-succinic acid. We have agreed to pay MCC an upfront fee of $1.1 million, with $600,000 payable on December 31, 2016 and $500,000 payable on March 31, 2017. Additionally, we have agreed to pay MCC a royalty based on our bio-succinic acid sold within the scope of this agreement. If we oppose or take action against any of the MCC intellectual property rights, MCC may terminate the agreement. The royalty will have a minimum annual amount due, irrespective of the quantity sold, and will be considered fully paid up at the latest on the 10th anniversary of the agreement, or earlier if the annual royalty payments exceed the minimum annual royalty fee. The agreement, unless terminated earlier in accordance with its terms, will remain in force until the date on which the last of the patents expire, are abandoned or are revoked.

Amendments to Vinmar Offtake Agreements

On December 22, 2016, we entered into an amendment to our Master Product Offtake Agreement for Bio-Butanediol with Vinmar in connection with our plans to construct a commercial-scale manufacturing facility producing BDO and THF. In our original agreement the BDO/THF plant had a December 31, 2016 deadline for achieving a financial close. The amendment extended the deadline for achieving the financial close to December 31, 2018.

On December 22, 2016, we also entered into an amendment to our Master Product Offtake Agreement for Bio-Succinic Acid with Vinmar, in connection with our Sarnia facility and two future bio-succinic acid facilities. The amendment terminated the portion of the offtake agreement related to our Sarnia facility in connection with entering into our non-binding letter of intent with CJCJ, pursuant to which such termination is a requirement of the definitive agreements contemplated by the non-binding letter of intent. In addition, our joint venture partner Mitsui has taken a more active role in the commercialization of bio-succinic acid in Asia following the amendment of our joint venture agreement with Mitsui in the spring of 2016. Mitsui has informed us, and we believe, that the continuation of the Vinmar arrangement has resulted in channel conflict and presented difficulty for Mitsui to develop the market for bio-succinic acid in Asia in parallel with Vinmar’s efforts. We believe that such channel conflict would be exacerbated as CJCJ begins to sell bio-succinic acid in China and Korea as part of its pre-marketing efforts for our proposed China joint venture.

In our original agreement, the second and third bio-succinic acid plants had December 31, 2016 and December 31, 2019 deadlines, respectively, for achieving a financial close. The amendment extended the deadlines for achieving the financial close of the second and third plants to December 31, 2018 and December 31, 2020, respectively. The amendment also removed the predefined production volume and offtake for the second and third bio-succinic acid plants. Vinmar and BioAmber must now agree to the bio-succinic acid capacity and offtake volume of plants two and three, taking into account global supply and demand dynamics. The failure of the parties to agree would allow either party to terminate the portion of the offtake agreement related to the plant in question.

Highlights of 2017

Public Offerings of Common Stock

On January 27, 2017, we completed the closing of a follow-on public offering and issued 3,684,212 shares of common stock and 1,842,106 2017 Warrants, at a price to the public of $4.75 per fixed combination consisting of one share of common stock and associated 2017 Warrant.

We also granted the underwriters a 30-day option to purchase up to an additional 552,632 shares of common stock and/or 276,316 2017 Warrants, which they exercised in full on January 27, 2017. We estimate that the net proceeds from this offering (including the exercise in full of the option to purchase additional shares and 2017 Warrants, but assuming no exercise of the 2017 Warrants) to be approximately $18.6 million, after deducting underwriting discounts and estimated offering expenses payable by us.

Bridging Loan

On January 27, 2017, we paid off and terminated our demand non-revolving credit facility agreement with Bridging Finance. We repaid the CDN$25 million principal owed, as well as accrued and unpaid interest and fees. As a result of the repayment, Bridging Finance is required to terminate its security interest in the corporate level assets of BioAmber, according to the terms contained in the facility agreement.

Management Changes

On February 17, 2017, Jean-Francois Huc stepped down as our President and CEO and we appointed Fabrice Orecchioni, our COO, as President effective on February 20, 2017. Mr. Huc, who stepped down for personal reasons, will remain a member of our Board and will also assume an advisory role with our management team to help ensure a smooth transition.

On March 31, 2017, we announced the departure of Mario Saucier from his role of Chief Financial Officer effective March 28, 2017. Raymond J. Land, the current Chairman of the Board, has been appointed as our interim Chief Financial Officer effective March 28, 2017, until the identification of a permanent successor.

USE OF PROCEEDS

The gross proceeds payable to us from the sale of the Special Warrant pursuant to the Offering were $8,896,796. The estimated net proceeds received by us from the Offering (after deducting the U.S. Agent’s Fee of $444,840, and the estimated costs to for this Offering of $300,000) will be approximately $8.2 million. The subscription proceeds paid in respect of the Special Warrant are held in escrow by the Escrow Agent pursuant to the Escrow Agreement and will be released to us in accordance with the terms of the Escrow Agreement immediately upon the exercise or deemed exercise (in whole or in part) of the Special Warrant, failing which they shall be refunded to the holder of the Special Warrant. See “Plan of Distribution”. We will not receive any additional proceeds from the Offering upon the exercise or deemed exercise of the Special Warrant.

We have two key business objectives that we intend to accomplish in the next 12 months, being: (i) continue to ramp-up our Sarnia plant to full capacity in 2018, according to our current business plan, and (ii) enter into a joint venture agreement with CJCJ during the third quarter of 2017. The funds needed to accomplish these objectives will come from working capital.

As of December 31, 2016, we had negative working capital of $13.9 million, an accumulated deficit of $220.8 million and a net loss of $28.4 million for the year ended December 31, 2016. We also had negative operating cash flows of $37.6 million for the year ended December 31, 2016.

Our working capital as at March 31, 2017 is expected to be $3.3 million; however, our actual working capital as at such date will only be determined when our financial statements for the three months ended March 31, 2017 are finalized. We expect our cash requirements over the next four quarters to be $4.4 million for the three months ended June 30, 2017, $3.4 million for the three months ended September 30, 2017, $2.7 million for the three months ended December 31, 2017 and $3.5 million for the three months ended March 31, 2018, representing total net cash outflows for the twelve months ended March 31, 2018 of $14.0 million. Expected cash outflows for the twelve months ended March 31, 2018 are significantly lower than our cash outflows of $37.6 million for the twelve months ended December 31, 2016 because of (i) the non-recurring expenses from the commissioning and start-up activities of the Sarnia facility paid in early 2016 amounting to approximately $8.6 million, (ii) the expected sales increase from our Sarnia plant, where operations only started in the last quarter of 2015 (such expected sales increase contributing to gross margin of approximately $10.8 million), (iii) the interest expenses incurred by us of approximately $1.8 million related to the reimbursement of our corporate debts with TCP in September 2016 and with Bridging Finance in January 2017, and (iv) an amount of approximately $2.4 million related to the building-up of our inventory at the Sarnia plant over the course of 2016. Our expected cash requirements constitute forward-looking information. We are basing our expected cash requirements on the following assumptions: (i) research and development expenses compared to the prior year will be significantly reduced mainly due to a reduction in our research and development efforts as a result of our transition to a commercial company rather than a research and development company, and a reduction of the support provided by our research and development personnel in connection with the commissioning and start-up of our Sarnia plant, (ii) corporate expenses, including sales and marketing expenses and general and administrative expenses, will be consistent with those incurred in the previous months and in-line with our expected level of activities, (iii) no significant capital expenditures will be required, (iv) material costs associated with our lawsuit in the U.S. will be covered by our insurance, (v) our production level will continue to increase, with the goal to be operating at full capacity in 2018, resulting in a change to positive gross margin principally due to (a) an expected higher volume sold, (b) an expected increase of our selling price, (c) an expected reduction of our variable costs due to economies of operating at a higher throughput, and (d) expected additional revenues resulting from the sale of our co-products, and (vi) our sales will continue to increase as expected at our Sarnia plant, principally due to (a) certain customers being contractually committed to taking larger volumes in 2017 than in 2016, and (b) the completion of the qualification process of our products initiated during the course of 2016 by most of our customers. The reader is cautioned, however, that our actual cash requirements may differ materially from our expected cash requirements, in particular if our assumptions prove to be incorrect. See “Risk Factors – Risks Related to the Company and the Company’s Business” for commentary on our history of losses, the substantial difficulties in ramping up commercial operations at our facility, our limited sales to date, our dependence on limited customers and the challenges we face in developing our business.

We believe that our net cash outflows for the next 12 months will not be materially higher than $14.0 million. See “Management’s Discussion and Analysis – Overview – Liquidity and Capital Resources”.

We will use the net proceeds from the Offering to fund anticipated negative cash flow, for working capital and other general corporate purposes. Until we use the net proceeds of the Offering, we intend to invest the funds in short-term interest-bearing securities, including high interest savings accounts. We will undertake and be responsible for the investment of any unused net proceeds from the Offering.

SELECTED FINANCIAL INFORMATION

The following table sets forth selected consolidated financial information for the periods indicated. The selected financial information for the years ended December 31, 2016, 2015 and 2014 has been derived from our audited financial statements and accompanying notes prepared in accordance with U.S. GAAP and contained elsewhere in this prospectus.

The selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis” and the audited and unaudited financial statements and accompanying notes contained elsewhere in this prospectus. The selected consolidated financial information set out below may not be indicative of our future performance.

Consolidated Statements of Operations Data*:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
	(in thousands, except share and per share data)
Product sales	$8,272	$2,172	$1,543
Cost of goods sold excluding depreciation and amortization	13,667	2,613	6,044
Operating expenses
General and administrative	9,458	10,594	10,655
Research and development, net (1)	7,195	20,286	15,156
Sales and marketing	2,915	4,002	4,482
Depreciation of property and equipment and amortization of intangible assets	4,843	1,080	260
Impairment loss and write-off of intangible assets	—	1,141	—
Foreign exchange (gain) loss	(176)	984	151
Operating expenses	24,235	38,087	30,704
Operating loss	(29,630)	(38,528)	(35,205)
Amortization of deferred financing costs and debt discounts	3,312	1,079	292
Financial charges (income)(2)	(750)	1,589	11,789
Grant income	(4,047)	—	—
Gain (loss) on debt extinguishment	—	—	171
Equity participation in losses of equity method investments	—	1	—
Other income	200	(22)	(183)
Loss before income taxes	(28,345)	(41,175)	(47,274)
Income taxes	26	(4)	75
Net loss(2)	(28,371)	(41,171)	(47,349)
Net loss attributable to:
BioAmber Inc. stockholders(2)	(22,478)	(37,226)	(46,474)
Non-controlling interest	(5,893)	(3,945)	(875)
	(28,371)	(41,171)	(47,349)
Net loss per share attributable to BioAmber Inc. stockholders—basic (2)	$(0.78)	$(1.52)	$(2.32)
Weighted-average of common stock outstanding—basic	28,665,645	24,499,970	20,016,180
(1)	Research and development expenses include some costs of production related to product development and are net of research and development tax credits.
(2)

In the third quarter of 2015, we reclassified the Legacy Warrants from stockholders’ equity to liability, with changes in fair value recorded as non-cash financial charges (income) in our consolidated statements of operations and the impact from previous years recorded retrospectively to accumulated deficit. The reclassification was to correct the misapplication of an accounting principle in the third quarter of 2015 and to record the impact from previous years retrospectively. We assessed the impact of this adjustment in previous years to be immaterial.

Consolidated Balance Sheet Data (in thousands):

	As of December 31, 2016	As of December 31, 2015	As of December 31, 2014
Cash	$16,160	$6,974	$51,043
Working capital(1)	(13,883)	(18,838)	34,192
Total assets(1)	161,330	141,787	152,265
Long-term debt, including current portion(1)	52,331	38,790	37,456
Total liabilities(1)(2)	75,324	70,848	71,973
Accumulated deficit(2)	(220,768)	(198,290)	(161,064)
Stockholders’ equity(2)	48,491	46,355	56,076

Notes: *	Slight variations in totals due to rounding.
(1)

We adopted the ASU 2015-03 Simplifying the Presentation of Debt Issuance Costs, on a retrospective basis effective January 1, 2016 in the financial statements for the year ended December 31, 2016. In accordance with the adoption of this guidance, prior year amounts related to deferred debt issuance costs associated with long-term debt have been adjusted for the retrospective change in accounting principle. As of December 31, 2015 and 2014, we have reclassified $1.3 million and $175,000, respectively, of deferred financing costs associated with long-term debt in the consolidated balance sheet, against the long-term debt.

(2)

In the third quarter of 2015, we reclassified the Legacy Warrants from stockholders’ equity to liability, with changes in fair value recorded as non-cash financial charges (income) in our consolidated statements of operations and the impact from previous years recorded retrospectively to accumulated deficit. The reclassification was to correct the misapplication of an accounting principle in the third quarter of 2015 and to record the impact from previous years retrospectively. We assessed the impact of this adjustment in previous years to be immaterial.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The information included in this management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements and the notes contained elsewhere in this prospectus.

Overview

We are an industrial biotechnology company producing renewable chemicals. Our proprietary technology platform combines industrial biotechnology and chemical catalysis to convert bio-based feedstocks into renewable chemicals that are cost-competitive replacements for petroleum-derived chemicals are used in a wide variety of everyday products including plastics, resins, paints, food additives and personal care products. We currently sell our first product, bio-succinic acid, to customers in a variety of chemical markets. We produce bio-succinic acid at our facility in Sarnia, Ontario, pursuant to a joint venture agreement with Mitsui.

Succinic acid can be used to manufacture a wide variety of products used every day, including plastics, food additives and personal care products, and can also be used as a building block for a number of derivative chemicals. We believe that our low-cost production capability and our development of bio-succinic derived products including BDO and THF, which are used to produce polyesters, plastics, spandex and other products, will provide us with access to what we estimate to be an approximately $8 billion market opportunity.

Prior to the completion of our Sarnia facility, we manufactured our bio-succinic acid at a large-scale demonstration facility in Pomacle, France for five years, under a toll manufacturing arrangement pursuant to which we compensated a third party, including for labor costs and the cost of producing our product. We shipped commercial quantities to customers, such as shipments of one ton super sacks and container loads. We and our customers used the products produced at the facility as part of our efforts to validate and optimize our process and to continue to refine and improve our bio-succinic acid to meet our customers’ specifications. In preparation for transitioning our production from our Pomacle facility to our Sarnia facility, we accumulated a reserve inventory of our product, which was produced at a higher cost per MT of succinic acid than the expected cost of production at our Sarnia facility.

We are working to expand our accessible markets and product portfolio. We have entered into strategic relationships with several leading companies, such as our multi-year agreement with PTTMCC Biochem for bio-succinic acid and with Vinmar for BDO and THF. We have also entered into agreements with other companies for the supply of bio-succinic acid.

We have entered into technology partnerships to lower our production costs, expand our product portfolio and broaden our biochemical production platform. For example, we entered into a technology partnership with Cargill through which we exclusively license a proprietary yeast organism for use in our fermentation process to produce our products. We refer to the yeast organism that we have licensed from Cargill as “our yeast.” We have also established other technology licenses and collaborations, including with Davy for the conversion of our succinic acid into BDO and THF. Our business strategy is to leverage the value of our technology by building and operating production facilities around the world. Depending on our access to capital and third-party demand for our technology, we may also enter into technology licenses on an opportunistic basis.

We have entered into a joint venture agreement with Mitsui for our facility in Sarnia, Ontario, which has a nameplate capacity of 30,000 MT of bio-succinic acid per year. We started commercial scale production at our Sarnia facility in October 2015 and ramp-up to full production capacity is expected by 2018.

On May 9, 2013, we raised net proceeds of $71.7 million from the initial public offering of our equity securities. In July 2014, we completed a follow-on public offering and issued 3,220,000 shares of common stock, at a public offering price of $12.00 per share, for a total of approximately $36.0 million in net proceeds, after deducting underwriting discounts and commissions and expenses payable by us. On May 6, 2015, we completed the closing of a follow-on public offering and issued 3,900,000 shares of common stock, at an offering price to the public of $9.00 per share, for a total of approximately $32.8 million in net proceeds, after deducting underwriting discounts and commissions and expenses payable by us. On January 21, 2016, we completed the closing of a follow-on public offering and issued 2,600,000 shares of common stock, at an offering price to the public of $5.00 per share, for a total of approximately $11.9 million in net proceeds, after deducting underwriting discounts and commissions and expenses payable by us.

On December 29, 2016, we completed the December 2016 Offering and issued 1,748,750 shares of common stock by way of a follow-on public offering in the U.S., at an offering price to the public of $4.00 per share. We estimate that the aggregate net proceeds to us from such U.S. follow-on public offering component of the December 2016 Offering to be $12.7 million after commission but before expenses payable by us. In addition, in connection with the December 2016 Offering, we completed the Offering and issued the Special Warrant at an issue price of $8,896,796 on a private placement basis in Canada. A full description of the Special Warrant can be found elsewhere in this prospectus under the heading “Description of Share Capital”. The exercise price of the 2011 Warrants and the Series 2 2009 Warrants were reduced following the completion of the December 2016 Offering, from $9.65 per share and $5.67 per share, respectively, to $8.97 per share and $5.47 per share, respectively. An additional 7,852 2011 Warrants at an exercise price of $8.97 per share and an additional 7,734 Series 2 2009 Warrants at an exercise price of $5.47 per share were issued following adjustments in the number of shares underlying the warrants that were triggered by this issuance. Moreover, the exercise price of the IPO Warrants was reduced from $5.00 per whole share of common stock to $4.00 per whole share of common stock, pursuant to the terms of such warrants.

On January 27, 2017, we completed the closing of a follow-on public offering and issued 3,684,212 shares of common stock and 1,842,106 2017 Warrants, at a price to the public of $4.75 per fixed combination consisting of one share of common stock and associated 2017 Warrant.  We also granted the Underwriters a 30-day option to purchase up to an additional 552,632 shares of common stock and/or 276,316 2017 Warrants, which they exercised in full on January 27, 2017. We estimate that the net proceeds from this offering (including the exercise in full of the option to purchase additional shares and 2017 Warrants, but assuming no exercise of the 2017 Warrants) to be approximately $18.6 million, after deducting underwriting discounts and estimated offering expenses payable by us.

Sarnia Facility

Our first commercial-scale facility is on a land that we own and is located within a bio-industrial park in Sarnia, Ontario. The site is co-located in a large petrochemical hub with existing infrastructure that facilitates access to utilities and certain raw materials and finished product shipment, including steam, electricity, cooling water and water treatment. The facility has a nameplate capacity of 30,000 MT of bio-succinic acid per year and we started commercial scale production in October 2015.

The plant has received ISO 9001 (for its quality management system), ISO 14001 (for its environmental management system), OHSAS 18001 (for its health and safety management system) and FSSC 22000 certification (for its food safety management system).  These certifications were granted by accredited certification bodies following audits of the Sarnia plant in the fourth quarter of 2015.

In November 2011, we entered into a joint venture agreement with Mitsui to finance and build and operate our facility in Sarnia, Ontario through BioAmber Sarnia, a joint venture 70% owned by us and 30% owned by Mitsui. On February 15, 2016, we, together with our subsidiaries BioAmber International and BioAmber Sarnia, entered into Second Amended joint venture Agreement with Mitsui pursuant to which Mitsui provided BioAmber Sarnia an additional capital contribution for an aggregate amount of CAD$25 million, which increased Mitsui’s share ownership to approximately 40%.  We have retained effective operational control of BioAmber Sarnia.

The total construction cost of our facility in Sarnia was approximately $141.5 million, slightly above the initial estimated cost of $125 million +/- 10%, funded through capital contributions from us and from Mitsui, and interest free and low-interest loans and governmental grants.

Additional Planned Manufacturing Facilities

We plan to build a second integrated manufacturing facility that will produce approximately 200,000 MT per year of bio-succinic acid and then transform a majority of the bio-succinic acid into 70,000 MT per year of BDO and 24,000 MT per year of THF, along with 60,000 MT per year of crystalline succinic acid. We have signed a 15 year offtake agreement with Vinmar for 100% of the BDO and THF output.  On December 22, 2016, we entered into an amendment to this offtake agreement with Vinmar for BDO and THF which extended the deadline for achieving the financial close to December 31, 2018.  We have also signed an offtake agreement with Vinmar for a portion of the bio-based succinic acid production.  The annual volume of the offtake agreement will be agreed between the parties prior to the financial close of the plant.  Vinmar plans to take a 10% equity stake in the plant. We are actively seeking other minority equity partners for this facility, as well as government support in the form of low interest loans or loan guarantees.  On December 22, 2016, we entered into an amendment to this offtake agreement for bio-succinic acid, which terminated the portion of the offtake agreement related to our Sarnia facility in connection with entering into our non-binding letter of intent with CJCJ, pursuant to which such termination is a requirement of the definitive agreements contemplated by the non-binding letter of intent. In addition, our joint venture partner Mitsui has taken a more active role in the commercialization of bio-succinic acid in Asia following the amendment of our joint venture agreement with Mitsui in the spring of 2016. Mitsui has informed us, and we believe, that the continuation of the Vinmar arrangement has resulted in channel conflict and presented difficulty for Mitsui to develop the market for bio-succinic acid in Asia in parallel with Vinmar’s efforts. We believe that such channel conflict would be exacerbated as CJCJ begins to sell bio-succinic acid in China and Korea as part of its pre-marketing efforts for our proposed China joint venture.  In our original agreement, the second and third bio-succinic acid plants had December 31, 2016 and December 31, 2019 deadlines respectively for achieving a financial close. The amendment extended the deadlines for achieving the financial close of the second and third plants to December 31, 2018 and December 31, 2020, respectively. The amendment also removed the predefined production volume and offtake for the second and third bio-succinic acid plants. Vinmar and BioAmber must now agree to the bio-succinic acid capacity and offtake volume of plants two and three, taking into account global supply and demand dynamics. The failure of the parties to agree would allow either party to terminate the portion of the offtake agreement related to the plant in question.

Based on current estimates and assumptions, we expect this second North American manufacturing facility to have construction costs of approximately $500 million, and the plant would be in operation by 2020 assuming we achieve a financial close in late 2017.  We are seeking to finance 70% of the capital cost through project level debt.

In the fall of 2016 we announced an important milestone in our application for a $360 million loan guarantee from the U.S. DOE.  The U.S. DOE’s Loan Program Office (LPO) administers a four phase process under the Title XVII Innovative Clean Energy Projects loan guarantee program.  This program finances innovative renewable energy and efficient energy projects.   We had successfully completed the first two phases of the process and were selected for the next phase in which we have engaged the LPO in the negotiation of terms and conditions of the potential loan guarantee, and we have been working with the LPO to validate the engineering, environmental, market and financial information that we had submitted in the previous phases.  We have also been engaged with Canadian federal and provincial agencies in a similar process to secure low interest loans to build the plant in Sarnia Ontario, rather than the U.S.

We have also signed a non-binding letter of intent with CJCJ.   Under the terms of the agreement, we plan to establish a joint venture with CJCJ in China to produce up to 36,000 MT of bio-succinic acid annually and sell the output in Asia.  CJCJ would incur all capital costs required to retrofit an existing fermentation facility in China, including the capital needed during commissioning and startup, and production would begin in the first quarter of 2018.   CJCJ would own 65% of the joint venture and we would own 35%. Based on our current estimate and assumption, we expect that this joint venture will allow us to rapidly and effectively penetrate the Chinese market for succinic acid.

Performance Drivers

We expect that the fundamental drivers of our results of operations going forward will be the following:

Commercialization of our products. We commenced recognizing revenue from sales of our existing bio-succinic acid product in 2011. Our ability to grow revenue from this product will be dependent on expanding the addressable market for succinic acid using our low-cost, bio-based alternative. We also expect to grow our revenue base by developing new value-added applications and derivative products. For example, we signed a supply agreement with PTTMCC Biochem in April 2014 for biodegradable plastics, and we have signed additional supply agreements in other new applications such as synthetic leather and other polyurethane applications, including coatings (polyurethane dispersions) made from bio-based succinic acid and recycled PET. We also plan to develop and commercialize derivatives of succinic acid, such as BDO and THF, and to target large and established chemical markets such as adipic acid, where succinic acid can partially substitute the incumbent chemical.

In April 2014, we entered into a three year supply agreement with PTTMCC Biochem, a joint venture between PTT Public Company Limited and MCC that was established to produce and sell polybutylene succinate, or PBS, a biodegradable plastic made from succinic acid and BDO. PTTMCC has constructed a PBS plant in Thailand and is currently ramping-up the plant production, which is expected to consume approximately 14,000 MT of succinic acid per year at full capacity. This supply agreement provides that we will exclusively supply a minimum of 80% of PTTMCC Biochem’s total bio-succinic needs until the end of 2017, with approximately 50% of the total purchases under offtake terms.

We have also entered into several agreements and memoranda of understanding, or MOUs, that contemplate, but do not obligate, us to supply approximately 23,000 MT of bio-succinic acid until the end of 2019 and, as we continue operation of our facility in Sarnia, Ontario, we are actively seeking to enter into definitive supply agreements and form new relationships with potential customers.

Our revenue for future periods will be impacted by our ability to develop new applications and the speed with which we are able to bring our succinic acid derivatives to market. To accelerate this process, we have developed our sales and marketing capability and entered into distribution and joint development agreements with strategic partners. On February 15, 2016, we, together with our subsidiaries BioAmber International and BioAmber Sarnia, entered into a second amended joint venture agreement with Mitsui pursuant to which Mitsui provided BioAmber Sarnia with additional capital contributions for an aggregate amount of CAD$25 million, which increased Mitsui’s share ownership to approximately 40%.  We have retained effective operational control of BioAmber Sarnia.

We are also engaging in a collaborative process with our customers to test and optimize new applications and derivative products such as BDO and THF in order to ensure that they meet specifications in each of their potential applications. We continue to seek to establish supply agreements and distribution agreements with strategic customers as we expand our markets and product offerings.  For example, in October 2014, we entered into a five-year exclusive supply agreement with Xuchuan Chemicals, a global leader in polyester polyols, to supply bio-based succinic acid from our Sarnia facility to be used in manufacturing cast polyurethane elastomers. Xuchuan is initially launching polyurethane (PU) systems for cast polyurethane elastomers (CPU) made with bio-succinic acid. CPU is used in applications including automotive instruments, caster wheels, industrial and mining equipment, power tools, industrial tires, coating rolls, drive belts, mold makers and hoses. By replacing adipic acid with succinic acid, Xuchuan has produced CPUs that offer better properties: they are more abrasion/scratch resistant and more resistant to solvents. Other applications for our bio-based succinic acid include polyurethane elastomers and dispersions for shoe soles and synthetic leather.

Production capacity. Our ability to lower our production costs and drive customer adoption of our product is dependent on our manufacturing strategy. We expect to produce bio-succinic acid that is cost-competitive with succinic acid produced from oil priced as low as $30.00 per barrel. We expect to further reduce costs by implementing on-going process improvements. We intend to capitalize on our first-to-market advantage by rapidly expanding our production capacity and building additional facilities. Our results will be impacted by the speed with which we execute on this strategy, the capital costs and operating expenses of each of these facilities, and the price of oil and the impact it has on the price of petrochemicals our succinic acid substitutes.

Feedstock and other manufacturing input prices. We use sugars that can be derived from wheat, corn, sugar cane and other feedstocks. We intend to locate our facilities near readily available sources of sugars and other inputs, such as steam, electricity and hydrogen, in order to ensure reliable supply of cost-competitive feedstocks and utilities. While our process requires less sugar than most other renewable products and is therefore less vulnerable to sugar price increases relative to other bio-based processes, our margins will be affected by significant fluctuations in these required inputs.

Petroleum prices. We expect sales of our bio-based products to be impacted by the price of petroleum. In the event that petroleum prices increase, we may see increased demand for our products as chemical manufacturers seek lower-cost alternatives to petroleum-derived chemicals. Conversely, a long-term reduction in petroleum prices below $30.00 per barrel may result in our products being less competitive with petroleum-derived alternatives. In addition, oil prices may also impact the cost of certain feedstocks we use in our process, which may affect our operating profits.

Recent Developments

SDTC Grant

During the three months ended September 30, 2016, we received the SDTC grant holdback payment of CAD$1,451,365 or $1,108,262 when converted into U.S. dollars as of September 30, 2016, following the achievement of the last SDTC milestone.

Bridging Loan

On September 9, 2016, we entered into a CAD$25 million demand non-revolving credit facility with Bridging Finance. The proceeds were used to repay in full the outstanding principal amount of our prior loan with TCP and the remainder will be used to fund general corporate expenses. Refer to Note 8 of our financial statements for the period ended on December 31, 2016 included elsewhere in this prospectus for more details. This loan was fully repaid on January 27, 2017.

BDC Loan

On August 20, 2016, BioAmber Sarnia received the proceeds from its CAD$10 million loan between BDC and BioAmber Sarnia according to the binding letter of offer dated April 20, 2016.  The proceeds will be used to fund the working capital of BioAmber Sarnia’s facility, repayable starting October 15, 2017 and continuing monthly until September 15, 2022. Refer to Note 8 of our financial statements for the period ended on December 31, 2016 included elsewhere in this prospectus for more details.

Mitsui Additional Capital Contribution

On February 15, 2016, we, together with our subsidiaries BioAmber International and BioAmber Sarnia, entered into a second amended joint venture agreement with Mitsui pursuant to which Mitsui agreed to provide BioAmber Sarnia with additional capital contributions for an aggregate amount of CAD$25 million, which increased Mitsui’s share ownership to approximately 40%. As a result of Mitsui’s additional capital contribution, BioAmber Sarnia agreed to increase the size of its board of directors from five to six members, and we and Mitsui have the right to designate three members each.  All BioAmber Sarnia board decisions have to be approved by the affirmative vote of a simple majority of the BioAmber Sarnia board members, except that with respect to the following matters, we, as the controlling shareholder of BioAmber Sarnia, have a deciding vote and have the right to make a final decision: (i) the approval and any amendment to any annual budget, including capital expenditures required to maintain the plant in operation, (ii) the hiring and termination of BioAmber Sarnia personnel and their compensation, and (iii) the execution of any raw material or utility supply agreements that are needed in the ordinary course of business.  We also agreed that in the event that Mitsui’s equity stake in BioAmber Sarnia increases to above 45% in the future, we would no longer have the deciding votes described in the preceding sentence.

Public Offering of Common Stock

On January 21, 2016, we completed the closing of a follow-on public offering and issued 2,600,000 shares of common stock, at an offering price to the public of $5.00 per share. The gross aggregate proceeds from this follow-on public offering were approximately $13.0 million, with net proceeds of approximately $11.9 million, after deducting underwriting discounts and commissions and expenses payable by us. This public offering also triggered a further adjustment to the exercise price of the outstanding IPO Warrants, from $9.00 per whole share of common stock to $5.00 per whole share of common stock. The exercise price of the 2011 Warrants and the warrants that we issued in June 2009 were also reduced following the completion of this public offering, from $10.11 per share and $5.74 per share, respectively, to $9.65 per share and $5.67 per share, respectively. An additional 4,713 warrants at an exercise price of $9.65 and an additional 2,580 warrants at an exercise price of $5.67 per share were issued following adjustments in the number of shares underlying the warrants that were triggered by this issuance.

On December 29, 2016, we completed the December 2016 Offering and issued 1,748,750 shares of common stock by way of a follow-on public offering in the U.S., at an offering price to the public of $4.00 per share. We estimate that the aggregate net proceeds to us from such U.S. follow-on public offering component of the December 2016 Offering to be $12.7 million after commission but before expenses payable by us. In addition, in connection with the December 2016 Offering, we completed the Offering and issued the Special Warrant at an issue price of $8,896,796 on a private placement basis in Canada. A full description of the Special Warrant can be found elsewhere in this prospectus under the heading “Description of Share Capital”. The exercise price of the 2011 Warrants and the Series 2 2009 Warrants were reduced following the completion of the December 2016 Offering, from $9.65 per share and $5.67 per share, respectively, to $8.97 per share and $5.47 per share, respectively. An additional 7,852 2011 Warrants at an exercise price of $8.97 per share and an additional 7,734 Series 2 2009 Warrants at an exercise price of $5.47 per share were issued following adjustments in the number of shares underlying the warrants that were triggered by this issuance. Moreover, the exercise price of the IPO Warrants was reduced from $5.00 per whole share of common stock to $4.00 per whole share of common stock, pursuant to the terms of such warrants.

On January 27, 2017, we completed the closing of the January 2017 Offering and issued 3,684,212 shares of common stock and 1,842,106 2017 Warrants, at a price to the public of $4.75 per fixed combination consisting of one share of common stock and associated 2017 Warrant.  We also granted the Underwriters a 30-day option to purchase up to an additional 552,632 shares of common stock and/or 276,316 2017 Warrants, which they exercised in full on January 27, 2017. We estimate that the net proceeds from this offering (including the exercise in full of the option to purchase additional shares and 2017 Warrants, but assuming no exercise of the 2017 Warrants) to be approximately $18.6 million, after deducting underwriting discounts and estimated offering expenses payable by us.

Financial Operations Overview

Revenue

Revenue comprises the fair value of the consideration received or receivable for the sale of products and services in the ordinary course of our activities and is presented net of discounts.

We expect revenue to grow as our sales and marketing efforts continue and our facility in Sarnia, Ontario increases its volumes of commercial production. Most of our current sales are products from our Sarnia facility, with the remainder consisting of remaining inventory produced by our Pomacle facility before we terminated production there on December 31, 2014.

Cost of Goods Sold

For products manufactured in Pomacle, France, cost of goods sold consists of the cost to produce finished goods under our tolling arrangement that ended on December 31, 2014. For finished goods produced at Sarnia facility, cost of goods sold consists of costs directly associated with the finish goods production, such as direct materials, direct labor, utilities and certain plant overhead.

The costs to produce product in Pomacle, France, was higher than we expect to incur in the future at Sarnia due to the higher raw material costs such as sugar and utilities, the amount of fixed costs relative to the total production capacity available to us, and the inefficiencies created by the need to stop production from time to time to allocate the capacity to other parties. Going forward, from the succinic acid produced in Sarnia, we expect our cost of goods sold as a percent of revenues to decrease as we ramp-up to a full scale commercial production and will benefit from efficiencies in utilizing our yeast in the fermentation process at the Sarnia facility.

Operating Expenses

Operating expenses consist of general and administrative expenses, research and development expenses, net, sales and marketing expenses, depreciation of property and equipment, amortization of intangible assets, write-offs of intangible assets and foreign exchange gains and losses.

General and Administrative Expenses

General and administrative expenses consist of personnel costs (salaries, and other personnel-related expenses, including stock-based compensation), recruitment and relocation expenses, accounting and legal fees, business travel expenses, rent and utilities for the administrative offices, web site design, press releases, membership fees, office supplies, corporate insurance programs, administration expenses related to our Sarnia facility, and other miscellaneous expenses.

We expect these expenses to increase in the future as we hire additional management, finance and administration employees to respond to a growing revenue base.

Research and Development Expenses, Net

Research and development expenses, net, consist primarily of fees paid for contract research and internal research costs in connection with the development, expansion and enhancement of our proprietary technology platform. These costs also include personnel costs (salaries and other personnel-related expenses, including stock-based compensation), expenses incurred in our research and development facility, laboratory supplies, research consultant costs, patent and trademark maintenance costs, royalties, professional and consulting fees and business travel expenses. It also includes development costs for bringing our Sarnia facility in line for production.

We expect research and development expenses, including our patent maintenance expenses, to decrease since we have deployed and implemented our bio-succinic acid in a commercial scale manufacturing facility. We expect to continue conducting research and development in-house, and recently moved in June 2016 from our 27,000 square foot facility in Plymouth, Minnesota to our new 3,000 square foot facility in St. Paul, Minnesota, to meet our actual research and development needs.  Certain research and development activities that can be performed more effectively by outside consultants will be performed with their respective expertise as required.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of personnel costs (salaries, and other personnel-related expenses, including stock-based compensation), marketing services, product development costs, advertising, selling and distributor costs and feasibility study fees.

Following our agreement signed with Mitsui in February 2016, we expect to decrease our sales and marketing efforts while leveraging Mitsui’s global sales platforms along with its dedicated commercial team.

Depreciation of Property and Equipment and Amortization of Intangible Assets

Depreciation of property and equipment consists primarily of the depreciation of our Sarnia production facility, machinery and equipment, office furniture, research and development equipment and computer equipment, which is depreciated using the straight-line method over their estimated useful lives. Amortization of intangible assets consists primarily of our definite-lived license and amortization of computer software and licenses, which are amortized using the straight-line method over their estimated useful lives. Depreciation of property and equipment increased significantly since our manufacturing facilities operations started. As of December 31, 2016, $20.3 million of net grants were applied as a reduction of machinery and equipment and building. This reduces depreciation expense over the useful life of the asset.

Foreign Exchange (Gain) Loss

We expect to conduct operations throughout the world. Our financial position and results of operations will be affected by economic conditions in countries where we plan to operate and by the changing foreign currency exchange rates. We are exposed to changes in exchange rates in Europe and Canada. The Euro and the Canadian Dollar are our most significant foreign currency exchange risks. A strengthening of the Euro and the Canadian Dollar against the U.S. Dollar may increase our revenues and expenses since they are expressed in U.S. Dollars. As we increase our production from our manufacturing facility in Sarnia, Ontario, we expect our foreign currency risk to continue as a significant portion of our uses of cash will be denominated in Canadian Dollars while our sources of cash will be primarily in U.S. Dollars and in Euros. We will monitor foreign currency exposures and will look to mitigate exposures through normal business operations such as manufacturing and selling in the same currencies where practical or buying required currencies at spot where advantageous. We may use forward contracts or currency swaps to mitigate any remaining exposures.

Amortization of Debt Discounts

Amortization of debt discounts consists primarily of costs from past financings that are recognized over the life of the funding instrument and will continue to increase in line with the expenses incurred to obtain future financing. Those costs are deferred and amortized on a straight-line basis, which is approximately the effective interest method, over the term of the related debt. Amortization of debt discounts also includes the accretion of the debt discount on the interest free or low-interest loans received from the government agencies.

Financial Charges (Income), Net

Financial charges (income), net, include interest on short-term and long-term debt, end of term accretion charge from the TCP loan and the recognition of gains or losses resulting from the mark-to-market adjustment required at the balance sheet date on our IPO Warrants, Series 2 2009 Warrants and 2011 Warrants.

We account for common stock warrants in accordance with applicable accounting guidance provided in ASC 815, Derivatives and Hedging—Contracts in Entity’s Own Equity, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. Derivative warrant liabilities were valued using the Black-Scholes pricing model at the date of initial issuance and using the closing value as quoted on the NYSE at each subsequent balance sheet date. The Series 2 2009 Warrants and 2011 Warrants are valued using the Monte Carlo method.

Income Taxes

We are subject to income taxes in the United States and Canada. We have incurred significant losses and have not generated taxable income in these jurisdictions, with the exception of Canada. In the future, we expect to become subject to taxation based on the statutory rates in effect in the countries in which we operate and our effective tax rate could fluctuate accordingly. We have incurred net losses since our inception and have not recorded any federal, state or foreign current income tax provisions, with the exception of (i) recognition of unrecognized tax benefits since inception, (ii) a recovery of income taxes in the 258 day period ended September 30, 2009, and (iii) recognition of current income taxes in Canada. We have a full valuation allowance against our net deferred tax assets. Additionally, under the U.S. Internal Revenue Code, our net operating loss carry forwards and tax credits may be limited if a cumulative change in ownership of more than 50% is deemed to have occurred within a three year period. We have not performed a detailed analysis to determine whether an ownership change under Section 382 of the Internal Revenue Code has occurred after each of our previous issuances of shares of common stock and warrants.

Comparison of Years Ended December 31, 2016 and 2015

The following table shows the amounts of the listed items from our consolidated statements of operations for the periods presented, showing period over period changes:

	Year Ended December 31,		Change
	2016	2015
	$	$	$	%
	(in thousands)
Product sales	$8,272	$2,172	6,100	281
Cost of goods sold	13,667	2,613	11,054	423
Operating expenses
General and administrative	9,458	10,594	(1,136)	-11
Research and development, net	7,195	20,286	(13,091)	-65
Sales and marketing	2,915	4,002	(1,087)	-27
Depreciation of property and equipment and amortization of intangible assets	4,843	1,080	3,763	348
Write-off of intangible assets	—	1,141	(1,141)	-100
Foreign exchange (gain) loss	(176)	984	(1,160)	-118
Operating expenses	24,235	38,087	(13,852)	-36
Operating loss	(29,630)	(38,528)	8,898	-23
Amortization of deferred financing costs and debt discounts	3,312	1,079	2,233	207
Financial charges (income), net	(750)	1,589	(2,339)	-147
Grant income	(4,047)	—	(4,047)	100
Equity participation in losses of equity method investments	—	1	(1)	-100
Other expense (income), net	200	(22)	222	-1009
Loss before income taxes	(28,345)	(41,175)	12,830	-31
Income (recovery) taxes	26	(4)	30	-750
Net loss	(28,371)	(41,171)	12,800	-31
Net loss attributable to:
BioAmber Inc. shareholders	(22,478)	(37,226)	14,748	-40

Non-controlling interest	(5,893)	(3,945)	(1,948)	49
	(28,371)	(41,171)	12,800	-31

Product sales

Product sales increased from $2.2 million for the year ended December 31, 2015 to $8.3 million for the year ended December 31, 2016 due to an increase in product volume sold, partially offset by a decrease in the average selling price.

Our sales for the three months ended December 31, 2016 of approximately $631,000 were below our expectations. We expected that additional revenue of approximately $1.4 million would be recorded in the quarter but it had to be deferred until 2017, and recorded as deferred revenue on our consolidated balance sheets as of December 31, 2016. As of March 15, 2017, the cash proceeds from the sale have been received.

Cost of goods sold

Cost of goods sold increased from $2.6 million for the year ended December 31, 2015 to $13.7 million for the year ended December 31, 2016. This increase was driven primarily by an increase in volume sold, as well as Sarnia facility ramp-up costs, including fixed costs and reprocessing costs for off-specifications products that were allocated to the cost of goods sold.

General and administrative expenses

General and administrative expenses decreased by $1.1 million to $9.5 million for the year ended December 31, 2016 as compared to $10.6 million for the year ended December 31, 2015. This was driven by a decrease in incentive employee remuneration and in stock-based compensation expense, partially offset by an increase in salaries and benefits expense associated with the Sarnia facility transition from construction to production stage.

Research and development expenses, net

Research and development expenses, net, decreased by $13.1 million to $7.2 million for the year ended December 31, 2016 as compared to $20.3 million for the year ended December 31, 2015. This was due to the fact that the costs related to the commissioning of the plant incurred in the prior year were recorded in research and development. It is also explained by reduced expenses related to (i) the molecular engineering of the yeast, (ii) lower costs related to intellectual property and (iii) in stock-based compensation expense.

Sales and marketing expenses

Sales and marketing expenses decreased by $1.1 million to $2.9 million for the year ended December 31, 2016 as compared to $4.0 million for the year ended December 31, 2015. This was driven by a decrease in salaries, benefits and associated costs, including stock-based compensation and travel expense, following the reorganization of our commercial function in the first quarter of 2016.

Depreciation of property and equipment and amortization intangible assets

Depreciation of property and equipment and amortization of intangible assets expense increased by $3.8 million to $4.8 million for the year ended December 31, 2016 as compared to $1.1 million for the year ended December 31, 2015. This increase is due to the depreciation of the Sarnia facility assets associated with the beginning of the Sarnia production in the fourth quarter of 2015.

Write-off of intangible assets

On April 20, 2015, we elected to terminate our license with DuPont for their BDO catalysts as a result of the decision to pursue the BDO technology licensed from Davy. As a result, the carrying value of the DuPont license of $1.1 million was written-off.

Foreign exchange (gain) loss

The foreign exchange (gain) loss decreased by $1.2 million to a gain of $176,000 for the year ended December 31, 2016 as compared to a loss of $1.0 million for the year ended December 31, 2015. The foreign exchange gain is mainly explained by a gain from our Canadian dollar loan with Bridging Finance, from the depreciation of the Canadian dollar between the date we received our loan and December 31, 2016.

Financial charges (income), net

Financial charges (income), net comprised of an income of $750,000 for the year ended December 31, 2016 as compared to a loss of $1.6 million for the year ended December 31, 2015. This expense decrease was mainly due to the mark-to-market adjustment change of $3.6 million on our IPO Warrants, 2011 Warrants and Series 2 2009 Warrants. It was partially offset by an increase in the interest expense, financing charges from the warrants issued in December 2016, and other financing charges in connection with the prepayment of our loan with TCP.

Grant income

During the three months ended September 30, 2016, the Milestone IV from the SDTC grant was completed and reclassified from deferred grant to grant income, along with a portion of the remaining 10% holdback.

Comparison of Years Ended December 31, 2015 and 2014

The following table shows the amounts of the listed items from our consolidated statements of operations for the periods presented, showing period-over-period changes:

	Year Ended December 31,		Change
	2015	2014
	$	$	$	%
	(in thousands)
Total revenues	$2,172	$1,543	$629	41%
Cost of goods sold	2,613	6,044	(3,431)	-57%
Gross loss	(441)	(4,501)	4,060	-90%
Operating expenses
General and administrative	10,594	10,655	(61)	-1%
Research and development, net	20,286	15,156	5,130	34%
Sales and marketing	4,002	4,482	(480)	-11%
Depreciation of property and equipment and amortization of intangible assets	1,080	260	820	315%
Impairment loss and write-off of property and equipment and intangible assets	1,141	—	1,141	100%
Foreign exchange loss	984	151	833	552%
Operating expenses	38,087	30,704	7,383	24%
Operating loss	38,528	35,205	3,323	9%
Amortization of deferred financing costs and debt discounts	1,079	292	787	270%
Financial charges (income), net	1,589	11,789	(10,200)	-87%
Loss (gain) on debt extinguishment	—	171	(171)	-100%
Equity participation in losses of equity method investments	1	—	1	100%
Other expense (income), net	(22)	(183)	161	-88%
Loss before income taxes	41,175	47,274	(6,099)	-13%
Income (recovery) taxes	(4)	75	(79)	-105%
Net loss	41,171	47,349	(6,178)	-13%
Net loss attributable to:
BioAmber Inc. shareholders	37,226	46,474	(9,248)	-20%
Non-controlling interest	3,945	875	3,070	351%
	41,171	47,349	(6,178)	-13%

Product sales

Product sales increased from $1.5 million for the year ended December 31, 2014 to $2.2 million for the year ended December 31, 2015 due to an increase in product volume sold, partially offset by a decrease in the average selling price.

Cost of goods sold

Cost of goods sold decreased from $6.0 million for the year ended December 31, 2014 to $2.6 million for the year ended December 31, 2015. This decrease is primarily due to a non-cash charge from an inventory reserve of $2.5 million taken in 2014, as opposed to an inventory reserve of approximately $300,000 in 2015, related to our inventory produced in Pomacle, France. This decrease is also due to toll-manufacturing fixed cost charges of $1.2 million recorded as cost of goods sold in 2014, which did not occur in 2015, but was partially offset by under-absorption of Sarnia production costs recorded in costs of goods sold in 2015, and lower unit inventory cost in 2015, due to prior year inventory reserve taken.

General and administrative expenses

General and administrative expenses slightly decreased by $61,000 to $10.6 million for the year ended December 31, 2015 as compared to $10.7 million for the year ended December 31, 2014. The decrease is primarily due to an expense of $0.6 million in stock-based compensation due to stock option cancellations in the second quarter of 2014, which did not occur in 2015. This decrease was partially off-set by financing fees incurred related to financing not pursued.

Research and development expenses, net

Research and development expenses, net, increased by $5.1 million to $20.3 million for the year ended December 31, 2015 as compared to $15.2 million for the year ended December 31, 2014. This was primarily due to an increase in expenses related to the commissioning and start-up of the Sarnia plant and an increase in the royalty payment from the new technology agreement with Reverdia signed in December 2015. This was partially offset by a decrease in BDO related expenses that are now performed mainly by Davy under the license agreement, which is being capitalized, and a decrease in stock-option compensation expenses related to the stock option cancellations in the second quarter of 2014, which did not occur in 2015.

Sales and marketing expenses

Sales and marketing expenses decreased by $480,000 to $4.0 million for the year ended December 31, 2015 as compared to $4.5 million for the year ended December 31, 2014. The decrease is primarily due to a decrease in stock-based compensation expense due the stock option cancellations in the second quarter of 2014, which did not occur in 2015.

Depreciation of property and equipment and amortization intangible assets

Depreciation of property and equipment and amortization of intangible assets expense increased by $0.8 million to $1.1 million for the year ended December 31, 2015 as compared to $260,000 for the year ended December 31, 2014. This increase is due to the depreciation of the Sarnia facility assets associated with the beginning of the Sarnia production in the fourth quarter of 2015.

Impairment loss and write-off of property and equipment and of intangible assets

On April 20, 2015, we elected to terminate our license with DuPont for their BDO catalysts as a result of the decision to pursue the BDO technology licensed from Davy. As a result, the carrying value of the DuPont license of $1.1 million was written-off.

Foreign Exchange loss

The foreign exchange loss increased by $0.8 million to $0.9 million for the year ended December 31, 2015 as compared to $151,000 for the year ended December 31, 2014. The foreign exchange loss was driven by a strengthening of the U.S. Dollar versus the Canadian Dollar during the year ended December 31, 2015, which impacted the Canadian Dollar cash balances being carried on our books to meet vendor obligations for the Sarnia operations.

Financial charges (income), net

Financial charges (income), net comprised of a loss of $1.6 million for the year ended December 31, 2015 as compared to an income of $11.8 million for the year ended December 31, 2014. This expense decrease was due to the mark-to-market adjustment change of $9.5 million on our IPO Warrants, 2011 Warrants and Series 2 2009 Warrants, and the decrease in the end of the term charge in 2015, due to acceleration of the end of term charge recorded in 2014 from the pre-payment of the loan with Hercules Technology Growth Capital in December 2014.

Liquidity and Capital Resources

From inception through December 31, 2016, we have funded our operations primarily from an aggregate of $299.2 million raised from public offerings of our equity securities, private placements of our equity securities, and the sale of shares issued by a subsidiary and convertible notes, including net proceeds of $18.3 million from our January 2016 and December 2016 public offering of our common stock and Mitsui’s additional capital contribution of CAD$25.0 million in the first quarter of 2016. We also received CAD$82 million from loan and grant proceeds from various Canadian institutional and government agencies in BioAmber Sarnia, including CAD$10 million from BDC in August 2016, and proceeds of CAD$25 million from a demand non-revolving credit facility with Bridging Finance at the corporate level in September 2016.

As part of our December 2016 public offering, we issued the Special Warrant. The gross proceeds of $8.9 million are held in escrow until the Special Warrant is automatically exercised on the Qualification Date, which is expected by the end of April, within the 120-day term of the Special Warrant.

During January 2017, we completed the closing of another follow-on public offering and raised approximately $18.6 million, after deducting underwriting discounts and estimated offering expenses payable by us. In February and March 2017, we signed amended loan agreements with the Canadian Minister of Agriculture and the Canadian Federal Economic Development Agency to delay the principal reimbursement of those loans for one year, from January 1, 2017 until December 31, 2017.

Our working capital as at March 31, 2017 is expected to be $3.3 million; however, our actual working capital as at such date will only be determined when our financial statements for the three months ended March 31, 2017 are finalized. We expect our cash requirements over the next four quarters to be $4.4 million for the three months ended June 30, 2017, $3.4 million for the three months ended September 30, 2017, $2.7 million for the three months ended December 31, 2017 and $3.5 million for the three months ended March 31, 2018, representing total net cash outflows for the twelve months ended March 31, 2018 of $14.0 million. Expected cash outflows for the twelve months ended March 31, 2018 are significantly lower than our cash outflows of $37.6 million for the twelve months ended December 31, 2016 because of (i) the non-recurring expenses from the commissioning and start-up activities of the Sarnia facility paid in early 2016 amounting to approximately $8.6 million, (ii) the expected sales increase from our Sarnia plant, where operations only started in the last quarter of 2015 (such expected sales increase contributing to gross margin of approximately $10.8 million), (iii) the interest expenses incurred by us of approximately $1.8 million related to the reimbursement of our corporate debts with TCP in September 2016 and with Bridging Finance in January 2017, and (iv) an amount of approximately $2.4 million related to the building-up of our inventory at the Sarnia plant over the course of 2016. Our expected cash requirements constitute forward-looking information. We are basing our expected cash requirements on the following assumptions: (i) research and development expenses compared to the prior year will be significantly reduced mainly due to a reduction in our research and development efforts as a result of our transition to a commercial company rather than a research and development company, and a reduction of the support provided by our research and development personnel in connection with the commissioning and start-up of our Sarnia plant, (ii) corporate expenses, including sales and marketing expenses and general and administrative expenses, will be consistent with those incurred in the previous months and in-line with our expected level of activities, (iii) no significant capital expenditures will be required, (iv) material costs associated with our lawsuit in the U.S. will be covered by our insurance, (v) our production level will continue to increase, with the goal to be operating at full capacity in 2018, resulting in a change to positive gross margin principally due to (a) an expected higher volume sold, (b) an expected increase of our selling price, (c) an expected reduction of our variable costs due to economies of operating at a higher throughput, and (d) expected additional revenues resulting from the sale of our co-products, and (vi) our sales will continue to increase as expected at our Sarnia plant, principally due to (a) certain customers being contractually committed to taking larger volumes in 2017 than in 2016, and (b) the completion of the qualification process of our products initiated during the course of 2016 by most of our customers. The reader is cautioned, however, that our actual cash requirements may differ materially from our expected cash requirements, in particular if our assumptions prove to be incorrect. See “Risk Factors – Risks Related to the Company and the Company’s Business” for commentary on our history of losses, the substantial difficulties in ramping up commercial operations at our facility, our limited sales to date, our dependence on limited customers and the challenges we face in developing our business.

We believe that our net cash outflows for the next 12 months will not be materially higher than $14.0 million.

In the event that we would not achieve the expected growth rate, we could amongst other things raise additional capital, including by raising capital available in the United States on our effective shelf filed on January 3, 2017, or by securing a corporate debt in replacement of our corporate debt fully repaid on January 27, 2017. We have a strong track record of successfully completing financings.

However, our future capital requirements may be substantial, and will depend on many factors, including, but not limited to, general economic and capital markets conditions, credit availability from lenders, investor confidence and the existence of regulatory and tax incentives that are conducive to raising capital. If we are unable to raise additional funds, obtain capital on acceptable terms, secure government grants or co-sponsorships for some of our projects or take advantage of federal and state incentive programs to secure favorable financing, we may not have sufficient capital to execute our operating plan beyond the next 12 months. These factors raise substantial doubt about our ability to continue as a going concern. The following table sets forth the major sources and uses of cash for each of the periods set forth below (in thousands):

	Year Ended December 31,
	2016	2015	2014
	(in thousands)
Net cash used in operating activities	$(37,616)	$(32,199)	$(22,453)
Net cash used in investing activities	(668)	(64,803)	(85,018)
Net cash provided by financing activities	47,224	54,888	78,655

Operating activities

The cash from operating activities is primarily used for general and administrative expenses, research and development activities and Sarnia operations. These include expenses on research and development projects, consultancy and advisory fees from third parties, licensing and royalty expenses, production costs of our succinic acid in Sarnia, payroll expenses, legal and accounting expenses, office rent and utilities and interest expense. This is offset by our cash received from our sales of succinic acid and other income.

Cash used in operating activities during the year ended December 31, 2016 of $37.6 million reflected our net loss of $28.4 million, which was adjusted for non-cash net charges of $1.8 million and a negative change in operating assets and liabilities of $11.1 million. Non-cash adjustments included stock-based compensation of $3.6 million, $4.8 million of depreciation and amortization, financial income of $6.0 million including the mark-to-market accounting for our financial liability warrants and the end of term charge on long-term debt, amortization of debt discounts of $3.3 million and grant income of $4.0 million. The change in operating assets and liabilities is a net outflow of $11.1 million due to a decrease in current liabilities and an increase in current assets.

Cash used in operating activities during the year ended December 31, 2015 of $32.2 million reflected our net loss of $41.2 million, which was adjusted for non-cash net charges of $6.4 million and a positive change in operating assets and liabilities of $2.6 million. Non-cash expense adjustments included mainly stock-based compensation of $4.8 million and a gain on the mark-to-market accounting for our IPO Warrants, 2011 Warrants and Series 2 2009 Warrants of $2.3 million. The change in operating assets and liabilities is a net inflow of $2.6 million due to a decrease in current assets and current liabilities.

Cash used in operating activities during the year ended December 31, 2014 of $22.5 million reflected our net loss of $47.3 million, which was adjusted for non-cash net charges of $14.3 million and a positive change in operating assets and liabilities of $10.6 million. Non-cash expense adjustments included mainly stock-based compensation of $6.9 million and a gain on the mark-to-market accounting for warrants that were part of the units issued in our IPO of $7.3 million. The change in operating assets and liabilities is a net inflow of $10.6 million due to a decrease in current assets which offsets an increase in current liabilities.

Investing activities

Cash used in investing activities during the year ended December 31, 2016 of $668,000 represented mostly property and equipment purchases related to the building of our facility in Sarnia, Ontario.

Cash used in investing activities during the year ended December 31, 2015 of $64.8 million represented mostly property and equipment purchases related to the building of our facility in Sarnia, Ontario.

Cash used in investing activities during the year ended December 31, 2014 of $85.0 million represented property and equipment purchases related to the building of our facility in Sarnia, Ontario of $85.0 million, and an increase in the restricted cash of $678,000, offset by a capital distribution from our equity investment in AmberWorks LLC of $675,000.

Financing activities

Cash provided by financing activities during the year ended December 31, 2016 of $47.2 million included the proceeds from issuance of shares including the January and December 2016 public offering, for a total of $18.5 million, capital contributions by Mitsui to our BioAmber Sarnia joint venture of $17.7 million, principal reimbursement of various loans for $15.3 million, the SDTC grant for $1.1 million, and a new loan received from BDC and Bridging Finance for a total of $27.0 million.

Cash provided by financing activities during the year ended December 31, 2015 of $54.9 million included the proceeds from issuance of shares, including the May 2015 public offering, for a total of $33.1 million, an additional disbursement of $29.9 million from the government under the actual loans and grants agreements and the loan proceeds of the CAD$20.0 million commercial loan from a financial consortium including Export Canada Development (EDC), Comerica, and Farm Credit Canada. It also included capital contributions by Mitsui to our BioAmber Sarnia joint venture of $8.9 million, and repayment of our long-term loans for a total of $16.1 million.

Cash provided by financing activities during the year ended December 31, 2014 of $78.7 million included proceeds from the completion of our second public offering of $36.2 million, a capital contribution by Mitsui maintaining its 30% equity in our BioAmber Sarnia joint venture of $24.6 million, the loan and grants proceeds from government agencies of $19.4 million and the net proceeds from the long-term loan from TCP of $24.5 million, partially offset by $25.0 million from the repayment of the Hercules Technology Growth Capital loan, and $1.1 million in deferred financing costs.

Contractual Obligations and Commitments

Our principal commitments consist primarily of obligations under our leases for our office spaces and contractual commitments related to license agreements. The following table summarizes these contractual obligations at December 31, 2016:

Payment Due by Period

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
	(in thousands)
Debt (including interest payments)	$72,127	$27,755	$18,326	$16,892	$9,154
Operating leases (1)	913	176	318	345	74
Minimum royalty payments (2)	15,350	1,250	2,700	2,400	9,000
Purchase commitments (3)	16,030	2,375	5,097	5,097	3,461
Total	$104,420	$31,556	$26,441	$24,734	$21,689

Notes:

(1)	We lease our premises, except for the Sarnia facility.
(2)

We entered into exclusive license agreements and technology access agreements that provide for the payment of minimal annual royalties. As of December 31, 2016, we had contractual agreements with three partners that involve minimum annual royalties. The royalties that we owe are in return for use of proprietary tools, patents and know-how.

(3)	BioAmber Sarnia entered into a supply steam agreement and a service agreement with Arlanxeo, which includes fixed minimum annual payments.

Off-balance Sheet Arrangements

During the periods presented, we did not have, and we do not currently have, any relationships with unconsolidated entities, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

We prepare our condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States. As such, management is required to make certain estimates, judgments and assumptions that it believes are reasonable based on the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods presented. The significant accounting policies which management believes are the most critical to aid in fully understanding and evaluating our reported financial results include fair value determination of assets, liabilities, fair value of intangible assets and goodwill, useful lives of intangible assets, income taxes, stock-based compensation and value of certain equity and debt instruments. These critical accounting policies are the same as those detailed in the notes to our audited consolidated financial statements for the year ended December 31, 2015 included elsewhere in this prospectus.

Recent Accounting Pronouncements

For information on recent accounting pronouncements, see ”Recently adopted accounting pronouncements” and “Recent accounting pronouncements not yet adopted” in the notes to our audited consolidated financial statements appearing elsewhere in this prospectus.

Internal Control Over Financial Reporting

See “Risk Factors – Risks Related to the Company and the Company’s Business” for commentary on material weaknesses in internal control over financial reporting as of September 30, 2015 and December 31, 2016.

DIVIDENDS

We have never declared or paid dividends on our common stock and we do not anticipate paying any dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare dividends will be subject to the discretion of our Board and will depend on various factors, including applicable laws, our result of operations, financial condition, future prospects and any other factors deemed relevant by our Board.

OUTSTANDING SECURITY DATA

As of the date of this prospectus, the following securities were outstanding:

Type	Number(1)

Shares of Common Stock	34,849,577
Legacy Warrants (1)	755,049
IPO Warrants (1)	4,000,000
Options	6,639,910
2017 Warrants (1)	2,118,422
Special Warrant (1)	2,224,199

Notes:

(1) With respect to all securities other than common stock, this number indicates the number of shares of common stock issuable upon the exercise of the securities.

(2) Refer to the section “Description of Share Capital” for details.

DESCRIPTION OF SHARE CAPITAL

As of the date of this prospectus, our authorized capital consisted of 250,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation, amended and restated bylaws, IPO Warrants, Legacy Warrants and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our amended and restated certificate of incorporation, amended and restated bylaws, IPO Warrants, Legacy Warrants, Special Warrant and the Delaware General Corporation Law. Our amended and restated certificate of incorporation and amended and restated bylaws are also publicly available on our SEDAR profile at www.sedar.com.

Common Stock

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our Board out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. A majority vote of the holders of common stock is generally required to take action under our amended and restated certificate of incorporation and amended and restated by-laws except that: (i) the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors is required to remove directors; (ii) any amendment of the provisions relating to stockholder action, directors, limitation of liability, the exclusive jurisdiction of Delaware courts and the amendment of our amended and restated certificate of incorporation or our amended and restated by-laws must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class; (iii) our amended and restated by-laws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the by-laws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if the board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class; (iv) Section 253 of the Delaware General Corporation Law authorizes the board of directors of a Delaware corporation that owns 90% or more of each of the outstanding classes of stock of a subsidiary that are entitled to vote on a merger to merge the subsidiary into itself without any requirement for action to be taken by the board of directors or the stockholders of the subsidiary; and (v) the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the “interested stockholder” may be required under Section 253 of the Delaware General Corporation Law in order for a “business combination” between a corporation and an “interested stockholder” not to be prohibited. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the time of determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock.

Certain of our pre-initial public offering stockholders are entitled to rights with respect to the registration of these shares under the U.S. Securities Act for resale to the public. These shares are referred to as registrable securities. All of these rights are provided under the terms of our amended and restated shareholders’ agreement between us and the holders of these shares, and include demand registration rights, piggyback registration rights and Form S-3 registration rights, in each case as described below.

This registration statement may be used by selling stockholders who acquired shares of our common upon the exercise of certain of our Legacy Warrants. Such selling stockholders, if any, will be identified in accordance with rules promulgated under the U.S. Securities Act.

Demand Registration Rights

The holders of a majority of the registrable securities, or initiating holders, subject to certain limitations, have the right to demand that we file a registration statement covering the registration of at least 10% of the registrable securities then outstanding and having an aggregate price to the public of not less than $15.0 million. We will not be required to effect a registration if (1) we have effected three registrations that have been declared effective and have remained effective until the holders have completed the distribution related thereto, (2) our Board, in its reasonable judgment, determines that it would be detrimental to us and our stockholders for such registration statement to be effected at such time, in which case we have the right to defer such filing for up to 90 days following receipt of the demand request from the holders and (3) the initiating holders propose to dispose of registrable securities that are immediately registrable on Form S-3.

Piggyback Registration Rights

Subject to certain limitations, if at any time we file a registration statement for a public offering of any of our securities, other than a registration statement relating to our employee benefit plan, a corporate reorganization or other transaction under Rule 145 of the Securities Act, the holders of registrable securities will have the right to include all or any part of their registrable securities in the registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement to an amount not below 20% of the total number of shares included in the registration statement.

Form S-3 Registration Rights

At any time after we become eligible to file a registration statement on Form S-3, any holder or holders of registrable securities for which a Form S-3 is available may require us to file such a registration statement having an aggregate price to the public of not less than $1.0 million. We are not obligated to file more than two Form S-3 registration statements in any twelve-month period. In addition, we will not be obligated to effect a registration if (1) a Form S-3 is not available for such offering by the holder or holders, (2) our Board, in its reasonable judgment, determines that it would be detrimental to us and our stockholders for such registration statement to be effected at such time, in which case we have the right to defer such filing for up to 90 days following receipt of the Form S-3 demand request from the holder or holders and (3) with respect to a particular jurisdiction, we would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Registration Expenses

We are generally required to bear the expenses of all registrations, including the expense of a single special counsel to the holders of each registration not to exceed $75,000 per registration. However, we will not be required to pay for underwriting discounts and commissions or expenses in connection with the exercise of demand and piggyback registration rights if the request is subsequently withdrawn by the holders of a majority of the registrable securities, subject to limited exceptions.

Special Warrant

The Special Warrant was issued in connection with the Offering. The Offering Price was paid, placed in escrow and will be released in accordance with the terms of the Escrow Agreement. The Special Warrant entitles its holder to receive 2,224,199 Underlying Shares on its exercise or deemed exercise. The Special Warrant is exercisable by its holder in whole or in part at any time following its issuance for no additional consideration and shall be deemed to be exercised on the Qualification Date, being the third business day after the date on which the last of the following events occurs (i) a final receipt is issued for this prospectus by the British Columbia Securities Commission and (ii) our common stock is accepted for listing on either the TSX or the TSX Venture Exchange. Immediately upon the exercise or deemed exercise of the Special Warrant, the Offering Price paid in respect thereof will be released from escrow to us. If the Qualification Date does not occur on or before the Qualification Deadline, then the Offering Price shall be refunded to the holder of the Special Warrant and the Special Warrant shall become null and void and shall no longer entitle its holder to acquire any common stock.

Escrow Agreement

The subscription proceeds paid in respect of the Special Warrant were placed in escrow pursuant to the Escrow Agreement and shall be released to us immediately upon the exercise or deemed exercise of the Special Warrant as described above, or returned to the holder if the Qualification Date does not occur on or before the Qualification Deadline.

IPO Warrants

Term

The IPO Warrants are exercisable during the period beginning on August 8, 2013 and ending at 5:30 P.M. on May 9, 2017. The term can also be extended by us at our sole discretion.

Anti-Dilution Protection

The IPO Warrants contain full ratchet anti-dilution protection upon the issuance of any common stock, securities convertible into common stock or certain other issuances at a price below the then-existing exercise price of the IPO Warrants, with certain exceptions.

Exercise Price

The exercise price of the IPO Warrants was initially $11.00 per whole share of common stock. On May 6, 2015, we completed the closing of a follow-on public offering and issued 3,900,000 shares of common stock, at an offering price to the public of $9.00 per share. The completion of this follow-on public offering triggered an adjustment to the exercise price of the outstanding IPO Warrants. The exercise price of the IPO Warrants was reduced from $11.00 per whole share of common stock to $9.00 per whole share of common stock, pursuant to the terms of such warrants. On January 21, 2016, we completed the closing of a follow-on public offering and issued 2,600,000 shares of common stock, at an offering price to the public of $5.00 per share. The exercise price of the IPO Warrants was reduced from $9.00 per whole share of common stock to $5.00 per whole share of common stock, pursuant to the terms of such warrants. On December 29, 2016, we completed the December 2016 Offering, as a result of which the exercise price of the IPO Warrants was reduced from $5.00 per whole share of common stock to $4.00 per whole share of common stock, pursuant to the terms of such warrants. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, stock issuances, reclassifications or similar events affecting our common stock, as well as the anti-dilution protection described above. The exercise price can also be lowered by us at our sole discretion.

Exercisability

The IPO Warrants became exercisable on August 8, 2013 and are exercisable at any time during the applicable term of the IPO Warrant. The IPO Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the IPO Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the IPO Warrant or round up to the next whole share.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the IPO Warrants, the IPO Warrants may be transferred at the option of the holder upon surrender of the IPO Warrants to us together with the appropriate instruments of transfer.

Authorized Shares

During the period the IPO Warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the IPO Warrants upon the exercise of the IPO Warrants.

Exchange Listing

The IPO Warrants are listed on NYSE under the symbol “BIOA.WS”.

Fundamental Transactions

In the event of any fundamental transaction, as described in the IPO Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of an IPO Warrant the holder shall have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of BioAmber, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the IPO Warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction in which the amount of the alternate consideration is less than the exercise price of the warrant, then we or any successor entity shall pay at the holder’s option, exercisable at any time concurrently with or within ninety (90) days after the consummation of the fundamental transaction, an amount of cash equal to the value of the IPO Warrant as determined in accordance with the Black Scholes option pricing model.

Right as a Stockholder

Except as otherwise provided in the IPO Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the IPO Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their IPO Warrants.

Waivers and Amendments

Any term of the IPO Warrants may be amended or waived with our written consent and the written consent of holders representing 66 2/3% of the shares of common stock issuable upon exercise of the IPO Warrants then outstanding. The foregoing notwithstanding, we may extend the termination date and reduce the exercise price without the consent of the holders. No determination has been made at this time as to whether to extend the term of the IPO Warrants or to modify the exercise price thereof.

Enforceability of Rights by Holders of IPO Warrants

Each IPO Warrant agent will act solely as our agent under the applicable IPO Warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any IPO Warrant. A single bank or trust company may act as IPO Warrant agent for more than one issue of IPO Warrants. A IPO Warrant agent will have no duty or responsibility in case of any default by us under the applicable IPO Warrant agreement or IPO Warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of an IPO Warrant may, without the consent of the related IPO Warrant agent or the holder of any other IPO Warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its IPO Warrants.

Legacy Warrants

As of the date of this prospectus, Legacy Warrants to purchase 264,961 shares of our common stock at an exercise price of $1.07, Legacy Warrants to purchase 159,390 shares of our common stock at an exercise price of $1.43 per share, Legacy Warrants to purchase 219,264 shares of our common stock at an exercise price of $5.47 per share, and Legacy Warrants to purchase 111,434 shares of our common stock at an exercise price of $8.97 per share were outstanding. Some of these Legacy Warrants have a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the Legacy Warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the Legacy Warrant after deduction of the aggregate exercise price. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the Legacy Warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. Certain Legacy Warrants contain proportionate adjustment anti-dilution protection upon the issuance of any common stock, securities convertible into common stock or certain other issuances at a price below the then-existing exercise price of the IPO Warrants, with certain exceptions.

2017 Warrants

As of the date of this prospectus, 2,118,422 2017 Warrants to purchase 2,118,422 shares of our common stock at an exercise price of $5.50 were outstanding. The 2017 Warrants have a net exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the 2017 Warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the 2017 Warrant after deduction of the aggregate exercise price. The 2017 Warrants also contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the 2017 Warrant in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. The 2017 Warrants contain proportionate adjustment anti-dilution protection upon the distribution of any evidence of the Company’s indebtedness, common stock, securities convertible into common stock or any other asset to our stockholders for no consideration and upon the Company completing certain change of control transactions or the sale, lease, license, or other disposition of all or substantially all of the assets of the Company, with certain exceptions. Subject to applicable laws and the restriction on transfer set forth in the 2017 Warrants, the 2017 Warrants may be transferred at the option of the holder upon surrender of the 2017 Warrants to us together with the appropriate instruments of transfer.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our Board has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or stock exchange rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will fix the rights, preferences and privileges of the preferred stock of each such series, as well as any qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. Such rights, preferences, privileges, qualifications, limitations or restrictions may include the following:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our amended and restated certificate of incorporation if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

CONSOLIDATED CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2016:

•	on an actual basis;

•

on a pro forma basis assuming that we receive the full amount of subscription proceeds in respect of the Special Warrant and the Special Warrant is exercised in full from the December 2016 Offering; and

•

on an as adjusted basis to give effect to: (i) the January 2017 Offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the repayment in full of the Bridging Finance debt as detailed in note 3 to the table below.

You should read this table in conjunction with “Use of Proceeds” as well as our “Management’s Discussion and Analysis” and our consolidated financial statements, including the related notes, found elsewhere in this prospectus.

	As of December 31, 2016
	Actual	Pro Forma		As Adjusted
	(unaudited) (in thousands, except share and per share data)
Cash (1)	$16,160	$24,757	(2)	$24,269	(3)

Debt:
Long-term debt, including current portion	52,331	52,331		34,295	(3)

Warrants financial liability	15,237	15,237		15,237
Redeemable non-controlling interest	37,516	37,516		37,516
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 5,000,000 authorized, zero shares issued or outstanding, actual and as adjusted	—	—		—
Common stock, par value $0.01 per share; 250,000,000 shares authorized; 28,836,983 shares issued and outstanding, actual, 32,809,932 shares issued and outstanding, pro forma and 37,046,776 shares issued and outstanding, as adjusted	306	328		370
Additional paid-in capital	280,820	289,395		308,017

Warrants	697	697	715	(4)
Accumulated deficit	(220,768)	(220,768)	(221,902	)(3)
Accumulated other comprehensive loss	(12,564)	(12,564)	(12,564)

Total stockholders’ equity	48,491	57,088	74,636

Total capitalization	$153,575	$162,172	$161,684

Notes: (1)

Does not include approximately $558,150 of restricted cash classified separately on the balance sheet at December 31, 2016, which is held in an escrow account as a guarantee pursuant to a steam supply agreement with Arlanxeo.

(2)

Includes $8.9 million in subscription proceeds, net of $300,000 of related expenses, from our sale of Special Warrant that was placed in escrow until the satisfaction of the conditions specified in the Special Warrant. See “Description of Share Capital”

(3)

Includes Bridging Finance debt repayment in full of $19.2 million, including interest accrued as of the expected closing date. Bridging Finance loan balance, net of debt issuance cost, was $18,036,473 as of December 31, 2016. The difference between the loan repayment and the loan balance was recorded into Accumulated Deficit.

(4)	Amount before proceeds allocation between common stock and warrants issued.

OPTIONS TO PURCHASE SECURITIES

The table below summarizes the 6,639,910 outstanding options to acquire shares of common stock of the Company (the “Options”):

Class of Optionee (Number)	Number of Options Held	Exercise Price(1) ($)	Expiry Date
All executive officers and past executive officers, as a group (7)	2,933,263	6.69	From December 2018 to February 2027
All directors and past directors, as a group (7)	415,867	7.00	From April 2019 to May 2026
All other employees and past employees of the issuer, as a group (80)	2,686,119	5.56	From December 2018 to February 2027
All consultants, as a group (8)	604,661	5.97	From November 2019 to February 2027

Note:

(1)	Represents the weighted average exercise price of all outstanding Options, whether vested or unvested.

Summary of Stock Option Plan

On December 8, 2008, our Board approved the 2008 Plan available to certain employees, outside directors and consultants of the Company and its affiliated companies. The options under the 2008 Plan are granted for the purchase of common stock at exercise prices determined by our Board and generally vest two, three and four years from the date of grant and expire in ten years. The total number of options allowable in the plan is 2,121,000, of which 974,750 were approved under the initial plan, 1,050,000 were approved by our Board on June 27, 2011 and 96,250 were approved by our Board on December 6, 2011.

On April 10, 2013, our Board adopted the 2013 Plan, which was subsequently approved by our stockholders on May 2, 2013. The 2013 Plan replaced the 2008 Plan, as our Board has determined not to make additional awards under the 2008 Plan. The 2013 Plan provides flexibility to the compensation committee to use various equity-based incentive awards as compensation tools to motivate its workforce.

We initially reserved 2,761,922 shares of our common stock for the issuance of awards under the 2013 Plan. The 2013 Plan also provide that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning in 2014, by 3% of the outstanding number of shares of common stock on the immediately preceding December 31. This number is subject to adjustment in the event of a stock split, stock dividend or other changes in our capitalization.

The 2013 Plan is administered by our Board or the compensation committee of the Board (the “Administrator”). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2013 Plan. Persons eligible to participate in the 2013 Plan are those full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective officers) of the Company and its subsidiaries as selected from time to time by the Administrator in its discretion.

The 2013 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. The exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised.

The Administrator may award stock appreciation rights, restricted shares of common stock, restricted stock units and may also grant shares of common stock which are free from any restrictions under the 2013 Plan. The Administrator may grant performance share awards to any participant, which entitle the recipient to receive shares of common stock upon the achievement of certain performance goals and such other conditions as the Administrator shall determine. The Administrator may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock.

The 2013 Plan provides that upon the effectiveness of a “sale event” as defined in the 2013 Plan, except as otherwise provided by the Administrator in the award agreement, all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other awards with time-based conditions will automatically be deemed waived, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity.

No other awards may be granted under the 2013 Plan after the date that is ten years from the date of stockholder approval

PRIOR SALES

From incorporation to the date of this prospectus, we have issued an aggregate of 34,849,577 shares of common stock, one Special Warrant, 6,639,910 Options and 4,755,049 Warrants. This table sets out particulars of the common stock and securities exercisable for or exchangeable into common stock issued within the 12 months prior to the date of this prospectus.

Date of Issuance/Grant	Type of Security	Number of Securities Issued	Issue/Exercise Price
May 19, 2016	Options	144,000	$3.35
June 1, 2016	Options	15,000	$3.72
July 25, 2016	Common stock (1)	58,730	$1.07
September 1, 2016	Options	200,000	$3.90
October 1, 2016	Options	25,000	$4.12
November 30, 2016	Common stock (2)	17,500	$5.74
November 30, 2016	Common stock (2)	2,500	$3.92
December 1, 2016	Options	50,000	$5.44
December 2, 2016	Common stock (1)	7,000	$1.07
December 29, 2016	Common stock (3)	1,748,750	$4.00
December 30, 2016	Special Warrant (4)	1	$4.00
January 27, 2017	Common stock(5)	4,236,844	$4.75(4)
January 27, 2017	2017 Warrant(5)	2,118,422	$5.50(4)
February 9, 2017	Options	1,294,407	$3.55

Notes:

(1)	Common stock issuance following exercise of Legacy Warrants.
(2)	Common stock issuance following exercise of Options.
(3)	Pursuant to the December 2016 Offering. See “Description of Business – Financial Operations Overview – Highlights of 2016”, above.
(4)	As further discussed under “Use of Proceeds”, the Special Warrant is exercisable for 2,224,199 Underlying Shares (at no additional consideration) for gross proceeds of $8,896,796.
(5)	Pursuant to the January 2017 Offering. See “Description of Business – Financial Operations Overview – Highlights of 2017”, above.

TRADING PRICE AND VOLUME FOR THE COMMON STOCK AND THE IPO WARRANTS

Our common stock and IPO Warrants sold as part of our initial public offering in the United States have traded on the NYSE since June 10, 2013, when the units issued in our initial public offering on May 9, 2013 were split into our common stock, trading under the symbol “BIOA,” and our IPO Warrants, trading under the symbol “BIOA.WS.” In connection with the initiation of the separate trading of our common stock and IPO Warrants, the trading of the units was suspended and the units were delisted from the NYSE. The last reported sale price of the common stock and the IPO Warrants on the NYSE on December 29, 2016, being the day immediately prior to the issuance of the Special Warrant, was $4.69 per share and $0.42 per IPO Warrant. The following chart sets out the trading price and volume of the common stock and IPO Warrants on the NYSE during the 12 months preceding the date of this prospectus:

Common Stock

Month	Intra-month High	Intra-month Low	Volume
2016
April	$4.80	$4.00	777,166
May	$4.39	$2.92	920,294
June	$3.82	$2.86	562,147
July	$4.05	$2.99	879,067
August	$4.13	$3.29	1,029,001
September	$4.33	$3.50	843,676
October	$5.35	$4.10	1,395,992
November	$6.50	$3.55	3,294,448
December	$5.75	$3.90	2,843,287
2017
January	$6.24	$3.52	6,676,788
February	$4.02	$3.20	4,198,803
March	$3.65	$2.10	6,806,612
April (until April 26, 2017)	$2.73	$2.00	2,811,967

Source: www.google.ca/finance

IPO Warrants

Month	Intra-month High	Intra-month Low	Volume
2016
April	$1.71	$1.04	6,932
May	$1.20	$0.65	10,649
June	$0.85	$0.30	20,228
July	$0.50	$0.35	8,360
August	$0.46	$0.18	15,119
September	$0.49	$0.40	10,607
October	$0.49	$0.21	435,665
November	$1.00	$0.27	126,244
December	$0.70	$0.32	74,484
2017
January	$1.00	$0.27	141,947
February	$0.40	$0.04	680,499
March	$0.17	$0.03	622,951
April (until April 26, 2017)	$0.04	$0.01	356,423

Source: The Wall Street Journal

The last reported sale price of the common stock and IPO Warrants on the NYSE on April 26, 2017 was $2.29 per share and $0.02 per IPO Warrant.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER

As of the date of this prospectus, the following sets out our securities that, to our knowledge, are subject to contractual restrictions on transfer:

Designation of Class	Number of Securities Subject to Restrictions	Percentage of Class prior to the Offering(1)	Percentage of Class after giving effect to the Offering(2)
Common stock	552,157(3)	1.58%	1.49%

Notes:

(1)	Based on 34,849,577 outstanding shares of common stock.
(2)

Based on 37,073,776 outstanding shares of common stock as of the date of this prospectus, giving effect to the issuance of 2,224,199 shares of our common stock upon the exercise of the Special Warrant.

(3)

The restrictions provide that, subject to specified exceptions, the shareholders will not offer, sell, contract to sell, announce the intention to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, whether now owned or hereafter acquired, owned directly by the shareholders (including holding as a custodian) or with respect to which the shareholders have beneficial ownership within the rules and regulations of the SEC (collectively the “Locked-Up Shares”), or exercise any right with respect to the registration of any of the Locked-Up Shares, or demand or cause to be filed any registration statement in connection therewith, under the U.S. Securities Act, without, in each case, the prior written consent of the U.S. Agent, for a period of 60 days after the date of the final prospectus in connection with the January 2017 Offering. The foregoing restriction expressly precludes the shareholders from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Locked-Up Shares even if such shares would be disposed of by someone other than the shareholders.

PRINCIPAL SHAREHOLDERS

The following table shows the name and information about our voting securities owned by each person or company which, as at the date of this prospectus, owned of record, or which, to our knowledge, owned beneficially, directly or indirectly, more than 10% of any class or series of our voting securities:

Name	Number and type of securities	Type of Ownership	Percentage of Class(1)	Percentage of Class on a Fully Diluted Basis(2)
Entities affiliated with Waddell & Reed Financial, Inc.	8,873,174 shares of common stock	Beneficial and of record	25.5%	17.5%
Naxamber S.A.	3,970,815 shares of common stock and 300,000 IPO Warrants	Beneficial and of record	11.4%	8.0%

Notes:

(1)	Based on 34,849,577 outstanding shares of common stock as of the date of this prospectus.
(2)

Based on 50,587,157 outstanding shares of common stock on a fully diluted basis, assuming the exercise of 4,000,000 IPO Warrants, 755,049 Legacy Warrants, the Special Warrant, 2,118,422 2017 Warrants and 6,639,910 Options.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the names and province or state and county of residence of our directors and executive officers as well as their positions with us and principal occupations. All directors, officers and employees are required to sign standard confidentiality and non-disclosure agreements with us.

Directors

Name and Province or State and Country of Residence	Position	Principal Occupation
Kurt Briner(1) Monaco	Director	Director
George F.J. Gosbee(2) )(3) Calgary, Canada	Director	Chairman and CEO of AltaCorp Capital Inc.
Heinz Haller(2)(3) Uri, Switzerland	Director	Executive Vice President and President of Europe, Middle East, Africa and India of Dow Europe GmbH
Jean-François Huc(4) Québec, Canada	Director	Director
Raymond Land (4) Florida, United States	Director	Director
Ellen B. Richstone (1)(3) Massachusetts, United States	Director	Director
Ken W. Wall(3(4) Pennsylvania, United States	Director	Director

Notes:

(1) Those directors’ appointments expire at our 2017 annual meeting of the shareholders

(2)	Those directors’ appointments expire at our 2018 annual meeting of the shareholders.

(3) Member of the Audit Committee (as defined herein).

(4)	Those directors’ appointments expire at our 2019 annual meeting of the shareholders.

Executive Officers

Name and Province or State and Country of Residence	Position
Michael A. Hartmann Québec, Canada	Executive Vice President
Raymond Land Florida, United States	Interim CFO
James Millis Minnesota, United States	Chief Technology Officer
Fabrice Orecchioni Ontario, Canada	President, Chief Operations Officer and Acting Chief Executive Officer

Biographies

The following are brief biographical profiles of each of our directors and executive officers, including their principal occupations for the previous five years. The information provided below has been provided to us by the individuals themselves and has not been independently verified by us.

Non-Executive Directors

Kurt Briner, 72, has served on our Board since 2009 and was Chairman of our Board from 2009 to February 2012. Mr. Briner was President and Chief Executive Officer of Sanofi Pharma S.A. from 1988 until his retirement in 1998 and has since been an independent consultant to pharmaceutical and biotechnology companies. He has over 35 years of experience in the pharmaceutical industry and was a member of the Board of Novo Nordisk, Progenics Pharmaceuticals Inc., and Galenica S.A., a European-based pharmaceutical company. Mr. Briner received a diploma from École de Commerce in Basel and Lausanne. We believe that Mr. Briner’s extensive experience in the pharmaceutical and biotechnology industries, his service in senior management and as a board member of large business enterprises and appreciation of business organizations and practices in diverse international cultures qualify him to serve as a member of our Board.

George F.J. Gosbee, 47, has served on our Board since February 2016 and has been the Vice-Chairman of our Board and lead independent director since March 28, 2017. He is a founder of AltaCorp Capital Inc., an advisory firm, where he has served as Chairman and Chief Executive officer since 2010. From 2000 to 2010, Mr. Gosbee served as Chairman, President and Chief Executive Officer of Triston Capital Global Inc., a global energy investment firm, which he also founded.  From 2007 to 2015, Mr. Gosbee was the Vice Chairman of Alberta Investment Management Co, an institutional investment fund, where he currently serves as a director.  From 2012 to 2015, Mr. Gosbee served as a director of the TMX Group, an operator of stock exchanges, and from 2009 to 2011, as a director of Chrysler Group LLC.  Mr. Gosbee holds a Bachelor of Commerce degree from the University of Calgary. We believe Mr. Gosbee’s experience as a seasoned investor and his broad industry experience qualify him to serve as a member of our Board.

Heinz Haller, 62, has served on our Board since 2011. He is Executive Vice President and President of Europe, Middle East, Africa and India of Dow Europe GmbH. He has worked at Dow in various roles from 2006 through the present, from 1987 to 1994 and from 1980 to 1985. From 2002 to 2006, Mr. Haller served as Managing Director of Allianz Capital Partners, GmbH, a private equity firm. Prior to that, he was Chief Executive Officer of both Red Bull Sauber AG, a company that provides automotive research and development services and Sauber Petronas Engineering AG. He has also worked as Managing Director of Plüss-Staufer AG, a chemical distribution company. Mr. Haller is Chairman of the Dow Kokam Board and the Dow AgroSciences Members Committee, as well as a member of the board of directors for the Dow Corning Corporation, the Michigan Molecular Institute, and the U.S. India Business Council. Mr. Haller earned a certification in the advanced executive program from University of California at Los Angeles and holds a Master of Business Administration from IMD, Lausanne, Switzerland. We believe Mr. Haller’s experience in leadership roles and knowledge of the chemical industry qualify him to serve as a member of our Board.

Jean-François Huc, 53, served as our President and CEO until February 17, 2017, is currently serving as a consultant to us, and has served on our Board since 2008. Mr. Huc was Chief Operating Officer of Diversified Natural Products, Inc. from 2006 until 2008. Earlier in Mr. Huc’s career, he served as CEO of TGN Biotech Inc., a company producing recombinant proteins in transgenic animals, from 2004 to 2005, and MedExact S.A., a company offering web-based promotional services to pharmaceutical companies in the United States and France, from 2000 to 2002. Mr. Huc was Vice President of Alliance Management for Sanofi-Synthelabo S.A. from 1998 to 2000. Prior to Sanofi, he was a Partner with Arthur D. Little, a management consulting firm, from 1995 to 1997, and served in several other consulting and sales roles prior to 1995. Mr. Huc obtained a Master of Business Administration from York University in Toronto and a Bachelor of Science in biochemistry from the University of Western Ontario.   We believe Mr. Huc’s experience in business and his understanding of our company qualify him to serve as a member of our Board.

Raymond J. Land, 72, has served on our Board since 2011 and has been the Chairman of our Board since February 2012. In March 2017, Mr. Land became our Interim Chief Financial Officer. Mr. Land retired after most recently serving as the Senior Vice President and Chief Financial Officer of Clarient, Inc., a cancer diagnostics company, where he worked from 2008 until his retirement. From 2007 to 2008, he was the Senior Vice President and Chief Financial Officer of Safeguard Scientifics, Inc., a venture capital firm. In 2006, Mr. Land was Executive Vice President and Chief Financial Officer of Medcenter Solutions, Inc., a medical education and marketing services company in the pharmaceuticals industry, and from 2005 to 2006, he was Senior Vice President and Chief Financial Officer of Orchid Cellmark Inc., a DNA testing company. Mr. Land also served as Senior Vice President and Chief Financial Officer for Genencor International, Inc., from 1997 until its acquisition in 2005. From 1991 to 1996, he served as Senior Vice President and Chief Financial Officer for West Pharmaceutical Services, Inc. Previously, Mr. Land has also held various positions at Campbell Soup Company, Inc. and at Coopers & Lybrand, an accounting firm. Mr. Land currently serves on the board of directors of Anika Therapeutics, Inc., where he is the chair of the audit committee, and Mountain View Pharmaceuticals, Inc., a privately held pharmaceuticals company. Mr. Land is a Certified Public Accountant (Retired) and received a Bachelor of Business Administration in accounting and finance from Temple University. We believe Mr. Land’s service on the boards of directors and leadership positions at numerous companies in the biotechnology and pharmaceutical industries qualify him to serve as a member of our Board.

Ellen B. Richstone, 65, has served on our Board since May 2014. Ms. Richstone was the CFO of several public and private companies between 1989 and 2012, including Rohr Aerospace (a Fortune 500 Company) and Executive VP of Darwin Scientific between June 2011 and September 2012. From 2002 to 2004, Ms. Richstone was the President and CEO of the Entrepreneurial Resources Group. From 2004 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion.  Ms. Richstone currently serves on the boards of two other public companies: eMagin Corporation (NYSE: EMAN) and Superior Industries International Inc. (NYSE: SUP). She has prior experience on both public and private boards and her current private boards include the National Association of Corporate Directors-New England.  She chairs the Audit Committees of both eMagin and Parnell Pharmaceuticals Inc. In April 2013, Ms. Richstone was given the first annual Distinguished Director Award from the Corporate Directors Group. Ms. Richstone graduated from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s Business School. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors. We believe Ms. Richstone’s broad industry experience in technology, industrial and cleantech along with her financial expertise and extensive governance experience qualify her to serve as a member of our Board.

Kenneth W. Wall, 68, has served on our Board since August 2013. Mr. Wall previously served as BioAmber’s Chief Operations Officer from October 2012 to June 2013. From 2011 to October 2012, Mr. Wall served as our Senior Vice President of Manufacturing. From 2005 to 2011, Mr. Wall was a consultant to the chemical industry. In 2004, Mr. Wall was President of Intermediates and Specialty Products business at INVISTA. Prior to 2004, Mr. Wall served in various positions at DuPont since 1974 and culminating as Vice President and General Manager of DuPont’s Nylon Intermediates, Polymers and Specialties division. Mr. Wall’s broad experience includes roles such as Director of Integrated Operations, Director of Manufacturing, Global Business Manager, Plant Superintendent, R&D Director, Product Manager and Staff Engineer. Mr. Wall holds a Ph.D. in chemical engineering from the University of Missouri-Rolla, a Master of Science in chemical engineering from the University of Missouri-Rolla and a Bachelor of Science in chemical engineering from the University of Missouri-Rolla. We believe Mr. Wall’s extensive knowledge of our company and his over 39 years of experience working for and knowledge of the chemical industry qualify him to serve as a member of our Board.

Executive Officers

Fabrice Orecchioni, 45, has served as our Chief Operations Officer since January 2014, and effective on February 20, 2017, he became our President and Acting Chief Executive Officer as well. From April 2013 to January 2014, Mr. Orecchioni served as our Senior Vice President of Operations. Mr. Orecchioni previously served as our General Manager (Plants) since January 2012. After joining BioAmber in 2012 to manage the demonstration plant in France, Mr. Orecchioni was involved in the design of the commercial scale bio-succinic plant in Sarnia, Ontario. Mr. Orecchioni also served as President of the BioAmber Sarnia joint venture with Mitsui, where he managed day to day operations and coordinated global marketing with Mitsui. From 2009 to 2011, Mr. Orecchioni was Plant Manager at Abengoa Bioenergy France S.A., at a plant that produces ethanol and DDGS from grain. From 2007 to 2009, Mr. Orecchioni was Production Manager at Abengoa Bioenergy France. From 2001 to 2007, Mr. Orecchioni was Production Manager at Ajinomoto Foods Europe S.A.S., an amino acid producer. Mr. Orecchioni holds an Executive Master of Business Administration from HEC Paris, a degree in Biotechnology from École de Biologie Industrielle, and a degree in Chemistry from Université Pierre-et-Marie-Curie.

Michael A. Hartmann, 50, has served as our Executive Vice President since 2009, and is also President of BioAmber Sarnia since March 2017. From 1998 to 2008, Mr. Hartmann was an Executive Director of Institutional Sales at CIBC World Markets Inc. Prior to that, Mr. Hartmann had business and sales roles at Sprott Securities, Dlouhy Investments Inc. and Thomson Kernaghan & Co. Ltd. Mr. Hartmann received an International Master of Business Administration from York University in Toronto and a Bachelor of Arts from Rollins College.

James Millis, 61, has served as our Chief Technology Officer since 2009. Prior to joining the company, Mr. Millis served as Chief Executive Officer of Draths Corporation, a chemical company that focused on manufacturing bio-based materials, from 2007 to 2009. From 2001 to 2007, he served as Technical Director for Cargill’s Industrial Bioproducts business unit. Earlier positions included business and technical leadership roles at

Maxygen Inc. and Bio-Technical Resources. Mr. Millis has been involved in the commercial development and scale-up of several technologies, spanning fermentation and chemical catalysis, and is co-inventor on 25 U.S. patents and their foreign equivalents. Mr. Millis holds a Master of Science in chemical engineering from the University of Pittsburgh and a Bachelor of Science in chemical engineering from Cornell University.

Share Ownership by Directors and Officers

As at the date of this prospectus, as a group, our directors and executive officers beneficially owned, directly or indirectly, or exercised control over 527,282 shares of common stock, being 1.51% of the issued and outstanding securities. As at the date of the prospectus, as a group, our directors and executive officers beneficially owned, directly or indirectly, or exercised control over options to purchase up to 3,004,087 shares of common stock and warrants to purchase up to 150,692 shares of common stock.

Corporate Cease Trade Orders, Bankruptcies, Penalties and Sanctions

None of our directors or executive officers is, as at the date of this prospectus, or was, within ten years before the date of this prospectus, a director, chief executive officer or chief financial officer of any company (including the Company), that was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days:

(a)	that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or
(b)

that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Except as described below, none of our directors or executive officers, or a shareholder holding a sufficient number of our securities to affect materially our control:

(a)

is, as at the date of the prospectus, or has been within the ten years before the date of the prospectus, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, state the fact; or

(b)

has, within the ten years before the date of the prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Ellen Richstone, one of our directors, was a director of EveryWare Global, Inc., which in 2015 restructured itself under the protection of chapter 11 of the United States Bankruptcy Code.

None of our directors or executive officers, or a shareholder holding a sufficient number of our securities to affect materially our control, has been subject to (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

None of our directors, officers or principal shareholders and no associates or affiliates of any of them, have or have had any material interest in any transaction which materially affects us. There are potential conflicts of interest to which our directors and officers will be subject in connection with our operations. In particular, certain of our directors are involved in managerial, director and/or advisory positions with other companies whose operations may, from time to time, be in direct competition with our operations or with entities which may, from time to time, provide financing to, or make equity investments in, our competitors. See “Risk Factors”.

Conflicts, if any, will be subject to the procedures and remedies available under the Delaware General Corporation Law. Section 144 of the Delaware General Corporation Law generally provides that in the event that a director has an interest in a material contract or proposed contract or transaction, such interest is not void or voidable solely because of such interest if the director discloses his or her interest in such contract or transaction and the such contract or transaction is approved by a majority of the disinterested directors, or by the stockholders, or such contract or transaction is fair to the corporation. Furthermore, our Code of Business Conduct and Ethics provides that any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the CFO. The CFO may notify our Board or a committee thereof, as he or she deems appropriate. Actual or potential conflicts of interest involving a director, officer or member of the legal department are required to be disclosed directly to the Chairman of our Board.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation awarded to, earned by, or paid to each individual who served as our former CEO and the two most highly-compensated executive officers (other than our former CEO) who were serving as executive officers at the end of the fiscal year ended December 31, 2016. Jean-François Huc resigned as President and CEO of the Company on February 17, 2017. Fabrice Orecchioni was appointed as President and Acting CEO effective February 20, 2017. All of these individuals are collectively referred to as our NEOs.

Summary Compensation Table—2016

		Salary		Bonus	Option Awards	Non-Equity Incentive Plan Compensation		All Other Compen-sation		Total
Name and Principal Position	Year	($)		($)	($)(1)	($)(2)		($)		($)
Jean-François Huc	2016	463,339	(3)	—	555,072	—		33,980	(3) (5)	1,052,391
Former President and CEO	2015	479,712	(4)	—	—	—		35,181	(4) (5)	514,893

James Millis	2016	330,000		—	166,522	—		—		496,522
Chief Technology Officer	2015	330,000		—	—	20,791		—		350,791

Fabrice Orecchioni	2016	276,206	(3)	—	277,536	—		—		553,472
President, Chief Operations Officer and Acting Chief Executive Officer	2015	285,982	(4)	—	—	31,247	(4)	—		317,229

Notes:

(1)

This column reflects the aggregate grant date fair value of stock option awards granted in 2016 to the NEO, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), excluding the effect of estimated forfeitures. See Note 13 to our consolidated financial statements for the financial year ended December 31, 2016 included elsewhere in this prospectus for a discussion of the assumptions made by us in determining the valuation of equity awards.
(2)	Amount represents bonus earned based on each NEO’s achievement of individual and/or corporate goals.
(3)	Amount has been converted to U.S. dollars from Canadian dollars using the average exchange rate for 2016 of CAD 1.00 to USD 1.3243.
(4)	Amount has been converted to U.S. dollars from Canadian dollars using the average exchange rate for 2015 of CAD 1.00 to USD 1.2791.
(5)	Amount represents automobile, life insurance and long term disability insurance policies provided to Mr. Huc pursuant to his employment agreement.

Outstanding Equity Awards at Fiscal Year-End 2016

	Option Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Jean-François Huc	77,000	—	1.07	12/8/2018	(1)
	24,500	—	1.07	4/17/2019	(1)
	70,000	—	5.74	7/21/2020	(1)
	213,500	—	10.55	6/27/2021	(1)
	346,875	103,125	6.98	11/11/2023	(2,3)
	100,000	100,000	10.16	12/5/2024	(2,3)
	—	200,000	5.00	1/26/2026	(2,3)

James Millis	21,000	—	5.74	11/12/2019	(1)
	70,000	—	5.74	3/1/2020	(1)
	35,000	—	5.74	1/12/2021	(1)
	66,500	—	10.55	6/27/2021	(1)
	61,667	18,333	6.98	11/11/2023	(4)
	25,000	25,000	10.16	12/5/2024	(5)
	—	60,000	5.00	1/26/2026	(6)

Fabrice Orecchioni	35,000	—	10.55	6/26/2023	(1)
	104,062	30,938	6.98	11/11/2023	(4)
	30,000	30,000	10.16	12/5/2024	(5)
	—	100,000	5.00	1/26/2026	(6)

(1)	The option has fully vested as of December 31, 2016.
(2)	The vesting of all unvested awards as of his departure date, February 17, 2017, were accelerated as of that day.
(3)	The expiration date of those options was modified as of the later of the actual option expiration date and February 17, 2022.
(4)	The option vests over four years as follows: 25% vested on November 11, 2014, with the remainder vesting in equal monthly installments over the 36 months thereafter.
(5)	The option vests over four years as follows: 25% vested on December 5, 2015, with the remainder vesting in equal monthly installments over the 36 months thereafter.
(6)	The option vests over four years as follows: 25% vested on January 26, 2017, with the remainder vesting in equal monthly installments over the 36 months thereafter.

Employment Agreements; Potential Payments upon Termination or Change in Control

As of December 31, 2016, we were party to the following employment agreements and other agreements with our NEOs.

Jean-François Huc. During the year ended December 31, 2016, pursuant to the employment agreement with our wholly-owned Canadian subsidiary, Mr. Huc served as our Chief Executive Officer, and was entitled to an initial annual base salary of CAD $310,000 and was eligible to earn a cash bonus with a target equal to 50% of base salary (which was subsequently increased to 60%). In addition, in the event of a change in control transaction, Mr. Huc may elect, if so requested by us, to either (A) continue as an employee on terms at least as advantageous as those in the employment agreement for at least one year following such transaction, (B) continue on a consulting basis in a non-management role for at least one year following such transaction on terms at least as advantageous as those in the employment agreement or (C) agree to a noncompetition covenant with the acquiring entity for one year following such transaction.  For purposes of Mr. Huc’s agreement, a “transaction” is defined as the sale or merger of all or substantially all of our assets or the sale, assignment, transfer or issuance of our shares such that one shareholder holds either (i) over 50% of our issued shares or (ii) the right to designate a majority of the directors of the Board. Pursuant to that employment agreement, in the event that Mr. Huc is terminated by us for any reason other than for “cause” (as defined in the agreement) or as a result of death or disability, he was entitled to receive a severance payment in lieu of notice of an amount equal to 12 months’ base salary (or 24 months’ base salary if such termination occurs within 12 months before or after a change of control transaction). In addition, if Mr. Huc’s employment is terminated by us for any reason other than for cause or if his employment terminates upon his death, any stock options and restricted stock outstanding would immediately vest in full (and such options would be exercisable for three years thereafter). Pursuant to the employment agreement, Mr. Huc was subject to a post-termination confidentiality covenant for 10 years, as well as post-termination nonsolicitation of employees and noncompetition covenants for 12 months (which we may increase to 24 months if Mr. Huc resigns for any reason, in which case we would pay Mr. Huc an amount equal to 12 months’ base salary).

Mr. Huc resigned as our President and CEO on February 17, 2017. Mr. Huc entered into a mutual separation and consulting agreement with BioAmber Canada on February 17, 2017. Pursuant to the agreement, as consideration for a general release of claims against the Company and related parties, Mr. Huc will receive (i) a retiring allowance amounting to CAD$658,600, less applicable deductions required by law under retiring allowance provisions; (ii) a bonus payment for the year 2017 corresponding to 70% of his current base salary, namely CAD$461,020 less applicable withholdings and deductions required by law; and (iii) immediate vesting of stock options, including restricted stock options, already granted as of the separation date.  In addition, Mr. Huc has agreed to provide consulting services to us for a period of six months following the separation date in order to provide an orderly transition of his duties. Mr. Huc will be paid a monthly consulting fee of $20,000, plus applicable taxes. During the consulting term, Mr. Huc will continue to participate in our group insurance plan. A noncompetition and nonsolicitation period will be in effect for a period of 18 months after the separation date, inclusive of any consulting term.

James Millis. Mr. Millis entered into an employment agreement with our wholly-owned Canadian subsidiary on August 1, 2010. Pursuant to the employment agreement, Mr. Millis serves as our Chief Technology Officer, is entitled to an initial annual base salary of $240,000 and is eligible to earn a cash bonus with a target equal to 35% of base salary (which was subsequently increased to 40%). The agreement also provides Mr. Millis with an initial equity grant of an option to purchase 2,000 shares of our common stock. In addition, in the event of a change in control transaction, Mr. Millis may elect, if so requested by us, to either (A) continue as an employee on terms at least as advantageous as those in the employment agreement for at least one year following such transaction, or (B) agree to a noncompetition covenant with the acquiring entity for one year following such transaction. For purposes of Mr. Millis’ agreement, a “transaction” is defined as the sale or merger of all or substantially all of our assets or the sale, assignment, transfer or issuance of our shares such that one shareholder holds either (i) over 50% of our issued shares or (ii) the right to designate a majority of the directors of our Board.

The agreement term is indefinite.  Mr. Millis may terminate the agreement at any time by giving six months’ written notice to us. In the event that Mr. Millis is terminated by us for any reason other than for “cause” (as defined in the agreement) or as a result of death or disability, he will be entitled to receive a severance payment in lieu of notice of an amount equal to 12 months’ base salary (or 24 months’ base salary if such termination occurs within 12 months before or after a change of control transaction). In addition, if Mr. Millis’s employment is terminated by us for any reason other than for cause or if his employment terminates upon his death, any stock options and restricted stock outstanding will immediately vest in full (and such options will be exercisable for three years thereafter). Pursuant to the agreement, Mr. Millis is subject to a post-termination confidentiality covenant for 10 years, as well as post-termination nonsolicitation of employees and noncompetition covenants for 12 months (which we may increase to 24 months if Mr. Millis resigns for any reason, in which case we will pay Mr. Millis an amount equal to 12 months’ base salary).

Fabrice Orecchioni. Mr. Orecchioni entered into an employment agreement with us on September 13, 2011, which was subsequently amended on April 1, 2013 and June 10, 2013. Mr. Orecchioni currently serves as our President, Chief Operations Officer and Acting Chief Executive Officer. Pursuant to the employment agreement, Mr. Orecchioni is entitled to an initial annual base salary equal to CAD 210,000 and is eligible to earn a cash bonus with a target equal to 35% of base salary (which was subsequently increased to 45%). We also provide Mr. Orecchioni with our subsidized health insurance.

The agreement term is indefinite. Mr. Orecchioni may terminate the agreement at any time by giving three months’ written notice to us. In the event that Mr. Orecchioni is terminated by us for any reason other than for “cause” (as defined in the agreement) or as a result of death, he will be entitled to receive a severance payment in lieu of notice of an amount equal to three months’ base salary. In addition, if Mr. Orecchioni’s employment is terminated by us for any reason other than for cause any vested stock options and restricted stock outstanding will be exercisable for six months thereafter, and will be exercisable between 12 and 24 months, in case his employment terminates upon his death or invalidity.  Pursuant to the agreement, Mr. Orecchioni is subject to a post-termination confidentiality covenant for 10 years, as well as post-termination nonsolicitation of employees and noncompetition covenants for 12 months.

Current Base Salaries

For 2016, our NEOs’ base salaries were set as follows: for Mr. Huc, $463,339, effective January 1, 2016; for Mr. Millis, $330,000, effective January 1, 2016; and for Mr. Orecchioni $276,206, effective January 1, 2016. For Messrs. Huc and Orecchioni, these amounts have been converted to U.S. dollars from Canadian dollars using the average exchange rate for 2016 of CAD 1.00 to USD 1.3243.

Cash Bonus

We believe that a meaningful portion of total compensation should be at risk, in part through annual cash bonuses. This helps to align our executives’ interests with the interests of stockholders and incentivizes our executives to drive profitable growth of our business. Our executives’ employment agreements do not provide for guaranteed cash bonuses; however, they do provide for target annual cash bonus opportunities.

We use annual cash bonuses to motivate our executives to achieve, and reward them for achieving, annual corporate and individual goals. Each executive has a bonus target which is equal to a percentage of his or her annual base salary. The more senior the position, the higher the target percentage.

Our performance is evaluated by our compensation committee and CEO at the completion of each fiscal year, when they review our results against the corporate goals established at the beginning of the fiscal year. The individual performance factor of the bonus is measured by our CEO’s, or in the case of our CEO’s performance, our compensation committee’s, assessment of the overall performance of each such executive. The evaluation by the CEO takes into account the executive’s position within the Company and the corporate goals over which that executive has control or influence.

The following table sets forth the annual cash bonus targets and awards for our NEOs for 2016:

Named Executive Officer	Target Bonus (% of base salary)	Cash bonus Awarded ($)
Jean-François Huc	60%	—
James Millis	40%	—
Fabrice Orecchioni	45%	—

Given that that the 2016 corporate objectives were not fully achieved, the compensation committee determined not to award any incentive bonus to the NEOs for 2016 for the portion of the bonus based on achievement of corporate objectives. The Board determined that Mr. Huc's cash bonus amount would be based solely on the attainment of corporate objectives, with no personal objective component and, accordingly, Mr. Huc was awarded no incentive bonus for 2016.

The compensation committee determined to award 2016 incentive bonuses to Messrs. Millis and Orecchioni in the form of options to purchase common stock rather than in cash based on our need to conserve cash in a difficult and volatile macro-environment.

Based on achievement of his personal goals for 2016, Mr. Millis was awarded a bonus in the form of a stock option to purchase an aggregate of 60,686 shares of common stock.  Such option vests monthly over one year from the grant date of February 9, 2017 and has an aggregate grant date fair value of $145,740, calculated in accordance with FASB 718, excluding the effect of estimated forfeitures.  See Note 13 to our consolidated financial statements for the financial year ended December 31, 2016 included elsewhere in this prospectus for a discussion of the assumptions made by us in determining the valuation of equity awards.

Based on achievement of his personal goals for 2016, Mr. Orecchioni was awarded a bonus in the form of a stock option to purchase an aggregate of 51,351 shares of common stock.  Such option vests monthly over one year from the grant date of February 9, 2017 and has an aggregate grant date fair value of $123,321, calculated in accordance with FASB 718, excluding the effect of estimated forfeitures.  See Note 13 to our consolidated financial statements for the financial year ended December 31, 2016 included elsewhere in this prospectus for a discussion of the assumptions made by us in determining the valuation of equity awards.

401(k) Plan and Registered Retirement Savings Plan (RRSP)

We maintain a 401(k) plan in which substantially all of our U.S.-based employees are entitled to participate. We also maintain a RRSP that our Canadian-based employees are entitled to participate. For both respective plans, employees contribute their own funds, as pre-tax salary deductions. Contributions can be made up to plan limits subject to government limitations. The plan permits us to make matching contributions should we so choose. To date, we have not made matching contributions although we may choose to do so in the future.

Director Compensation

In 2016, our non-employee directors received fees for their services as members of our Board. On November 7, 2013, our Board approved a compensation package to be paid to non-employee directors, including an annual fee of $70,000 for the Chairman of the Board, an annual fee of $55,000 for a Board member who is also the chairman of a committee, and an annual fee of $40,000 for all other Board members, as well as a stock option grant every two years to acquire 10,500 shares of our common stock per year to be made at the anniversary dates of the initial election of each Board member. The non-employee directors may also elect to receive additional stock options in lieu of the cash portion of their compensation package. On February 11, 2015, our Board approved a compensation package for the members of the CAPEX committee, including an annual fee of $15,000 for the chairman and $7,500 for the other members, for their services provided in 2014, and until the dissolution of the committee. No meeting of this committee occurred in 2016, and no amounts were paid to these committee members for their service on this committee in 2016. In addition, on March 19, 2015, our Board approved a change to the Board compensation policy, effective January 1, 2015, to permit Board members to receive shares in lieu of their annual cash compensation. We reimburse each member of our Board who is not a company employee for reasonable travel and other expenses in connection with attending meetings of the Board. A director who is also our employee receives no additional compensation for his service as a member of our Board. During fiscal year 2016, Mr. Huc was our employee. See Executive Compensation – “Summary Compensation Table – 2016” above for additional information regarding the compensation paid to Mr. Huc during fiscal year 2016.

The following table provides compensation information for the fiscal year ended December 31, 2016 for each member of our Board who was a non-employee director during that year. No member of our Board employed by us receives separate compensation for services rendered as a member of our Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
Kurt Briner (3)	62,500	53,859	116,359
Heinz Haller (4)	62,500	53,859	116,359
Raymond J. Land (5) (6)	92,500	53,859	146,359
Henry Linsert, Jr. (7)	6,897	—	6,897
Ellen Richstone (8)	55,000	53,859	108,859
Kenneth W. Wall (9)	55,000	53,859	108,859
George F. J. Gosbee (10)	47,014	68,435	115,449

(1)

This column reflects the aggregate grant date fair value of stock option awards granted in 2016 to the non-employee directors, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 13 to our consolidated financial statements for the financial year ended on December 31, 2016 included elsewhere in this prospectus for a discussion of the assumptions made by us in determining the valuation of equity awards.

(2)

On May 19, 2016 our Board approved a grant of an option to acquire 24,000 shares of our common stock to each of our non-employee Board members. The option vests as follows: 25% vested on August 19, 2016, 25% vested November 19, 2016, 25% vested on February 19, 2017 and 25% will vest on May 19, 2017.

(3)	As of December 31, 2016, Mr. Briner held options to purchase 105,026 shares of our common stock.
(4)	As of December 31, 2016, Mr. Haller held options to purchase 68,625 shares of our common stock.
(5)	As of December 31, 2016, Mr. Land held options to purchase 68,625 shares of our common stock.
(6)

On March 28, 2017, Mr. Land became our Interim Chief Financial Officer and an employee of our company. Pursuant to our agreement with Mr. Land for such employment, Mr. Land is entitled to a salary of $21,250 per month.

(7)	As of December 31, 2016, Mr. Linsert held options to purchase 18,375 shares of our common stock. Mr. Linsert resigned from the Board on February 22, 2016.
(8)	As of December 31, 2016, Ms. Richstone held options to purchase 45,000 shares of our common stock.
(9)	As of December 31, 2016, Mr. Wall held options to purchase 80,216 shares of our common stock.
(10)

As of December 31, 2016, Mr. Gosbee held options to purchase 30,000 shares of our common stock. On February 22, 2016, our Board approved a grant of an option to acquire 6,000 shares of our common stock to Mr. Gosbee. The options vested on May 15, 2016.

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company. We are not aware of any officers or directors that have entered into a trading plan in accordance with Rule 10b5-1 and our policy governing transactions in our securities.

We anticipate that, as permitted by Rule 10b5-1 and our policy governing transactions in our securities, some or all of our officers, directors and employees may establish trading plans in the future. We intend to disclose the names of executive officers and directors who establish a trading plan in compliance with Rule 10b5-1 and the requirements of our policy governing transactions in our securities in our future quarterly and annual reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission. However, we undertake no obligation to update or revise the information provided herein, including for revision or termination of an established trading plan.

Compensation Committee Interlocks and Insider Participation

During 2016, Messrs. Land, Haller, Briner and Gosbee served as members of our compensation committee. On February 22, 2016, Mr. Henry Linsert, a former member of our Board, resigned from his position as a director and as a member of our compensation committee, and was replaced by Mr. Gosbee. On May 19, 2016, Mr. Land was elected to the compensation committee. On February 11, 2017, Mr. Haller and Mr. Briner left the committee and Ms. Richstone was elected, and Mr. Gosbee was named chairman of the compensation committee. On March 28, 2017, Mr. Land left the committee and Mr. Wall was elected to the committee. No member of the compensation committee was an employee or officer of BioAmber during 2016, a former officer of BioAmber, or had any other relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the Board performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the Board performing equivalent functions or, in the absence of any such committee, the entire Board) of another entity, one of whose executive officers served on our Board.

AUDIT COMMITTEE AND CORPORATE GOVERNANCE

We are an SEC foreign issuer under Canadian securities laws and as such are exempted from, among other things, requirements under those laws to (i) have an audit committee of at least three people consisting solely of independent directors, and (ii) disclose annually the extent to which we comply with certain recommendations of the Canadian Securities Administrators regarding, among other corporate governance matters, the composition of our Board and of committees of our Board, provided we are in compliance with the requirements in the U.S. regarding the role and composition of audit committees.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Aggregate Indebtedness

As of this date of this prospectus, there is no indebtedness owing to us, or former, officers, directors, or employees, including in respect of indebtedness to others where the indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement provided by us.

Indebtedness of Directors and Executive Officers under Securities Purchase and Other Programs

No person who is, or at any time during the most recently completed financial year was, a director or executive officer of the Company, and no associate of any such director or officer is, or at any time since the beginning of the most recently completed financial year of the Company has been, indebted to the Company, and no such persons owe a debt to another entity, which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement provided by the Company.

PLAN OF DISTRIBUTION

This prospectus is being filed in the Qualifying Jurisdiction to qualify the distribution of 2,224,199 Underlying Shares issuable following the date of this prospectus upon the exercise or deemed exercise of the Special Warrant.

We issued the Special Warrant on December 30, 2016 in accordance with the Canadian Securities Purchase Agreement. Under the terms of the Placement Agreement, which incorporates certain terms of the AltaCorp Engagement Letter, the Agent agreed to facilitate the sale of the Special Warrant and to certify the contents of this prospectus. The Offering Price and the other terms of the Offering were determined by arm's length negotiation between us, the U.S. Agent and the Purchaser.

The subscription proceeds paid in respect of the Special Warrant were placed in escrow pursuant to the Escrow Agreement and shall be released in the manner described under the heading “Description of Share Capital – Special Warrant”.

The Special Warrant entitles its holder, upon the exercise thereof (in whole or in part), to acquire up to 2,224,199 Underlying Shares for no additional consideration.  The Special Warrant shall be deemed to be exercised to acquire any remaining Underlying Shares not yet issued thereunder (for no additional consideration) on the third business day after the date on which the last of the following events occurs (i) a final receipt is issued for this prospectus by the British Columbia Securities Commission and (ii) our common stock is accepted for listing on either the TSX or the TSX Venture Exchange.  Immediately upon the exercise or deemed exercise of the Special Warrant, that portion of the Offering Price attributable to the Underlying Shares issued upon such exercise shall be released by the Escrow Agent to us.  If the Qualification Date does not occur on or before the Qualification Deadline, then that portion of the Offering Price attributable to any Underlying Shares that have not been issued by such time shall promptly be refunded by the Escrow Agent to the holder of the Special Warrant and the Special Warrant shall become null and void and shall no longer entitle its holder to acquire any common stock.

We have agreed to indemnify the Agent, the U.S. Agent, their affiliates and their respective directors, officers, employees and agents against certain liabilities and expenses.

Our common stock has been conditionally approved for listing on the TSX under the symbol “BIOA”, subject to us fulfilling all of the requirements of the TSX by June 28, 2017.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby within the U.S. or to, or for the account or benefit of, U.S. persons.

Relationship Between Us and the Agent

In connection with the Offering and the distribution of Underlying Shares, we may be considered to be a “connected issuer” of the Agent under applicable securities laws. One of our directors, Mr. George Gosbee, is Chairman and CEO of the Agent.  The decision of the Agent to participate in the Offering and in the distribution of the Underlying Shares was made independently of Mr. Gosbee and the Offering and the distribution of Underlying Shares was not required or suggested by Mr. Gosbee. The terms and pricing of the Offering were determined solely by negotiation among us, the U.S. Agent and the Purchaser. Mr. Gosbee did not participate in our board’s deliberations with respect to the approval of the Offering and abstained from voting thereon. The Agent will not receive any benefit from the Offering and distribution of the Underlying Shares except for a portion of the fees payable to the U.S. Agent in the amount of $177,935.92 and reimbursement of certain out-of-pocket fees and expenses that the Agent incurred.

RISK FACTORS

An investment in our securities involves a high degree of risk and should be considered speculative. Investors should carefully consider the risks and uncertainties described below, as well as other information contained in this prospectus, including the audited financial statements and accompanying notes, appearing elsewhere in this prospectus, before investing in our securities. The risks and uncertainties below are not the only ones faced by us. Additional risks and uncertainties not presently known to us or that we believe to be immaterial may also adversely affect our business. If any of the following risks occur, our business, financial condition and results of operations could be seriously harmed and investors could lose all or part of their investment.

Risks Related to the Offering

Discretion in the Use of Proceeds

Management will have broad discretion concerning the use of the proceeds of the Offering as well as the timing of their expenditures. As a result, an investor will be relying on the judgment of management for the application of the proceeds of the Offering. Management may use the net proceeds of the Offering in ways that an investor may not consider desirable. The results and the effectiveness of the application of the proceeds are uncertain. If the proceeds are not applied effectively, our results of operations may suffer.

Risks Related to the Company and the Company’s Business

We have a limited operating history, a history of losses, anticipate continuing to incur losses for a period of time, and may never achieve or sustain profitability.

We have only been in existence since October 2008 and, therefore, we have a limited operating history upon which you can base your evaluation of our business. As a result, any assessments of our current business and predictions you make about our future success or viability may not be as accurate as they could have been if we had a longer operating history. Since our inception, we have incurred substantial net losses, including net losses of $28.4 million for the year ended December 31, 2016, $41.2 million for the year ended December 31, 2015 and $47.4 million for the year ended December 31, 2014. We expect these losses to continue. We expect to continue to incur substantial costs and expenses related to the continued development and expansion of our business, including those related to the development, continuation and operation of our additional manufacturing facilities, research, testing and development of new products and the growth of our sales and marketing efforts. We will need to generate and sustain increased revenues in future periods in order to become profitable. We cannot assure you that we will ever achieve or sustain profitability on a quarterly or annual basis. As of December 31, 2016, we had negative working capital of $13.9 million and an accumulated deficit of $220.8 million. We also had negative operating cash flows of $37.6 million for the year ended December 31, 2016. Although total cash outflows for the twelve months ended March 31, 2018 are expected to be $14.0 million, there can be no guarantee that our actual cash outflows will align with this expectation. If cash outflows are greater than currently expected, we may need to seek additional financing, the availability of which cannot be guaranteed.

To achieve profitability, we need to execute our manufacturing expansion strategy, including the ramp up of our facility in Sarnia, Ontario.

We are currently ramping up our first facility in cooperation with Mitsui in Sarnia, Ontario. We expect this facility to be operating at full capacity in 2018. We intend to build and operate additional facilities over the next three to five years. We have limited experience in operating a commercial-scale production facility, and our technology may not perform as expected in future plants

There is no guarantee that our Sarnia facility will produce at full capacity and even if we do meet these goals, we may encounter operational challenges for which we are unable to devise a workable solution or which may result in additional costs. To date, we have entered into agreements that contemplate, but do not obligate, us to supply approximately 23,000 MT of bio-succinic acid and its derivatives per year until the end of 2019, and we are actively seeking to enter into additional supply agreements. Some of these supply agreements obligate our customers to exclusively fulfill their needs for bio-succinic acid from us, contingent on our ability to meet their price and other requirements; however, there are no penalties in the event they do not purchase or we do not supply them with bio-succinic acid in the projected purchase volumes they have indicated in the agreements. Without increasing our production capacity by completing future facilities, we may not be able to meet the demands of our customers and our customer relationships and commercialization growth may suffer.
We began operations at our facility in Sarnia, Ontario in October 2015 and we may encounter substantial difficulties in ramping up commercial operations and meeting the expectations of our customers.  Because we produce all of our products at our single facility, any disruptions or delays may have a material adverse effect on our business, financial condition and results of operations.

We began commissioning and start-up of our Sarnia facility in March 2015, and started operations in October 2015.  Because our facility is the first of its kind, none of our employees have had any prior experience in its operation.  As a result, we may experience unforeseen challenges and difficulties and, until the operations stabilize and we obtain more experience operating a commercial scale facility, the Sarnia facility may be more susceptible to start-ups, shutdowns, quality issues, or other delays or disruptions.  For example, in the first months of operations at the Sarnia facility, the plant encountered some operational inefficiencies related to human errors, equipment adjustments and minor equipment failures.  We cannot know with certainty when or if we will achieve optimized operations.   The skills and knowledge gained in operating our large-scale demonstration facility in Pomacle, France may prove insufficient for successful operation of a larger-scale commercial facility, and we may be required to expend significant time and resources to develop our capabilities in commercial facility operations. We may also need to hire new employees or contract with third parties to help manage our operations, and our performance may suffer if we are unable to hire qualified parties or if they perform poorly.

Our operations at our Sarnia, Ontario facility may be adversely affected by changes and events, including the following:

•	loss of key talent, including technical and administrative personnel, in operating the facility;
•	failure to maintain or timely renew regulatory approvals, including environmental;
•	issues with the quality of our products produced at the facility;
•	shortages or changes in the price of equipment, materials or labor and related budget overruns;
•	adverse changes in the political and/or regulatory environment;
•	adverse weather conditions or natural disasters, accidents or other unforeseen events;
•	insufficient capital to continue operations at the facility and the inability to obtain additional financing on satisfactory terms or at all;
•	workplace health and safety issues at the facility;
•	costs associated with the external processing of our co-products;.
•	issues associated with our environmental emissions, effluents, air and noise; and
•	failure of a key piece of equipment, particularly one with long lead time delivery.

Currently, our only production site is our Sarnia facility.  As a result, significant and prolonged disruptions at the facility would have a material adverse effect on our business, financial condition and results of operations.  Our operations also may be disrupted by external events such as natural disasters, severe weather conditions, workplace or environmental accidents, mechanical failure, fires, explosions, interruptions of supply, work stoppage, losses of permits or authorizations or acts of terrorism.  Some of these events can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension or cessation of operations and the imposition of civil or criminal penalties. Our facilities and the manufacturing equipment we use would be very costly to replace and could require substantial lead time to repair or replace. In addition, telecommunications failures or other systems interruptions, such as computer viruses or other cyber-attacks, at any of the locations in which we do business could significantly disrupt our operations, laboratory processes and delay shipments to our customers.  We can provide no assurance that we will not incur losses related to these or other events beyond the limits or outside the coverage of our insurance policies. Further, disruptions to our operations could have a material adverse effect on our business and results of operations during the period of time that the facility is not operating.

In addition, we may also experience difficulties in producing sufficient quantities or quality of products or in achieving sufficient quality and manufacturing yield levels.  Our Sarnia facility is also subject to risks associated with having single suppliers for certain key inputs, such as sugar, power and steam, so the failure of any of these suppliers to perform as expected, would also have a material adverse effect on our performance and results of operations.   If we are unable to successfully operate and manage our manufacturing operations at our Sarnia facility or otherwise fail to meet our manufacturing needs, we may not be able to provide our customers with the quality or quantity of products they require, and thus could lose customers and suffer reduced revenues which may have a material adverse effect on our results of operations.

The funding, construction and operation of our facilities involve significant risks.

Having only recently completed construction of our Sarnia, Ontario facility, and we have limited experience constructing a manufacturing facility of the type and size required to produce commercial quantities of chemicals, and doing so is a complex and lengthy undertaking that requires sophisticated, multi-disciplinary planning and precise execution. The funding, construction and operation of manufacturing facilities are subject to a number of risks, any of which could prevent us from executing on our expansion strategy. In particular, the construction costs associated with future facilities may materially exceed budgeted amounts, which could adversely affect our results of operations and financial condition. For example, the total completion cost of this initial phase of our Sarnia facility was revised to approximately $141.5 million, which was above the initial estimated cost of $125.0 million (plus or minus 10%). Additionally, while the Sarnia facility could be expanded in the future beyond its initial nameplate capacity of 30,000 MTs, the likelihood, timing and size of an eventual expansion will be a function of the timing of construction of our planned second facility as we are unlikely to undertake two construction projects simultaneously.

If we incur future cost overruns, we may not be able to expand our production capacity and product portfolio as quickly as we planned. While our goal is to negotiate contracts with engineering, procurement and construction firms that minimize risk, any delays or cost overruns we encounter may result in the renegotiation of our construction contracts, which could increase our costs. Further, our expansion strategy will require us and/or our subsidiaries to raise additional funds, including through government grants, if available, and the incurrence of additional debt, which may be in the form of interest-free or interest-bearing loans and which may be secured or unsecured. Such additional debt will likely be substantial.

In addition, the construction of our facilities may be subject to the receipt of approvals and permits from various regulatory agencies. Such agencies may not approve the projects in a timely manner or may impose restrictions or conditions on a production facility that could potentially prevent construction from proceeding, lengthen its expected completion schedule and/or increase its anticipated cost. If construction costs, or the costs of operating and maintaining our manufacturing facilities, are higher than we anticipate, we may be unable to achieve our expected investment return, which could adversely affect our business and results of operations.

We may also encounter new design and engineering or operational challenges as we seek to expand the range of organisms and feedstocks we use. Any design and engineering or operational issues at our facilities may result in diminished production capacity, increased costs of operations or periods in which our facilities are non-operational, all of which could harm our business, financial condition and results of operations. We intend to obtain and maintain insurance to protect against some of the risks relating to the construction of new projects. However, such insurance may not be available or adequate to cover lost revenues or increased costs if we experience construction problems, cost overruns or delays. If we are unable to address these risks in a satisfactory and timely manner, we may not be able to implement our expansion strategy as planned or at all. In addition, in the event that our products are defective or have manufacturing failures, we may have to write off and incur other charges and expenses for products that fail to meet internal or external specifications. We also may have to write off work-in-process materials and incur other charges and expenses associated with contamination and impurities should they occur.

Our failure to comply with milestone covenants contained in certain of our agreements, including certain debt instruments, government grants and government loans, could result in events of default, and if not cured, would require their accelerated or immediate repayment, in which case our assets and cash flow may be insufficient to make such repayments or fund our manufacturing expansion strategy.

The terms of our debt instruments require us to comply with various milestone covenants related to the start-up of our facility in Sarnia, Ontario. A breach of any of these covenants could result in an event of default under one or more of these debt instruments which, if not cured or waived, could give the holders of the defaulted indebtedness the right to terminate commitments to lend and cause all amounts outstanding with respect to the indebtedness to be due and payable immediately. In addition, we are party to certain agreements with governmental entities that provide grants and loans in connection with the operation of our Sarnia facility. If we fail to meet any of the covenants contained in these grant and loan agreements, we may be forced to repay grants received or the repayment of the loans may be accelerated. If we are forced to repay government grants or accelerate the repayment of government loans, our assets and cash flow may be insufficient to make such repayments or fund our manufacturing expansion strategy. We are in compliance with our various covenants.

We have generated only limited sales of bio-succinic acid to date, are dependent on a limited number of customers and face challenges to developing our business.

To date, all our revenue has been derived from the sale of our bio-succinic acid through product and market development efforts related to our bio-succinic acid product, and we have not made sales of any other products. In order to generate sales of our bio-succinic acid and any future products, we must be able to achieve our production cost targets and produce sufficient quantities of our products, both of which are dependent on our ability to maintain our commercial-scale manufacturing facility and build additional manufacturing operations. If we are not successful in operating existing or constructing additional manufacturing facilities or otherwise increasing our manufacturing capacity, developing products that meet our customers’ specifications, further advancing our commercial arrangements with existing customers and gaining new customers, we will be unable to generate meaningful revenue from the sale of our products. In addition, we depend, and expect to continue to depend, on a limited number of customers for sales of our bio-succinic acid. During the year ended December 31, 2016, 71% of our sales were to one customer. During the year ended December 31, 2015, 31% of our sales were to one customer. In the future, a small number of customers may represent a significant portion of our total revenue in any given period. We cannot be certain that such customers will consistently purchase our products at any particular rate over any subsequent period. A loss of, or any credit issues related to, any of these customers or a failure to capture additional customers could adversely affect our financial performance. The deferral of any prior purchase intention by any of these customers may have a material adverse effect on the Company.

Our financial obligations are expected to continue to be substantial, and we may not obtain the additional financing we need in order to grow our business, develop or enhance our products or respond to competitive pressures. In addition, our financial obligations are expected to continue to be substantial.

We will need to raise additional funds in the future in order to grow our business. Any required additional financing may not be available on terms acceptable to us, or at all. Our ability to secure financing and the cost of raising such capital are dependent on numerous factors, including general economic and capital markets conditions, credit availability from lenders, investor confidence and the existence of regulatory and tax incentives that are conducive to raising capital. Current turmoil and uncertainty in the financial markets has caused banks and financial institutions to decrease the amount of capital available for lending and has significantly increased the risk premium of such borrowings. In addition, such turmoil and uncertainty has significantly limited the ability of companies to raise funds through the sale of equity or debt securities. If we are unable to raise additional funds, obtain capital on acceptable terms, secure government grants or co-sponsorships for some of our projects or take advantage of federal and state incentive programs to secure favorable financing, we may have to delay, modify or abandon some or all of our expansion strategies.

Our ongoing operations may require us and/or our subsidiaries to raise additional funds. We may enter into agreements that may require us to expend significant financial resources during the term of such agreements. For example, we recently entered into a non-assertion agreement with MCC, pursuant to which we will be required to pay minimum annual royalties in exchange for their not asserting their patent rights. If we raise funds through the issuance of debt, the amount of any indebtedness that we may raise in the future may be substantial, and we may be required to secure such indebtedness with our assets and may have substantial interest expenses. If we default on any future indebtedness, our lenders could declare all outstanding principal and interest to be due and payable and our secured lenders may foreclose on the facilities securing such indebtedness. The incurrence of indebtedness could require us to meet financial and operating covenants, which could place limits on our operations and ability to raise additional capital, decrease our liquidity and increase the amount of cash flow required to service our debt. In addition, if we experience production problems or delays in sales that adversely affect our ability to generate revenues, we may not be able to fund principal or interest payments under any debt that we may incur. The issuance of additional equity securities could result in dilution to our stockholders and the newly-issued securities may have rights senior to those of the holders of our common stock.

Our continuation as a going concern is dependent on our ability to generate sufficient cash flows from operations and to raise additional capital to meet our obligations. Based on our current operating plan, we anticipate that the net proceeds from our public offerings, equity contributions from Mitsui, a combination of government grants, interest bearing and interest-free loans and our existing cash and cash equivalents, may not be sufficient to enable us to maintain our currently planned operations beyond the next 12 months. We have no additional committed external sources of funds and additional financing may not be available when we need it or may not be available on terms that are favorable to us.

Our ability to execute our business plan is dependent on our ability to generate sufficient cash flows from operations, raise additional capital or refinance our indebtedness to meet our obligations.  If adequate funds are not available to us on a timely basis, or at all, we may be unable to fund our debt service obligations and be required to reduce or delay operating and capital expenses as deemed appropriate in order to conserve cash.

We cannot assure you that we would be able to take any of these actions or that any effort to sell additional debt or equity securities would be successful or would raise sufficient funds to meet our financial obligations or finance additional facilities or that these actions would be permitted under the terms of our existing or future debt agreements. If additional financing is not available when required or is not available on acceptable terms, we may need to delay, modify or abandon our expansion strategy and we may be unable to take advantage of business opportunities or respond to competitive pressures, which could have a material adverse effect on our offerings, revenue, results of operations and financial condition.

Our prior success in developing bio-succinic acid may not be indicative of our ability to leverage our bio-succinic acid technology to develop and commercialize derivatives of bio-succinic acid and other bio-based building block chemicals.

The success we have had in manufacturing bio-succinic acid using our four carbon, or C4, platform to date may not be indicative of our future ability to develop and commercialize derivatives of bio-succinic acid, and bio-based six carbon, or C6, building block chemicals. Although we expect to be able to leverage our bio-succinic acid technology for use in higher value-added products, we have never produced derivatives of bio-succinic acid or bio-based C6 building block chemicals at commercial scale. We may find that the new chemicals that we produce using our processes are more complex than we anticipated or require processes that we are unfamiliar with or which require larger scale development facilities than expected. The development of new products has required, and will require, that we expend significant financial and management resources. We have incurred, and expect to continue to incur, significant research and development expenses. If we are unable to devote adequate resources to develop new products or cannot otherwise successfully develop new products or enhancements that meet customer requirements on a timely basis, our products could lose market share, our revenues and/or margins could decline and we could experience operating losses. Although our management team has significant experience with industrial biotechnology, purification processes and chemical catalysis, the skills and knowledge gained in these fields and in the large-scale production of bio-succinic acid does not guarantee that we will be successful in our efforts to cost-effectively produce and commercialize bio-succinic acid derivatives or bio-based C6 building block chemicals at commercial scale.

In addition, each of the chemicals that we plan to manufacture are used in multiple and diverse end-markets and applications, each of which present unique requirements, pricing pressures and competitors. As a result, we may not be able to sufficiently serve each end-market adequately. In order to effectively compete in the chemicals industry, we will need to, among other things, be able to adapt our development and production processes to meet the rapidly changing demands of the industry and our customers and ensure that the quality, performance attributes and cost of our bio-based products compare favorably to their petroleum-derived equivalents. In each end-market, there may also be barriers to entry due to third-party intellectual property rights or difficulties forming and maintaining strategic partnerships. In addition, the products currently derived from our processes and the feedstocks we use in the production of bio-succinic acid and our future products, may not be applicable to or compatible with demands in existing or future markets. We may not be able to identify new opportunities as they arise since future applications of any given product may not be readily determinable.

If we are not able to successfully develop, commercialize, produce and sell new products, we may be unable to expand our business. Consequently, we may not succeed in our strategy to expand our product platform as expected or at all. If our ability to expand our product platform is significantly delayed or if we are unable to leverage our bio-succinic acid platform as expected, our business and financial condition could be materially and adversely affected.

Demand for our bio-succinic acid, BDO, THF and other bio-succinic acid derivatives may take longer to develop or be reduced by technological innovations in our industry that allow our competitors to produce them at a lower cost.

The development of sufficient customer demand for bio-succinic acid, BDO, THF and other bio-succinic acid derivatives will be affected by the cost competitiveness of our products, and the possible emergence of more competitive products. The market for bio-based chemicals will require most potential customers to switch from their existing petroleum-based chemical suppliers. In addition, there has been intense growth and interest in bio-based chemicals, and these industries are subject to rapid technological change and product innovation. Our products are based on our proprietary fermentation and purification process, but a number of companies are pursuing alternative processes and technologies and our success will depend on our ability to maintain a competitive position with respect to technological advances. It is possible that those advances could make bio-succinic acid, BDO, THF and other bio-succinic acid derivatives less efficient or obsolete, causing the renewable chemicals we produce to be of a lesser quality than competing bio-based chemicals or causing the yield of our products to be lower than that for competing technologies. These advances could also allow our competitors to produce bio-based chemicals at a lower cost than ours. We cannot predict when new technologies may become available, the rate of acceptance of new technologies by our competitors or the costs associated with such new technologies.

Technological breakthroughs in our industry or innovations in alternative sources of bio-based chemicals could reduce demand for our products. Our technologies and products may be rendered uneconomical by technological advances, more efficient and cost-effective biocatalysts or entirely different approaches developed by one or more of our competitors. If we are unable to adopt or incorporate technological advances or adapt our products to be competitive with new technologies, our costs could be significantly higher than those of our competitors, which could make our facilities and technology less competitive or uncompetitive.

Changes we make to our business model, product development and manufacturing process, or changes to our commercial partnerships and collaborations may not yield the benefits we expect and may have adverse impacts that we did not anticipate.

We are continually working to lower our operating costs, improve our product performance, increase our speed to market and access new markets. As a result, we have made and will continue to make changes we believe will accomplish these goals. In addition, we have expanded the breadth of products we are seeking to commercialize, and entered into a number of early stage partnerships and collaborations related to those products, that we believe will significantly increase our accessible market. We can give no assurances that these and other changes we make will yield the benefits we expect and will not have adverse impacts that we did not anticipate. If these changes are not successful, we may incur additional costs, experience reputational and competitive harm and our business, financial condition and results of operations may be materially and adversely affected.

We are dependent on our relationships with strategic partners, licensors, collaborators and other third parties for research and development, the funding, construction and operation of our manufacturing facilities and the commercialization of our products. The failure to manage these relationships could delay or prevent us from developing and commercializing our products.

We have built our business largely by forming technology partnerships and licensing and other relationships with market leaders in the industrial biotechnology and chemicals industries. For example, through an exclusive worldwide license from Cargill, we have developed a next-generation yeast microorganism. In addition, we have developed a proprietary purification process that we believe will provide a key cost differentiator to our competitors by reducing the cost profile of our products and the capital intensity of our plants. We have also entered into license agreements with Davy for the conversion of succinic acid to BDO and THF. We expect that our ability to maintain and manage these collaborations will be significant factors in the success of our business.

Also, we expect that our ability to maintain and manage partnerships for the funding, construction and operation of our manufacturing facilities will be a significant factor in the success of our business.

We entered into a joint venture agreement with Mitsui for the financing and construction of our facility in Sarnia, Ontario. We began commissioning and start-up in March 2015, achieved mechanical completion in June 2015 and started commercial scale production in October 2015. Our joint venture with Mitsui also contemplates the potential construction and operation of an additional facility, which we expect to be in operation in late 2020.  We may not be able to maintain our partnership with Mitsui if it decides to exercise certain rights granted to it in our joint venture agreement.   In the event of an occurrence of a dissolution event under the agreement prior to December 31, 2020, Mitsui has the right to sell its shares and we have the obligation to purchase those shares at 100% of the investment value. The remaining dissolution events giving Mitsui this right are: (i) cumulative losses accrued from 2016 through 2020 exceeding 75% of paid-in capital, (ii) no after-tax profit earned in any three consecutive years from 2016 onwards, and (iii) any act of insolvency, bankruptcy, or similar event. Until December 31, 2018, Mitsui in its sole discretion may sell its shares and we must purchase those shares at a discount of 50% to the cumulative investment value.  In addition, we intend to leverage Mitsui’s global sales platform for the commercialization of our products, and such commercialization efforts may be adversely affected if we are unable to maintain our relationship with Mitsui.

We are working with strategic partners and collaborators through whom we either own or license the technology needed to develop new specialty chemical products. We will rely on these partners to commercialize our products and the success of these relationships will impact the market opportunity and demand for our products across our target end-markets.

Our partnering or collaboration opportunities could be harmed and our anticipated timelines could be delayed if:

•	we do not achieve our objectives under our arrangements in a timely manner, or at all;
•

our existing or potential industry partners become unable, unwilling or less willing to expend their resources on research and development or commercialization efforts with us due to general market conditions, their financial condition, feedstock pricing or other circumstances, many of which are beyond our control;

•	we disagree with a strategic partner or collaborator regarding strategic direction, economics of our relationship, intellectual property or other matters;
•	we are unable to successfully manage multiple simultaneous partnering arrangements;
•	our strategic partners and collaborators breach or terminate their agreements with us or fail to perform their agreed activities or make planned equity contributions;
•	our industry partners become competitors of ours or enter into agreements with our competitors;
•	applicable laws and regulations, domestic or foreign, impede our ability to enter into strategic arrangements;
•	we develop processes or enter into additional partnering arrangements that conflict with the business objectives of our other arrangements; or
•	consolidation in our target markets limits the number of potential industry partners.

If any of these events occur, or if we fail to maintain our agreements with our strategic partners and collaborators, we may not be able to commercialize our existing and future products, further develop our business or generate sufficient revenues to support our operations. Additionally, our business could be negatively impacted if any of our industry partners undergo a change of control or assign the rights or obligations under any of our agreements.

Our operations are dependent upon certain raw materials and utilities, principally sugars, hydrogen, steam and electricity, which make us vulnerable to supply availability and price fluctuations.

We are vulnerable to the supply availability and price fluctuations of certain raw materials and utilities, principally sugars, hydrogen (in the production of BDO and THF), steam and electricity. In some cases, we do not have long-term supply agreements in place, which may result in supply problems in the future. Our operations may also be adversely impacted by the failure of our suppliers to follow specific protocols and procedures or comply with applicable regulations, equipment malfunctions and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on third-party suppliers also subjects us to other risks that could harm our business, including that:

•	we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;
•	we may have difficulty locating and qualifying alternative suppliers for sole-source supplies;
•	we may have production delays if products we source from alternative suppliers do not meet our standards;
•	we are not, and do not expect to become, a major customer of most of our suppliers and such suppliers may give other customers’ needs higher priority than ours; and

•	our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements.

In the event one or more of our suppliers are unable to meet our supply demands, we may not be able to quickly replace them or find adequate supply from a different source. Any interruption or delay in the supply of sugars, hydrogen, steam or electricity, or our inability to obtain these raw materials and utilities from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demands of our customers and expand our operations, which would have a material adverse effect on our business, financial condition and results of operations.

In addition, the variable cost of our bio-succinic acid is based significantly on the price of sugars, which can be derived from corn (which we currently principally rely on), wheat, cane or other feedstocks. Fluctuations in the commodity prices of sugars or other inputs required in our production processes may reduce our profit margins, especially if we do not have long-term contracts for the sale of our output at fixed or predictable prices. The price and availability of sugars or other inputs may be influenced by factors outside of our control, including general economic, market and regulatory factors.

Our failure to successfully introduce improved organisms and feedstocks into our processes could adversely affect our business, financial condition and results of operations.

We intend to introduce improved organisms into our processes and are working to increase our conversion yields, feedstock flexibility, manufacturing efficiency and product range through our research and development efforts and strategic partnerships. We may not, however, succeed in ramping up our yeast technology in Sarnia for a number of reasons, including our inability to adapt our purification process for our yeast, the failure of our yeast to produce products that meet the quality standards of our customers and a higher than expected production cost as a result of using our yeast. We plan to use our yeast in future facilities, but the implementation may not be as seamless as we expect, and our yeast may require different operating conditions or otherwise differ from our expectations and design.

If we are unable to manage our growth and expand our operations successfully, our business, financial condition and results of operations may be harmed.

We have significantly expanded our business since our inception and have grown to 85 full-time employees as of December 31, 2016. We currently conduct our business in several countries, including the United States, Europe and Canada, and we may continue to expand geographically in the future. We expect our growth to continue and accelerate in connection with our expansion strategy. As our operations continue to expand, we will need to continue to manage multiple locations and additional relationships with various third parties. We may not be able to maintain or accelerate our current growth rate, manage our expanding operations effectively or achieve planned growth on a timely or profitable basis. Managing our anticipated growth and expanding our operations will require us to do, among other things, the following:

•	enhance our operational, financial and management controls and infrastructure, human resource policies, and reporting systems and procedures;

•effectively scale our operations, including successfully constructing future manufacturing facilities;

•	diversify our product line to leverage our bio-succinic acid for use in multiple value-added products and derivatives, and develop bio-based C6 building block chemicals;
•	successfully identify, recruit, train, maintain, motivate and integrate additional employees and continue to retain, motivate and manage our existing employees;
•	maintain partnerships with third parties for the development of our technologies, funding and construction of our plants and the commercialization of our products; and

•maintain, defend and grow our intellectual property portfolio.

These enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources, which will place a strain on our operational, financial and management infrastructure. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees we will be able to do so in an efficient or timely manner, or at all. Our failure to effectively manage growth and expansion could have a material adverse effect on our business, financial condition and results of operations.

We have entered into certain non-binding letters of intent, memoranda of understanding and other arrangements with future customers and others, and cannot assure you that such arrangements will lead to definitive agreements, which could harm our commercial prospects. Even if we do enter into definitive agreements, the rights and obligations of the parties may be modified in the future.

We have entered into non-binding letters of intent, memoranda of understanding and other arrangements with future customers and others. We have also entered several non-binding memoranda of understanding with third parties related to our product development efforts. We cannot assure you that we will be able to negotiate final terms and enter into definitive agreements with any of our future customers or others in a timely manner, or at all, and there is no guarantee that the terms of any final, definitive, binding agreement will be favorable to us or reflect the terms currently contemplated under the letters of intent, memoranda of understanding and other arrangements we have. Delays in negotiating final, definitive, binding agreements could slow the development and commercialization of the products in our pipeline, which could prevent us from growing our business, result in wasted resources and cause us to consume capital significantly faster than we currently anticipate. In addition, even if we do enter into definitive agreements, the rights and obligations of the parties may be amended or modified in the future, particularly given that some of our agreements have terms that last for many years.  There is no guarantee that such amendments and modifications will be in our favor, and they may materially and adversely affect our business, results of operations and future outlook.

We have signed a binding 15-year offtake agreement for BDO and THF with Vinmar, under which Vinmar has committed to purchase 100% of the BDO and THF produced in our next plant, a plant with the capacity to produce 60,000 MT of bio-succinic acid, 70,000 MT of BDO and 24,000 MT of THF annually, that we plan to build in North America and commission by 2020. Vinmar also plans to invest in the BDO plant alongside us. Following the financing, construction and commissioning of the plant, Vinmar will be obligated to purchase 100% of the BDO and THF produced there for 15 years, and we will be obligated to sell exclusively to Vinmar. As part of the agreement, Vinmar has a right of first refusal to invest in and secure 100% of the offtake from a second BDO plant that we would build in the future. While this agreement is binding, our inability to finance and construct the BDO plant would relieve Vinmar of its obligation to purchase BDO and THF under the terms of the offtake agreement. On December 22, 2016, we entered into an amendment to this offtake agreement with Vinmar for BDO and THF extended the deadline for achieving the financial close of this first BDO plant to December 31, 2018.  We have signed a second offtake agreement in July 2014 with Vinmar that covers the bio-succinic acid portion our second plant, which will have an annual nameplate capacity of 60,000 MT per year of bio-succinic acid, in addition to the BDO and THF capacity. Vinmar has also committed to offtake 150,000 MT of the production from our third plant, which has a planned nameplate capacity of 200,000 MT per year. On December 22, 2016, we entered into an amendment to this offtake agreement for bio-succinic acid, which terminated the portion of the offtake agreement related to our Sarnia facility in connection with entering into our non-binding letter of intent with CJCJ, pursuant to which such termination is a requirement of the definitive agreements contemplated by the non-binding letter of intent. In addition, our joint venture partner Mitsui has taken a more active role in the commercialization of bio-succinic acid in Asia following the amendment of our joint venture agreement with Mitsui in the spring of 2016. Mitsui has informed us, and we believe, that the continuation of the Vinmar arrangement has resulted in channel conflict and presented difficulty for Mitsui to develop the market for bio-succinic acid in Asia in parallel with Vinmar’s efforts. We believe that such channel conflict would be exacerbated as CJCJ begins to sell bio-succinic acid in China and Korea as part of its pre-marketing efforts for our proposed China joint venture.  In our original agreement, the second and third bio-succinic acid plants had December 31, 2016 and December 31, 2019 deadlines respectively for achieving a financial close. The amendment extended the deadlines for achieving the financial close of the second and third plants to December 31, 2018 and December 31, 2020, respectively. The amendment also removed the predefined production volume and offtake for the second and third bio-succinic acid plants. Vinmar and

BioAmber must now agree to the bio-succinic acid annual production capacity, as well as the timing of construction and commissioning of plants two and three, taking into account global supply and demand dynamics. The failure of the parties to agree would allow either party to terminate the portion of the offtake agreement related to the plant in question.

While Mitsui recognizes our intent to build and operate at least one additional plant to produce and sell bio-succinic acid and BDO using our technologies, and the parties have agreed to discuss in good faith the construction and operation of such additional plant, there are no guarantees that Mitsui will be involved in future plants either as shareholder, distributor or otherwise. While we do not anticipate that having additional facilities will impact on our joint venture agreement with Mitsui for the Sarnia plant, Mitsui has the right to sell its 40% interest in the Sarnia facility at its discretion until December 31, 2018, and in such circumstances we must purchase such interest at a discount of 50% to the cumulative investment value.

We expect to enter into collective bargaining with the employees of our BioAmber Sarnia joint venture, and the results of this process are uncertain.

Following an application for certification recently received and a vote recently held, it is expected that the employees of BioAmber Sarnia, our joint venture with Mitsui and the owner of our Sarnia facility, will be unionized in the province of Ontario, Canada, subject to the negotiation and execution of a collective bargaining agreement between BioAmber Sarnia and the union having filed the application for certification. We may commence negotiations of a collective bargaining agreement in the near future. Any labor-related work stoppage by unionized employees, or employees who become unionized in the future, could limit our ability to operate our business and could increase costs. Any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at our Sarnia facility, whether due to union activities, employee turnover or otherwise, could have a material adverse effect on our financial condition, cash flows and results of operations.

We cannot assure you that we will be able to meet the product specification requirements of our customers or that our products will be accepted by our target customers.

We are currently selling our bio-succinic acid to customers today after having met their quality, purity, performance and cost requirements and intend to sell our product to other customers in the chemicals industry. These sales were made in connection with our product and market development efforts. We also intend to expand our market reach with the new products that we are developing as alternatives to the chemicals currently in use. Our potential customers include large specialty chemical companies that have well-developed manufacturing processes for the chemicals they use or pre-existing arrangements with suppliers for the chemical components they need. These potential customers frequently impose lengthy and complex product qualification procedures on their suppliers during which time they test and certify our products for use in their processes and, in some cases, determine whether products that contain the chemicals produced using our processes satisfy additional third-party specifications. Meeting these suitability standards could be a time-consuming and expensive process and we may invest substantial time and resources into such qualification efforts without ultimately securing approval by our customers. If we are unable to convince our potential customers that our products are equivalents of or comparable to the chemicals that they currently use or that using our products is otherwise beneficial to them, we will not be successful in expanding our market and our business will be adversely affected.

In addition, agreements for the sale and purchase of our products are customarily subject to the satisfaction of certain technical, commercial and production requirements. These agreements contain conditions that we and our counterparties agree on product specifications for our chemical products and that our products conform to those specifications. If we do not satisfy these contractual requirements, demand for our products and our reputation may be adversely affected.

 If the recent decline in the price of petroleum and petroleum-based succinic acid and other chemicals continues, the gross margins and or the demand for our products may decrease.

The bio-succinic acid we produce is a renewable alternative to petroleum-based succinic acid. Based on our current financial modeling with respect to our facility in Sarnia, Ontario, we anticipate that if the price of oil falls below $30 per barrel for a sustained period of time and corn prices are above $4.00 per bushel, the resulting selling price of our succinic acid would result in lower gross margins and we may be unable to compete on cost with petroleum-based succinic acid products, which would adversely impact our operating results. World prices for oil have fluctuated widely in recent years. For example, during the last five years the market price per barrel of West Texas Intermediate crude oil ranged from a low of $26.21 to a high of $112.93 and was $52.63 on January 30, 2017. In addition, recently, oil prices have declined significantly. From January 2, 2015 through January 30, 2017, the West Texas Intermediate posted oil price had declined from a high of $61.43 per barrel of oil to a low of $26.21 per barrel of oil. We expect that prices will continue to fluctuate, and may continue to decline in the future. Declining oil prices, or the perception of a future decline in oil prices, may adversely affect  the prices we can obtain from our potential customers, dissuade potential customers from entering into agreements with us to buy our products, and delay or modify our expansion and investment strategies or those of our collaborators.   In addition, a sustained drop in oil prices will reduce the price of certain petrochemicals, making it uneconomical to produce them from our bio-based succinic acid feedstock.  These include the production of butadiene and N-vinyl pyrrolidone, which are not economical when oil prices are below $50 to $70 per barrel.  A sustained period of oil prices at or below $30 per barrel could also make it uneconomical to sell bio-succinic acid at the same market price as petroleum-derived adipic acid, thereby slowing the substitution of adipic acid in polyurethane and coatings markets.

For example, the significant decline in global oil prices over the past 24 months has moderately reversed a shift in recent years from naphtha cracking to natural gas liquid cracking in certain geographies that historically resulted in increased volatility of the prices of petroleum-derived C4 chemicals for which we produce and intend to produce bio-based alternatives.  As a result, this reversal may lead to less demand for our bio-based products.  Additionally, the significant slowdown in oil and gas drilling operations in North America has led us to believe that n-vinyl-pyrrolidone, or NVP, for which we have established a collaboration with a specialty chemicals company, will not be a near-term market opportunity for our succinic acid.

The addressable market sizes we believe exists for bio-succinic acid and the products we plan to sell in the future are based on management’s estimates and third-party information, and the actual market sizes may be smaller that we believe.

Management’s estimates of the addressable market sizes are based on industry reports from 2008 through today, pricing information in the industry reports and from ICIS pricing, publicly available information and management’s estimates of what portion of the total market size may be addressable through bio-succinic acid. In many cases, such information and reports differ among sources as to addressable market sizes.  While we believe that management’s estimates and these sources are reliable, there may be significant differences in actual market size compared to the information presented.

If the addressable markets for bio-succinic acid and the products we plan to sell in the future are smaller than we expect, then it may be more difficult for us to achieve our business plan and to attain profitability and meet our expectations with respect to cash flow.

Some of our competitors have significantly more experience and resources than we do and technology developed by our competitors could become more commercially successful than our technology, which could negatively impact our results of operations and market share.

Competition in the bio-based chemicals business from other chemicals companies is well established, with many substantial entities having well-financed multi-national operations. Our products will compete against those produced by established companies, including a collaborative venture between DSM and Roquette Frères S.A., as well as a collaborative venture between BASF and Corbion. Competition in the bio-based chemicals business is expanding with the growth of the industry and the evolution of new technologies. In addition to competing with new technologies, we also compete against traditional petroleum-derived chemicals, many of which are produced by large companies that have greater financial and other resources than we do. Larger companies, due to their better capitalization, will be better-positioned to develop and commercialize new technologies, build new production facilities and install existing or more advanced equipment, which could reduce our market share and harm our business. In addition, our products could face competition from those produced by early stage companies, such as Genomatica Inc. and Myriant Corporation. Our ability to compete successfully will depend on our ability to deploy and operate our technologies and cost effectively produce renewable alternatives to petroleum-based chemicals.

Some of our competitors are developing new technologies that may be more successful than our technology. These competitors may also have substantially greater production, financial, research and development, personnel and marketing resources than we do or may benefit from local government programs and incentives that are not available to us. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time than we could. Our technologies and products may be rendered less competitive by technological advances or entirely different approaches developed by one or more of our competitors. As more companies develop new intellectual property in our markets, the possibility increases of a competitor acquiring patent or other rights that may limit our products or potential markets, which could lead to litigation. In addition, we may be subject to aggressive competitive tactics from our competitors, who may use their strong positions in the market and established relationships with existing suppliers and customers to take measures that negatively affect our ability to compete effectively in this industry. Our inability to maintain our competitiveness and grow our market share may, adversely affect our results of operations and financial position, and prevent us from achieving or maintaining profitability.

Failure to obtain regulatory approvals or permits could adversely affect our operations.

While our business currently has all necessary operating approvals material to our current facility in Sarnia, we will need to obtain and maintain numerous regulatory approvals and permits in order to operate our planned manufacturing facilities. In any given jurisdiction, new legislation could be implemented that would require additional or new regulatory approvals. Obtaining necessary approvals and permits could be a time-consuming and expensive process, and we may not be able to obtain them on a timely basis or at all. In the event that we fail to ultimately obtain all necessary permits, we may be forced to delay operations of the facility and the receipt of related revenues or abandon the project altogether and lose the benefit of any development costs already incurred, which would have an adverse effect on our results of operations. In addition, governmental regulatory requirements may substantially increase our construction costs, which could have a material adverse effect on our business, results of operations and financial condition. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain and comply with any required regulatory approvals, the operation of our facilities or the sale of our bio-based chemicals could be delayed. For example, many countries require registration of chemicals before they can be distributed in the country, and a failure to register our chemicals would limit our ability to expedite sales into these markets. In addition, we may be required to make capital expenditures on an ongoing basis to comply with increasingly stringent federal, state, provincial and local environmental, health and safety laws, regulations and permits. We could also experience delays in obtaining approval for the sale of our waste streams as nutrients for animal feed, which would hinder our ability to reduce our cost of goods by restricting our ability to turn a disposal cost into a source of revenue.

We face risks associated with our international business.

We have completed building and are currently operating a manufacturing facility in Sarnia, Ontario, and we plan to build and operate additional manufacturing facilities in the future. Our international business operations are subject to a variety of risks, including:

•	difficulties in staffing and managing foreign and geographically dispersed operations;
•	having to comply with various Canadian, U.S. and other laws, including export control laws;
•	changes in or uncertainties relating to foreign rule and regulations that may adversely affect our ability to sell our products, perform services or repatriate profits to the United States;
•

tariffs, export or import restrictions, restrictions on remittances abroad, imposition of duties or taxes that limit our ability to move our products out of these countries or interfere with the import of essential materials into these countries;

•	fluctuations in foreign currency exchange rates;
•	imposition of limitations on production, sale or export of bio-based chemicals in foreign countries;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;
•	imposition of differing labor laws and standards;
•	economic, political or social instability in foreign countries;
•	an inability, or reduced ability, to protect our intellectual property, including any effect of compulsory licensing imposed by government action; and
•	the availability of government subsidies or other incentives that benefit competitors in their local markets that are not available to us.

We expect that we will begin expanding into other target markets, however there can be no assurance that our expansion plans will be realized, or if realized, be successful. We expect each market to have particular regulatory, feedstock sourcing and funding hurdles to overcome and future developments in these markets, including the uncertainty relating to governmental policies and regulations, could have a material adverse effect on us. If we expend significant time and resources on expansion plans that fail or are delayed, our business, reputation and financial condition may be materially and adversely affected.

Natural or man-made disasters, political, social or economic instability, or occurrence of a catastrophic or disruptive event in any of the areas where our existing or planned manufacturing facilities are located may adversely affect our business and results of operations.

We plan to build and operate manufacturing facilities strategically located throughout the world near sources of feedstock and our target markets. The operation of facilities may be harmed by natural or man-made disasters, including, without limitation, earthquakes, floods, tornadoes, fires, tsunamis, epidemics and nuclear disasters. Our facilities and the manufacturing equipment we use would be very costly to replace and could require substantial lead time to repair or replace. In addition, telecommunications failures or other systems interruptions, such as computer viruses or other cyber-attacks, at any of the locations in which we do business could significantly disrupt our operations, laboratory processes and delay shipments to our customers. Even in the absence of direct damage to our operations, large disasters, terrorist attacks, systems failures or other events could have a significant impact on our partners’ and customers’ businesses, which in turn could result in a negative impact on our results of operations. Extensive or multiple disruptions in our operations, or our partners’ or customers’ businesses, due to natural disasters or other unanticipated catastrophes could have a material adverse effect on our results of operations.

In the event any of our facilities are affected by a disaster, we may:

•	be unable to meet the deadlines of our customers;
•	experience disruptions in our ability to manufacture and ship our products and otherwise operate our business, which could negatively impact our business;
•	need to expend significant capital and other resources to address any damage caused by the disaster; and
•	lose customers and we may be unable to regain those customers thereafter.

Our precautions to safeguard our facilities, including insurance and health and safety protocols, may not be adequate to cover our losses in any particular case. Although we possess insurance for damage to our property and the disruption of our business from casualties, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all. Moreover, our facilities may experience unscheduled downtime or may not otherwise operate as planned or expected, which could have adverse consequences on our business and results of operations.

We may incur significant costs complying with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We use biological materials and genetically modified organisms, or GMOs, in our production processes and are subject to a variety of federal, state, and local laws and regulations governing the use, generation, manufacture and disposal of these materials. For example, the TSCA and analogous state laws and regulations impose requirements on the production, importation, use and disposal of chemicals and GMOs in the United States. In Canada, similar regulatory programs exist under the Canadian Environmental Protection Act. In particular, a regulatory program similar to TSCA requires that Environment Canada approve the manufacture of any chemical not already included on the Domestic Substances List, or DSL. We have secured approval from Environment Canada for our use of yeast in the manufacture of our bio-based succinic acid and the derivatives of succinic acid that we plan to commercialize.  If Environment Canada requires our future C6-based products to undergo extensive testing, which we currently do not anticipate, securing approval to manufacture such products could potentially be subject to significant delays or costs. In the European Union, we are subject to the REACH chemical regulatory program known. Under REACH, we are required to register our products with the European Commission. The registration process requires the submission of information to demonstrate the safety of chemicals as used and could result in significant costs or delay the manufacture or sale of our products in the European Union.

We obtained requisite regulatory approvals for the use of our yeast in Canada. Although we have implemented safety procedures for the disposal of yeast and waste products to comply with these laws and regulations, we cannot be sure that our safety measures are compliant or capable of eliminating the risk of accidental injury or contamination from the use, generation, manufacture, or disposal of hazardous materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our insurance coverage. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure or other causes.

Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present or future laws could result in the imposition of fines, regulatory oversight costs, third party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production, or a cessation of operations, and our liability may exceed our total assets. We expect to encounter similar laws and regulations in most if not all of the countries in which we may seek to establish production capabilities, and the scope and nature of these regulations will likely be different from country to country. Environmental laws could become more stringent over time, requiring us to change our operations, or imposing greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business. Similarly, our business may be harmed if initiatives to reduce emissions of greenhouse gases, which tend to improve the competitiveness of our products relative to petrochemicals, do not become legally enforceable requirements, or if existing legally enforceable requirements relating to greenhouse gases are amended or repealed in the future. The costs of complying with environmental, health and safety laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future could have a material adverse effect on our financial condition or operating results.

We use hazardous materials in our business and any claims relating to improper handling, storage or disposal of these materials or noncompliance with applicable laws and regulations could adversely affect our business and results of operations.

We use chemicals and biological materials in our business and are subject to a variety of federal, regional/state, provincial and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials. Although we have implemented safety procedures for handling and disposing of these materials and waste products, we cannot be sure that our safety measures are compliant with legal requirements or adequate to eliminate the risk of accidental injury or contamination. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our insurance coverage. There can be no assurance that we will not violate environmental, health and safety laws as a result of human error, accident, equipment failure or other causes. Compliance with applicable environmental laws and regulations is expensive and time consuming, and the failure to comply with past, present, or future laws could result in the imposition of fines, third-party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production, or a cessation of operations. Our liability in such an event may exceed our total assets. Liability under environmental laws can be joint and several and without regard to comparative fault. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business. Accordingly, violations of present and future environmental laws could restrict our ability to expand facilities, or pursue certain technologies, and could require us to acquire equipment or incur potentially significant costs to comply with environmental regulations.

Loss of key personnel or our inability to attract and retain additional key personnel could harm our research and development efforts, delay launch of new products and impair our ability to meet our business objectives.

Our business involves complex operations spanning a variety of disciplines that demands a management team and employee workforce that is knowledgeable in the many areas necessary for our operations. While we have been successful in attracting experienced, skilled professionals to our company, the loss of any key member of our management team or key research and development or operational employees, or the failure to attract and retain additional such employees, could slow our development and commercialization of our products for our target markets and executing our business plans. For example, on February 17, 2017, Jean-Francois Huc, our then Chief Executive Officer and President, resigned from such positions, and on March 28, 2017, Mario Saucier, our then Chief Financial Officer, resigned from such position. Over the years, we have been dependent upon the leadership and experience of such individuals and their understanding of our company. While Mr. Huc will remain on our Board, no assurances can be made that his resignation and that of Mr. Saucier will not have an adverse effect on our business, financial condition and results of operations.

In addition, we may not be able to attract or retain qualified employees due to the intense competition for qualified personnel among biotechnology and other technology-based businesses and the scarcity of personnel with the qualifications or experience necessary for our business. Hiring, training and successfully integrating qualified personnel into our operation is a lengthy and expensive process. The market for qualified personnel is very competitive because of the limited number of people available with the necessary technical skills and understanding of our technology and anticipated products. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that will adversely affect our ability to support our internal research and development programs or satisfy customer demands for our products. In particular, our product development and research and development programs are dependent on our ability to attract and retain highly skilled scientific, technical and operational personnel. Competition for such personnel from numerous companies and academic and other research institutions may limit our ability to do so on acceptable terms, or at all. Substantially all of our employees are at-will employees, which means that either the employee or we may terminate their employment at any time.

In the ordinary course of business, we may become subject to lawsuits or indemnity claims, including those related to product liability, which could materially and adversely affect our business and results of operations.

From time to time, we may, in the ordinary course of business, be named as a defendant in lawsuits, claims and other legal proceedings. These actions may seek, among other things, compensation for alleged personal injury, worker’s compensation, employment discrimination, breach of contract, infringement of the intellectual property rights of others, property damages or civil penalties and other losses of injunctive or declaratory relief. In the event that such actions or indemnities are ultimately resolved unfavorably at amounts exceeding our accrued liability, or at material amounts, the outcome could materially and adversely affect our reputation, business and results of operations.

In addition, payments of significant amounts, even if reserved, could adversely affect our liquidity position. In addition, the development, production and sale of our products involve an inherent risk of product liability claims and the associated adverse publicity. Our products may contain undetected defects or impurities that are not discovered until after the products have been used by customers and incorporated into products for end-users. This could result in claims from our customers or others, which could damage our business and reputation and entail significant costs to correct. We may also be sued for defects resulting from errors of our commercial partners or unrelated third parties, but any product liability claim brought against us, regardless of its merit, could result in material expense, divert management’s attention and harm our business and reputation. Insurance coverage is expensive, may be difficult to obtain or not available on acceptable terms and may not adequately cover potential claims or losses. If claims or losses exceed our liability insurance coverage, we may go out of business. In addition, insurance coverage may become more expensive, which would harm our results of operations.

Adverse conditions in the global economy and disruption of financial markets may prevent the successful development and commercialization of our products, as well as significantly harm our results of operations and ability to generate revenue and become profitable.

We are subject to the risks arising from adverse changes in global economic and market conditions. The worldwide economy has been experiencing significant economic turbulence, including without limitations uncertainty in international trade environment following the United Kingdom’s exit from the European Union and the 2016 U.S. elections, and global credit and capital markets have experienced substantial volatility and disruption. These adverse conditions and general concerns about the fundamental soundness of domestic and international economies could limit our partners’ or potential partners’ ability or willingness to invest in new technologies or capital. Moreover, these economic and market conditions could negatively impact our current and prospective customers’ ability or desire to purchase and pay for our products, or negatively impact our feedstock prices and other operating costs or the prices for our products. Changes in governmental banking, monetary and fiscal policies to address liquidity and increase credit availability may not be effective. Significant government investment and allocation of resources to assist the economic recovery of various sectors which do not include the bio-based chemical industry may reduce the resources available for government grants and related funding that could assist our expansion plans or otherwise benefit us. Any one of these events, and continuation or further deterioration of these financial and macroeconomic conditions, could prevent the successful and timely development and commercialization of our products, as well as significantly harm our results of operations and ability to generate revenue and become profitable.

If we engage in any acquisitions, we will incur a variety of costs and face numerous potential risks that could adversely affect our business and operations.

If appropriate opportunities become available, we may acquire additional businesses, assets, technologies, or products to enhance our business in the future. In connection with any future acquisitions, we could:

•	issue additional equity securities which would dilute our current stockholders;
•	incur substantial debt to fund the acquisitions; or
•	assume significant liabilities.

Acquisitions involve numerous risks, including problems integrating the purchased operations, technologies or products, unanticipated costs and other liabilities, diversion of management’s attention from our core businesses, adverse effects on existing business relationships with current and/or prospective collaborators, customers and/or suppliers, risks associated with entering markets in which we have no or limited prior experience and potential loss of key employees. We do not have experience in managing the integration process and we may not be able to successfully integrate any businesses, assets, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. The integration process could divert management time from focusing on operating our business, result in a decline in employee morale and cause retention issues to arise from changes in compensation, reporting relationships, future prospects or the direction of the business. Acquisitions may also require us to record goodwill and non-amortizable intangible assets that will be subject to impairment testing on a regular basis and potential periodic impairment charges, incur amortization expenses related to certain intangible assets, and incur large and immediate write offs and restructuring and other related expenses, all of which could harm our operating results and financial condition. In addition, we may acquire companies that have insufficient internal financial controls, which could impair our ability to integrate the acquired company and adversely impact our financial reporting. If we fail in our integration efforts with respect to any of our acquisitions and are unable to efficiently operate as a combined organization, our business and financial condition may be adversely affected.

Our ability to use our net operating loss carry forwards to offset future taxable income may be subject to certain limitations.

We are subject to income taxes in the United States and Canada. We have incurred significant losses and have only generated taxable income in Canada. As of December 31, 2016, we had approximately $27.6 million of net operating loss carry forwards (or NOLs) in Canada.  As of December 31, 2016, we had approximately $135.3 million of U.S. federal tax NOLs. Each jurisdiction in which we operate may have its own limitations on our ability to utilize NOL or tax credit carryovers generated in that jurisdiction. Also, we generally cannot utilize NOLs or tax credits generated in one jurisdiction to reduce our liability for taxes in any other jurisdiction. Accordingly, we may be subject to tax liabilities in certain jurisdictions in which we operate notwithstanding the existence of NOLs or tax credits in other jurisdictions. In general, under Section 382 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” (as defined in Section 382 of the Code) is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. We have not performed a detailed analysis to determine whether an ownership change has occurred after each of our previous issuances of common stock and warrants. In addition, if we undergo an ownership change as a result of any offerings that we may undertake, our ability to utilize NOLs could be limited by Section 382 of the Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change. We have a full valuation allowance against our net deferred tax assets.

Ethical, legal and social concerns about genetically engineered products and processes, and similar concerns about feedstocks grown on land that could be used for food production, could limit or prevent the use of our products, processes and technologies and limit our revenues.

Some of our processes involve the use of genetically modified organisms, or GMOs. The use of GMOs is subject to laws and regulations in many countries, some of which are new and some of which are still evolving. In the United States, the Environmental Protection Agency regulates the commercial use of GMOs as well as potential products from the GMOs. Public attitudes about the safety and environmental hazards of, and ethical concerns over, genetic research and GMOs could influence public acceptance of our technology and products.

While our yeast has been approved for use in Canada and has been given the lowest classification in terms of risk, our ability to commercialize our products in the future could be impacted by the following factors:

•

public attitudes about the safety and environmental hazards of, and ethical concerns over, genetically engineered products and processes, which could influence public acceptance of our technologies, products and processes;

•

public attitudes regarding, and potential changes to laws governing ownership of genetic material, which could harm our intellectual property rights with respect to our genetic material and discourage others from supporting, developing or commercializing our products, processes and technologies;

•

public attitudes and ethical concerns surrounding production of feedstocks on land which could be used to grow food, which could influence public acceptance of our technologies, products and processes;

•	governmental reaction to negative publicity concerning genetically engineered organisms, which could result in greater government regulation of genetic research and derivative products; and
•	governmental reaction to negative publicity concerning feedstocks produced on land which could be used to grow food, which could result in greater government regulation of feedstock sources.

Any of the risks discussed below could result in increased expenses, delays or other impediments to our programs or the public acceptance and commercialization of products and processes dependent on our technologies or inventions. In addition, the subjects of genetically engineered organisms and food versus fuel have received negative publicity, which has aroused public debate. This adverse publicity could lead to greater regulation and trade restrictions on imports of genetically engineered products or feedstocks grown on land suitable for food production.

We identified a material weakness in our internal control over financial reporting as of December 31, 2016 and as of September 30, 2015 and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

In connection with the preparation of our consolidated financial statements for the year ended December 31, 2016 and our condensed consolidated financial statements for the quarter ended September 30, 2015, we identified a material weakness in internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

The material weakness identified in our internal control over financial reporting as of September 30, 2015 was in the inappropriate review process of non-routine complex financial instruments that may have embedded derivatives or other provisions that may have complex accounting impacts, and resulted in an error in the accounting treatment of the Legacy Warrants. To remediate the material weakness described above, specific actions were implemented including: improving processes and implementing additional controls around review of new complex financial instruments to identify appropriate accounting treatment and monitoring implication thereafter, and strengthening management’s review controls.  Based on the actions taken by the management, we successfully completed the assessment necessary to conclude that the previously identified and disclosed material weakness has been remediated as of March 31, 2016.

The material weakness identified in our internal control over financial reporting as of December 31, 2016 was related to accounting for non-routine or complex transactions, which resulted in an error in the accounting treatment of a complex revenue recognition transaction and in an inadequate financial statements disclosure. Our review process for the accounting treatment for non-routine or complex transactions allowed these errors to go undetected, and management has assessed the potential magnitude and concluded that this represents a material weakness in our internal control over financial reporting, but did not result in a material misstatement in our audited consolidated financial statements for the year ended December 31, 2016. We have taken certain actions to begin remediating this material weakness including the initiation of the process for the retention of an accounting firm to provide technical consulting services with respect to complex accounting issues. However, we cannot assure our shareholders that these measures will be sufficient to remediate the material weakness that has been identified or prevent future material weaknesses or significant deficiencies from occurring.

We also cannot assure you that we have identified all of our existing material weaknesses. Our independent registered public accounting firm has not performed an evaluation of our internal control over financial reporting during any period in accordance with the provisions of Sarbanes Oxley. In light of the control deficiencies and the resulting material weakness that were previously identified as a result of the limited procedures performed, we believe that it is possible that, had our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes Oxley Act, additional material weaknesses and significant control deficiencies may have been identified.

If we identify future material weaknesses in our internal controls over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes Oxley Act, we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. Under Section 404, we are required to evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with the annual report for the year ended December 31, 2018 (or such earlier date if we cease to be an emerging growth company) if we are not a smaller reporting company as of such time, we may not comply with the auditor attestation requirements on the effectiveness of our internal control over financial reporting. Failure to comply with Section 404 could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. We cannot assure that additional material weaknesses will not exist or otherwise be discovered, any of which could adversely affect our reputation, financial condition and results of operations.

We will be an SEC foreign issuer under Canadian securities laws and, therefore, be exempt from certain requirements of Canadian securities laws applicable to other Canadian reporting issuers.

Although we will be a reporting issuer in Canada, we will be an SEC foreign issuer under Canadian securities laws, at least initially, and will be exempt from certain Canadian securities laws relating to continuous disclosure obligations and proxy solicitation if we comply with certain reporting requirements applicable in the United States, provided that the relevant documents filed with the SEC are filed in Canada and sent to our stockholders in Canada to the extent and in the manner and within the time required by applicable U.S. requirements. In some cases the disclosure obligations applicable in the United States are different or less onerous than the comparable disclosure requirements applicable in Canada for a Canadian reporting issuer that is not exempt from Canadian disclosure obligations. Therefore, there may be less or different publicly available information about us than would be available if we were a Canadian reporting issuer that is not exempt from such Canadian disclosure obligations. We may lose the ability to rely upon such exemption in the future, notably in the event of a significant increase in the number of our Canadian resident stockholders, which would in turn require us, as a consequence, to comply with the Canadian disclosure requirements in addition to those of the United States, thereby necessitating the devotion of further administrative and legal resources in order to meet such requirement.

We have incurred and will continue to incur significant increased costs as a result of operating as a public company and our management is required to devote substantial time to new compliance initiatives.

As a public company and particularly after we cease to be an “emerging growth company” (and cease to take advantage of certain exceptions from reporting requirements that are available under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, as an “emerging growth company”), we incurred and will incur significant legal, accounting, administrative and other costs and expenses that we did not face as a private company. As a public company, we are subject to rules and regulations that regulate corporate governance practices of public companies, including the U.S. Exchange Act, the Sarbanes-Oxley Act, as well as rules promulgated by the Canadian Securities Administrators, the NYSE and the TSX, on which our common stock has been conditionally approved for listing. The compliance with these public company requirements increased and will increase our costs and make some activities more time consuming and may result in a diversion of management’s time and attention from revenue-generating activities. For example, we created new Board committees, adopted new internal controls and disclosure controls and procedures, and devoted significant management resources to our SEC reporting requirements. A number of those requirements will require us to carry out activities we have not performed previously. Furthermore, if we are unable to maintain our internal controls and accounting capabilities or subsequently identify any issues in complying with those requirements (for example, if we or our registered public accounting firm identify a material weakness or significant deficiency in our internal control over financial reporting), such as that identified in connection with the preparation of our condensed consolidated financial statements for the year ended December 31, 2016, we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us. The additional reporting and other obligations imposed on us by these rules and regulations have increased our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities significantly. These increased costs required and will continue to require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

We are an “emerging growth company” and have elected to take advantage of reduced reporting requirements applicable to emerging growth companies, which could make our securities less attractive to investors.

We are an “emerging growth company”, as defined in the JOBS Act, and we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved, and delaying the adoption of new or revised accounting standards until they are applicable to private companies. As a result of our election to use the extended transition period provided in Section 7(a)(2)(B) of the U.S. Securities Act, our financial statements may not be comparable to companies that comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that comply with public company effective dates. We cannot predict if investors will find our securities less attractive as a result of our choice to rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the market price of our securities may be more volatile.

We will remain an “emerging growth company” for up to five years after our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

If we fail to augment and maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud. In that case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our securities.

Our management is required to deliver a report that assesses the effectiveness of our internal control over financial reporting. Additionally, Section 404 may require our auditors to deliver an attestation report on the effectiveness of our internal controls over financial reporting in conjunction with their opinion on our audited financial statements beginning with the second annual report that we will be required to file with the SEC. However, we have elected to take advantage of certain exceptions from reporting requirements that are available to “emerging growth companies” under the JOBS Act and therefore we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until after the date we are no longer an “emerging growth company” as defined in the JOBS Act, which may be up to five years from our initial public offering.

The process of designing and implementing effective internal controls and procedures, and expanding our internal accounting capabilities, is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to establish and maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We cannot be certain at this time whether we will be able to successfully complete the implementation of controls and procedures or the certification and attestation requirements of Section 404. In connection with the preparation of our condensed consolidated financial statements for the year ended December 31, 2016, we identified a material weakness in internal control over financial reporting that, if not corrected, could result in a material misstatement in our financial statements.  See “—We identified a material weakness in our internal control over financial reporting as of December 31, 2016 and as of September 30, 2015 and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate any material weaknesses or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.” In the future we may have significant deficiencies, which could cause us to fail to meet the periodic reporting obligations that we will be subject to under Section 404 or result in material misstatements in our financial statements. If we identify and report a material weakness or any additional significant deficiencies, it could adversely affect our stock price.

If securities or industry research analysts do not publish or cease publishing research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the market price of our securities and trading volume could decline.

The trading market for our securities relies in part on the research and reports that securities and industry research analysts publish about us, our industry and our business. We cannot assure you that any research analysts will continue to provide research coverage on us or our securities. We do not have any control over these analysts. The market price of our securities and trading volumes could decline if one or more securities or industry analysts downgrade our securities, issue unfavorable commentary about us, our industry or our business, cease to cover our company or fail to regularly publish reports about us, our industry or our business.

 Our financial results could vary significantly from quarter to quarter and are difficult to predict.

Our quarterly operating results may fluctuate significantly in the future. As a result of these fluctuations, we may fail to meet or exceed the expectations of research analysts covering our company or of investors, which could cause the market price of our securities to decline. Future quarterly fluctuations, many of which are beyond our control, may result from a number of factors, including but not limited to:

•	the timing and cost associated with the construction of our additional planned manufacturing facilities;

•	the level and timing of expenses for product development and sales, general and administrative expenses;

•	delays or greater than anticipated expenses associated with the scale-up and the commercialization of chemicals produced using our processes;

•	our ability to successfully enter into or maintain partnering arrangements, and the terms of those relationships;

•	commercial success with our existing product and success in identifying and sourcing new product opportunities;

•	the development of new competitive technologies or products by others and competitive pricing pressures;

•	fluctuations in the prices or availability of the feedstocks required to produce chemicals using our processes or those of our competitors, including producers of petroleum-based chemicals;

•	changes in demand for our products, including any seasonal variations in demand and fluctuations due to volatility in the global petroleum market;

•	changes in product development costs due to the achievement of certain milestones under third-party development agreements;

•	changes in the amount that we invest to develop, acquire or license new technologies and processes;

•

business interruptions, including disruptions in the production process at any facility where chemicals produced using our processes are manufactured as well as a result of changes in the technologies we employ;

•	departures of executives or other key management employees;

•	foreign exchange fluctuations;

•	changes in general economic, industry and market conditions, both domestically and in our foreign markets; and

•	changes in governmental, accounting and tax rules and regulations, environmental, health and safety requirements, and other rules and regulations.

Based on the above factors and other uncertainties, we believe our future operating results will vary significantly from quarter-to-quarter and year-to-year. As a result, quarter-to-quarter and year-to-year comparisons of operating results are not necessarily meaningful nor do they indicate what our future performance will be.

Risks Related to Our Intellectual Property

Our inability to adequately protect, or any loss of our intellectual property rights, could materially adversely affect our business, financial condition and results of operations.

Our success will depend, in part, upon our ability to maintain patents and other intellectual property rights to protect our products from competition. We rely principally on a combination of patent, copyright, trademark and trade secret laws, confidentiality agreements, and physical security measures to establish and protect the intellectual property rights relevant to our business. We own or have rights in issued patents and pending patent applications in the United States and in certain other jurisdictions. These patents and patent applications cover various aspects of our technologies, including the microorganism (biocatalyst) we use in our fermentation processes, methods of producing our products, and the use of our products in specific applications. In addition, we generally enter into confidentiality and invention assignment agreements with our employees, consultants, contractors, collaboration partners and scientific and other business advisers. These measures, which seek to protect our intellectual property from infringement, misappropriation or other violation, may not be effective for various reasons, including the following:

•	we may fail to apply for patents on important technologies or processes in a timely fashion, or at all, or abandon applications when we determine that a product or method is no longer of interest;
•

we cannot predict which of our pending patent applications, if any, will result in issued patents for various reasons, including the existence of prior art that we had not been aware of, conflicting patents by others, or defects in our applications;

•

we do not know whether the examination of any of our patent applications by the USPTO or any similar foreign patent offices will require us to narrow or even cancel any of the claims in our pending patent applications, or to abandon a patent application altogether;

•

even if our patents are granted, they may be challenged by third parties through reexamination or interference proceedings in the United States, or opposition or cancellation proceedings in Europe, or via similar proceedings in other jurisdictions, which could result in the cancellation of certain of our patent claims or the loss of the challenged patent entirely;

•

we may not be able to protect some of our technologies, and even if we receive patent or similar protection, the scope of our intellectual property rights may offer insufficient protection against lawful competition or unauthorized use;

•

our products and processes may rely on the technology of others and, therefore, may require us to obtain intellectual property licenses, if available, from third parties in order for us to manufacture or commercialize our products or practice our processes;

•

the patents we have been granted or may be granted may not include claims covering our products and processes, may lapse or expire, be challenged, invalidated, circumvented or be deemed unenforceable, or we may abandon them;

•	our confidentiality agreements may not effectively prevent disclosure or use of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure or use;
•	the costs associated with enforcing patents, confidentiality and invention assignment agreements or other intellectual property rights may make aggressive enforcement prohibitive;
•	we may not be aware of infringement or misappropriation of our intellectual property rights, or we may elect not to seek to prevent them;

•	our efforts to safeguard our trade secrets may be insufficient to prohibit the disclosure of our confidential information;
•	even if we enforce our rights aggressively, injunctions, fines and other penalties may be insufficient to deter violations of our intellectual property rights;
•

if we seek to enforce our rights, we may be subject to claims that our intellectual property rights are invalid, anti-competitive, otherwise unenforceable, or are already licensed to the party against whom we are asserting the claim; and

•

other persons may independently develop proprietary technology, information and processes that are functionally equivalent or superior to our proprietary intellectual property and processes but do not infringe or conflict with our patented or unpatented proprietary rights, or may use their own proprietary intellectual property rights to block us from taking full advantage of the market.

Our patent rights may not protect us against competition.

An important part of our business strategy is to obtain patent protection in the United States and in other countries for patent applications that we own or in-license from others that cover certain technologies used in, or relating to, our products and processes. Interpreting the scope and validity of patents and success in prosecuting patent applications involves complex legal and factual questions, and the issuance, scope, validity, and enforceability of a patent cannot be predicted with any certainty. Patents issued or licensed to us may be challenged, invalidated or circumvented. Moreover, third parties could practice our inventions in secret and/or in territories where we do not have patent protection. Such third parties may then try to sell or import resulting products in and into the United States or other territories. We may be unable to prove that such products were made using our inventions or infringed our intellectual property rights. Additional uncertainty may result from recent changes in the U.S. patent laws under the Leahy-Smith Act, which was signed into law on September 16, 2011, and from legal precedent handed down by the U.S. Court of Appeals for the Federal Circuit, the U.S. Supreme Court and the courts of other countries, as they determine legal issues relating to the scope, validity and construction of patent claims. The Leahy-Smith Act includes a number of significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted, and may also affect patent litigation. The USPTO has issued regulations and procedures to govern administration of the Leahy-Smith Act, but many of the substantive changes to patent law associated with the Leahy-Smith Act have only recently become effective. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business.

In addition, because patent applications in the United States and in many foreign jurisdictions typically are not published until 18 months after filing, if at all, and because the publication of discoveries in the scientific literature often lags behind the actual discoveries, there is additional uncertainty as to the priority dates of our inventions compared to inventions by others, and uncertainty as to the patentability of the claims in our pending patent applications and the validity and enforceability of claims in our issued patents. Accordingly, we cannot be certain that any of our or our licensors’ patent applications will result in issued patents, or if issued, the validity and/or enforceability of the issued patents. Also, we cannot guarantee that a competing patent application will not be granted with claims that cover our proposed organism or processes, or that our or our licensors’ patent applications or patents will not be subject to an interference proceeding with a competing patent or patent application.

Moreover, we cannot be sure that any of our or our licensors’ patent rights will be broad enough in scope to provide commercial advantage and prevent circumvention. Furthermore, patents are enforceable only for a limited term, and some of the U.S. patents that we have in-licensed exclusively relating to our biocatalyst have started to expire in 2015.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, or lawsuits asserted by a third party, which could be expensive, time consuming and unsuccessful.

The success of our business is highly dependent on protecting our intellectual property rights. Unauthorized parties may attempt to copy or otherwise obtain and use our products and/or technology. Policing the unauthorized use of our intellectual property rights is difficult, expensive, time-consuming and unpredictable, as is enforcing these rights against unauthorized use by others. Identifying unauthorized use of our intellectual property rights is difficult because we may be unable to monitor the processes and/or materials being employed by other parties. In addition, in an infringement proceeding, a patent of ours or our licensors may be found invalid, unenforceable, anti-competitive or not infringed. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Third parties may challenge our or our licensors’ patents via reexamination proceedings or inter partes review in the United States, opposition or cancellation proceedings in Europe, or similar proceedings in other jurisdictions. The outcome of these proceedings can be unpredictable and may result in the claims being substantially narrowed or cancelled altogether. As a result of changes in U.S. patent law under the Leahy-Smith Act, any U.S. patent that we or our licensors obtain having an effective filing date on or after March 16, 2013 could be challenged by a third party using the new post-grant review process, which could result in the claims of the challenged patents being narrowed or even cancelled. Furthermore, in the United States, patents with an effective filing date prior to March 16, 2013 are awarded to the first person to make an invention rather than to the first person to file a patent application, and therefore such patents could be subject to an interference proceeding conducted by the USPTO to determine which party was the first to create an invention. As result, interference proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights from the prevailing party. As a result, our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may fail and, even if successful, may take several years to resolve, result in substantial costs, and distract our management and other employees, and otherwise interfere with the running of our business. We may be unable to prevent, alone or with our licensors, infringement or misappropriation of our proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Furthermore, because of the amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

We may be unable to enforce our intellectual property rights throughout the world, which could negatively affect our rights, competitive position and business.

We may in the future decide to build, or partner with others in building manufacturing facilities using our technologies in countries other than the United States and Canada. We may not have sufficient patent or other intellectual property rights in those countries to prevent a competitor from using our or competing technologies. Furthermore, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal, state and provincial laws in the United States and Canada. Many companies have encountered problems in protecting and enforcing intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries do not favor the enforcement of patents and other intellectual property protection. This could make it difficult for us or our licensors to prevent or stop any infringement of our or our licensors’ patents or misappropriation of the subject matter of our other proprietary or intellectual property rights. Proceedings to enforce our and our licensors’ patents and other proprietary rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to enforce our intellectual property rights in such countries may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or in-license.

We may be unable to operate our business without infringing the intellectual property rights of others, which could subject us to costly litigation or prevent us from offering certain products which could have a material adverse effect on our business.

Although we are currently unaware of any claims or threatened claims, our ability to manufacture and commercialize our proposed technologies, processes and products depends upon our and our licensors’ ability to develop, manufacture, market, license and/or sell such technologies, processes and products without violating the proprietary rights of third parties. Numerous U.S. and foreign patents and pending patent applications owned by third parties exist in fields that relate to our proposed technologies, processes and products and our underlying methodologies and discoveries. In addition, many companies actively police and enforce their intellectual property rights, including their patent rights, to gain a competitive advantage. Third parties may allege that our existing or proposed technologies, processes and products or our methods infringe their intellectual property rights. It is possible that the number and frequency of lawsuits alleging infringement of intellectual property rights may increase as the number of products and competitors in our market increases. In addition, to the extent that we gain greater visibility and market exposure as a public company, we face a greater risk of being the subject of intellectual property infringement claims. We cannot be certain that the conduct of our business does not and will not infringe intellectual property or other proprietary rights of others. If the making, using, selling, offering for sale or importing of our proposed products or practice of our proprietary technologies or processes are found to infringe third party intellectual property rights, including patent rights, we could be prohibited from manufacturing and commercializing the infringing technology, process or product unless we obtain a license under the applicable third party patent and pay royalties or are able to design around such patent. Securing rights to such third party intellectual property, or securing non-enforcement commitments from such third parties, could result in the payment of additional royalty fees in the form of one-time payments and/or running royalties, which would negatively impact our net margins.

We may be unable to obtain a license on terms acceptable to us, if at all, and we may be unable to redesign our products, biocatalysts or processes to avoid infringement. Even if we are able to redesign our products, biocatalysts or processes to avoid an infringement claim, our efforts to design around the patent could require significant effort and expense and ultimately may lead to an inferior or more costly product and/or process. Any claim of infringement by a third party, even one without merit, could cause us to incur substantial costs defending against the claim, could distract our management and employees, and generally interfere with our business. Furthermore, if any such claim is successful, a court could order us to pay substantial damages, including compensatory damages for any infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorney fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently prohibit us, our licensees and our customers from making, using, selling, offering to sell or importing one or more of our products or practicing our proprietary technologies or processes, or could enter an order requiring us to undertake certain remedial activities. Any of these events could seriously harm our business, operating results and financial condition.

We also rely in part on trade secret laws, confidentiality agreements, and security procedures, which can be difficult to protect and enforce, and which may not adequately prevent disclosures of trade secrets and other proprietary information; our failure to obtain or maintain such protections could adversely affect our competitive position.

We rely in part on trade secret laws and contractual agreements to protect some of our confidential and proprietary information, technology and processes, particularly where we do not believe patent protection is appropriate or obtainable. We have taken various measures to protect our trade secrets and other confidential or proprietary information, including requiring new employees and consultants to execute confidentiality agreements upon the commencement of employment or consulting engagement with us. However, trade secrets are difficult to maintain and protect and our security procedures may be insufficient to prevent disclosure of our trade secrets. In addition, discussions with our business partners, including our licensors, may require us to share confidential and proprietary information with them and other third parties. Our business partners’ employees, consultants, contractors or scientific and other business advisers may unintentionally or willfully breach their confidentiality and/or non-use obligations, including by disclosing our confidential or proprietary information to our competitors. Such agreements may be deemed unenforceable, fail to provide adequate remedies, or become subject to disputes that may not be resolved in our favor. Enforcement of claims that a third party has illegally obtained and is using trade secrets is expensive, time consuming and uncertain. In addition, foreign courts are sometimes less willing than U.S. courts to protect trade secrets. Our failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Furthermore, trade secret laws do not prevent our competitors from independently developing equivalent knowledge, methods and know-how that could be used to compete with us and our products.

We may lose our competitive advantage if our competitors develop similar, analogous or alternative organisms that produce bio-succinic acid or other competing chemical products.

We currently use proprietary microorganisms (biocatalysts) in our production of bio-succinic acid and other cellular metabolites such as C6 compounds. If our organisms are stolen, or misappropriated, they could be used by third parties for their own commercial gain, even though they may be in breach of our intellectual property rights. Furthermore, third parties may use similar or analogous organisms in jurisdictions where we or our licensors do not have patent protection. Third parties may also independently develop similar, analogous or alternative organisms that can also produce bio-succinic acid or other metabolites without infringing our intellectual property rights. If any of these were to occur, it could be difficult for us to discover, challenge or prevent the third party from using their organisms and competing with us in the production of bio-succinic acid or other metabolites.

Our rights to key intellectual property are in-licensed from third parties, and the limitation or termination of these and related agreements would be highly detrimental to us and our business.

We are a party to certain license agreements that provide us with the right to practice key technology used in our business. For example, we have entered into license agreements with Cargill for our yeast to produce bio-succinic acid and Davy for catalysts and methods for converting our bio-succinic acid into BDO. All of these license agreements impose various obligations on us, including royalty payments and, in certain instances, milestone payments. If we fail to comply with these or other obligations, certain agreements provide that the licensors may have the right to terminate the license or convert the exclusive license to a nonexclusive license, in which case our competitors may gain access to these important licensed technologies, and we may be unable to develop or market products, technologies or processes covered by the licensed intellectual property. Often our licensors have the right to control the filing, prosecution, maintenance and defense of the licensed intellectual property and, if a third party infringes any of the licensed intellectual property, some of our licensors may control the resulting legal or other proceeding against that third party to stop or prevent such infringement. As a result, our licensors may take actions or make decisions relating to these matters that could harm our business or impact our rights.

Risks Related to Our Common Stock

Our stock price has been and could remain volatile, which could further adversely affect the market price of our stock, our ability to raise additional capital and/or cause us to be subject to securities class action litigation.

The market price of our common stock has historically experienced and may continue to experience significant volatility. Between June 10, 2013 (the date our common stock commenced trading) and December 31, 2016, the sales price of our common stock fluctuated from a high of $15.29 per share to a low of $2.86, and on January 30, 2017, the closing sale price of our common stock was $3.72 per share. Our start of commercial operations of our Sarnia facility, our ability to commence commercial sales and execute on our commercial expansion plan, our quarterly operating results, our perceived prospects, changes in securities analysts’ recommendations or earnings estimates and our ability to meet such estimates, changes in general conditions in the economy or the financial markets, adverse events related to our strategic relationships, significant sales of our common stock by existing stockholders, and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. Such market price volatility could adversely affect our ability to raise additional capital. In addition, securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition. A putative securities class action was filed against us on March 18, 2017. See “Legal Proceedings”.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE.

Market conditions may result in volatility in the level of, and fluctuations in, market prices of stocks generally and, in turn, our common stock and sales of substantial amounts of our common stock in the market, in each case being unrelated or disproportionate to changes in our operating performance. Concerns over global stability and economic conditions in the United States and abroad have contributed to the extreme volatility of the markets which may have an effect on the market price of our common stock.

Future sales of common stock or warrants by existing stockholders could cause our stock price to decline.

If our existing stockholders sell, or indicate an intent to sell, substantial amounts of our common stock or warrants in the public market the trading price of our common stock or warrants could decline significantly. We cannot predict the effect, if any, that future public sales of these securities or the availability of these securities for sale will have on the market and trading price of our securities. If our existing stockholders sell substantial amounts of our common stock or warrants in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market and trading price of our securities, even if there is no relationship between such sales and the performance of our business.

In the future, we may sell additional shares of our common stock to raise capital or issue stock in connection with acquisitions. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of warrants, stock options and the vesting of restricted stock awards. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the market and trading price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Our Legacy Warrants and IPO Warrants contain anti-dilution adjustment mechanisms that may be triggered by issuances of equity by us at prices below the then-prevailing exercise prices for such warrants.

All of the IPO Warrants and the Legacy Warrants that we issued in June 2009 and April 2011 contain anti-dilution protection in the event that we issue any common stock, securities convertible into common stock, or other securities at a price below the then-existing exercise price of such warrants, with certain exceptions. The anti-dilution protection contains a price adjustment and an adjustment to the number of shares issuable upon exercise of such warrants.  This anti-dilution protection was triggered in connection with our underwritten public offerings in 2015 and in 2016.  The issuance of additional securities in connection with the adjustment to the exercise price of such warrants could result in further dilution to our stockholders.

There can be no assurance that we will be able to receive the proceeds from our issuance of the Special Warrant as of any date or at all.

The Special Warrant was issued in connection with the Offering. The Offering Price was paid, placed in escrow and will be released in accordance with the terms of the Escrow Agreement. The Special Warrant entitles its holder to receive 2,224,199 Underlying Shares on its exercise or deemed exercise. The Special Warrant is exercisable by its holder in whole or in part at any time following its issuance for no additional consideration and shall be deemed to be exercised on the Qualification Date, being the third business day after the date on which the last of the following events occurs (i) a final receipt is issued for this prospectus by the British Columbia Securities Commission and (ii) our common stock is accepted for listing on either the TSX or the TSX Venture Exchange. Immediately upon the exercise or deemed exercise of the Special Warrant, the Offering Price paid in respect thereof will be released from escrow to us. If the Qualification Date does not occur on or before the Qualification Deadline, then the Offering Price shall be refunded to the holder of the Special Warrant and the Special Warrant shall become null and void and shall no longer entitle its holder to acquire any common stock.

We cannot assure you that either (i) our common stock will be accepted for listing on either the TSX or the TSX Venture Exchange (although our common stock has been conditionally approved for listing on the TSX) or (ii) we shall receive a final receipt for this prospectus from the British Columbia Securities Commission, by the Qualification Deadline. The satisfaction and timing of these conditions are determined by third parties, including the TSX or TSX Venture Exchange and the British Columbia Securities Commission, and are beyond our control. If we do not receive the Offering Price in a timely manner or at all, our cash position and financial condition will be materially and adversely affected.

Provisions of Delaware law and our charter documents could delay or prevent an acquisition of our company and could make it more difficult for you to change management.

Provisions of our amended and restated certificate of incorporation and amended and restated by-laws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions may also prevent or delay attempts by stockholders to replace or remove our current management or members of our Board. These provisions include:

•	a classified Board;
•	limitations on the removal of directors;
•	advance notice requirements for stockholder proposals and nominations;
•	the inability of stockholders to act by written consent or to call special meetings;
•	the ability of our Board to make, alter or repeal our amended and restated by-laws; and
•	the authority of our Board to issue “blank check” preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval.

The affirmative vote of the holders of not less than 75% of our shares of capital stock entitled to vote, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, is generally necessary to amend or repeal the above provisions that are contained in our amended and restated certificate of incorporation. Also, absent approval of our Board, our amended and restated by-laws may only be amended or repealed by the affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our Board has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

We do not intend to pay cash dividends. We have never paid dividends on our capital stock and we do not anticipate paying any dividends in the foreseeable future. Consequently, any gains from an investment in our securities will likely depend on whether the price of our common stock increases.

We have not paid dividends on any of our capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. Consequently, in the foreseeable future, you will likely only experience a gain from your investment in our securities if the price of our common stock increases.

The warrants sold as part of our initial public offering may not have any value, and the holders of those warrants will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock.

The warrants sold as part of our initial public offering in the United States will expire at 5:30 p.m. on May 9, 2017 unless we in our sole discretion extend the expiration date. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value. Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

We encourage each security holder to consult with its own tax or professional advisor to understand the tax considerations generally applicable with purchasing or owning the Underlying Shares.

LEGAL PROCEEDINGS

On March 18, 2017, a putative securities class action lawsuit was filed against us and Messrs. Huc, Orecchioni and Saucier in federal district court in New York alleging violations of the U.S. Exchange Act and the U.S. Securities Act.

The complaint principally alleges that the prospectus for our January 2017 follow-on public offering failed to disclose the postponement of a large customer order. We believe that the suit is without merit and intend to vigorously defend it.

Except as set forth above, we are not aware of any material legal proceedings involving us nor are any such proceedings known by us to be contemplated.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as described elsewhere in this prospectus, none of (i) our directors or executive officers, (ii) the shareholders who beneficially own or control or direct, directly or indirectly, more than 10% of our voting shares, or (iii) any associate or affiliate of the persons referred to in (i) and (ii), has or has had any material interest, direct or indirect, in any transaction within the three years before the date of this prospectus or in any proposed transaction that has materially affected or is reasonably expected to materially affect us.

AUDITOR, TRANSFER AGENT AND REGISTRAR

Our auditor is Deloitte LLP at its offices located at 1190 Avenue des Canadiens-de-Montréal, Suite 500, Québec, Canada H3B 0M7.

As of the date of this prospectus, the registrar and transfer agent for the Underlying Shares is Computershare at its offices located at 100 University Ave., 11th floor, Toronto, Ontario, M5H 2Y1 and 250 Royall St., Canton, MA 02021, United States.

MATERIAL CONTRACTS

Except for contracts entered into in the ordinary course of business, the only contracts entered into by us since the beginning of the last financial year, or before the beginning of the last financial year that are still in effect, which may be regarded as material, are as follows:

1.	Escrow Agreement. See “Plan of Distribution” for more information.
2.	Placement Agreement. See “Plan of Distribution” for more information.
3.	Second amended and restated joint venture agreement of BioAmber Sarnia dated February 15, 2016, among BioAmber, BioAmber International, BioAmber Sarnia and Mitsui.

4.	Loan agreement dated April 19, 2016 between BDC and BioAmber Sarnia, as amended on May 12, 2016 and July 22, 2016.
5.

Commercial License Agreement dated April 15, 2010 between BioAmber S.A.S. and Cargill, and Amendments to Commercial License Agreement and Development Agreement dated October 15, 2011, between the same parties.

6.

Prosperity Initiative Regional Diversification Contribution Agreement effective as of September 16, 2011 between Bluewater Biochemicals, a predecessor entity of BioAmber Sarnia, and Her Majesty the Queen in Right of Canada , Amending Agreement #1 thereto dated March 26, 2012 and Amending Agreement #5 thereto dated March 16, 2017.

7.	Loan Agreement effective as of September 30, 2011 between Bluewater Biochemicals and Her Majesty the Queen in Right of the Province of Ontario.
8.	Consent and Amendments to Loan Agreement dated as of September 27, 2012, between BioAmber Sarnia and Her Majesty the Queen in Right of the Province of Ontario.
9.	Loan Agreement dated as of June 30, 2014 among BioAmber Sarnia, Comerica Bank and the other parties thereto.
10.	Settlement & Technology Access Agreement dated December 14, 2015 between us and Reverdia V.O.F.
11.	Non-Assertion Agreement dated December 21, 2016 between us and MCC Corporation.
12.	Credit Facility Agreement dated September 9, 2016 between us and Bridging Finance.

LEGAL MATTERS

The validity of the Special Warrant and of the Underlying Shares being qualified for distribution by this prospectus has been passed upon for us by Goodwin Procter LLP as our US counsel. Certain Canadian legal matters in respect of this prospectus have been passed upon for us by Blake, Cassels & Graydon LLP as our Canadian counsel and for the Agent by Borden Ladner Gervais LLP. As of the date hereof, the partners and associates of Blake, Cassels & Graydon LLP and the partners and associates of Borden Ladner Gervais LLP, each as a group, own, directly or indirectly, in the aggregate, less than one percent of our outstanding common stock and hold none of our other securities.

EXPERTS

Our auditors for the financial statements included in this prospectus, Deloitte LLP, are independent within the meaning of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec.

PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

CONTRACTUAL RIGHT OF RESCISSION

We have granted to the holder of the Special Warrant a contractual right of rescission of the prospectus-exempt transaction under which the Special Warrant was initially acquired. The contractual right of rescission provides that if the holder of the Special Warrant who acquires Underlying Shares on the exercise or deemed exercise of the Special Warrant as provided for in this prospectus is, or becomes, entitled under the securities legislation of a jurisdiction to the remedy of rescission because of this prospectus or an amendment to this prospectus containing a misrepresentation,

(a)

the holder is entitled to rescission of both the holder's exercise or deemed exercise of its Special Warrant and the private placement transaction under which the Special Warrant was initially acquired,

(b)	the holder is entitled in connection with the rescission to a full refund of all consideration paid to us on the acquisition of the Special Warrant, and
(c)

if the holder is a permitted assignee of the interest of the original Special Warrant subscriber, the holder is entitled to exercise the rights of rescission and refund as if the holder was the original subscriber.

FINANCIAL STATEMENTS

Audited Consolidated Financial Statements for the Financial Years Ended December 31, 2016, 2015, and 2014.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

BioAmber Inc.

We have audited the accompanying consolidated balance sheets of BioAmber Inc. and subsidiaries (the “Company”) as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of BioAmber Inc. and subsidiaries as of December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s negative working capital, accumulated deficit and net loss from operations raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte LLP1

Montreal, Canada

March 16, 2017

[1]	CPA auditor, CA, public accountancy permit No. A118581

BIOAMBER INC.

Consolidated Statements of Operations

	Year Ended December 31
	2016	2015	2014
	$	$	$
Product sales	8,272,497	2,171,952	1,543,051
Cost of goods sold excluding depreciation and amortization	13,666,937	2,612,780	6,043,792
Operating expenses
General and administrative	9,457,914	10,594,302	10,655,053
Research and development, net	7,195,138	20,285,608	15,155,608
Sales and marketing	2,914,973	4,002,156	4,481,946
Depreciation of property and equipment and amortization of intangible assets	4,843,164	1,080,440	260,472
Write-off of intangible assets (Note 6)	—	1,141,000	—
Foreign exchange (gain) loss	(175,659)	984,324	151,102
Operating expenses	24,235,530	38,087,830	30,704,181
Operating loss	(29,629,970)	(38,528,658)	(35,204,922)
Amortization of deferred financing costs and debt discounts	3,311,641	1,077,608	291,659
Financial charges (income), net (Note 10)	(750,083)	1,589,080	11,789,192
Grant income (Note 9)	(4,046,532)	—	—
Loss on debt extinguishment, net (Note 8)	—	—	170,729
Equity participation in losses of equity method investment (Note 3)	229	646	216
Other (income) expense, net	199,820	(21,565)	(183,174)
Loss before income taxes	(28,345,045)	(41,174,427)	(47,273,544)
Income taxes (Note 14)	25,646	(3,786)	75,371
Net loss	(28,370,691)	(41,170,641)	(47,348,915)
Net loss attributable to:
BioAmber Inc. shareholders	(22,478,081)	(37,225,878)	(46,474,025)
Non-controlling interest	(5,892,610)	(3,944,763)	(874,890)
	(28,370,691)	(41,170,641)	(47,348,915)
Net loss per share attributable to BioAmber Inc. shareholders - basic	(0.78)	(1.52)	(2.32)
Weighted-average of common shares outstanding - basic	28,665,645	24,499,970	20,016,180

The accompanying notes are an integral part of the consolidated financial statements.

BIOAMBER INC.

Consolidated Statements of Comprehensive Loss

	Year Ended December 31
	2016	2015	2014
	$	$	$
Net loss	(28,370,691)	(41,170,641)	(47,348,915)
Foreign currency translation adjustment	3,691,538	(15,083,129)	(5,927,968)
Total comprehensive loss	(24,679,153)	(56,253,770)	(53,276,883)
Total comprehensive loss attributable to:
BioAmber Inc. shareholders	(19,885,205)	(47,750,298)	(50,732,670)
Non-controlling interest	(4,793,948)	(8,503,472)	(2,544,213)
	(24,679,153)	(56,253,770)	(53,276,883)

The accompanying notes are an integral part of the consolidated financial statements.

BIOAMBER INC.

Consolidated Balance Sheets

	As of	As of
	December 31,	December 31,
	2016	2015
	$	$
Assets
Current assets
Cash and Cash equivalents	16,160,017	6,973,591
Accounts receivable	986,935	978,634
Inventories (Note 4)	4,497,640	1,749,224
Prepaid expenses and deposits	311,654	579,864
Valued added tax, income taxes and other receivables	568,510	562,800
Restricted cash (Note 13)	8,896,796	—
Total current assets	31,421,552	10,844,113
Property and equipment, net (Note 5)	121,628,272	122,542,688
Investment in equity method and cost investments (Note 3)	446,806	447,035
Intangible assets, net (Note 6)	6,126,687	6,352,091
Goodwill	625,364	625,364
Restricted cash	558,150	540,975
Deferred financing costs (Note 8)	523,634	434,941
Total assets	161,330,465	141,787,207

Liabilities
Current liabilities
Accounts payable and accrued liabilities (Note 7)	6,021,974	15,834,274
Income taxes payable (Note 14)	115,210	112,256
Deferred revenue	1,371,575	—
Deferred grants (Note 9)	—	3,437,791
Warrants financial liability (Note 13)	14,496,796	—
Short-term portion of long-term debt (Note 8)	23,299,398	10,297,542
Total current liabilities	45,304,953	29,681,863
Long-term debt (Note 8)	29,032,087	28,491,549
Warrants financial liability (Note 13)	739,546	12,231,906
Other long-term liabilities	247,292	443,135
Total liabilities	75,323,878	70,848,453
Commitments and contingencies (Note 11)
Redeemable non-controlling interest (Note 12)	37,515,687	24,583,636
Equity
Share capital
Common stock:
$0.01 par value per share; 250,000,000 authorized, 30,612,733 and 26,181,753 issued and outstanding at December 31, 2016 and December 31, 2015, respectively	306,127	261,817
Additional paid-in capital	280,819,681	258,792,171
Warrants	697,242	748,075
Accumulated deficit	(220,767,978)	(198,289,897)
Accumulated other comprehensive loss	(12,564,172)	(15,157,048)
Total BioAmber Inc. shareholders’ equity	48,490,900	46,355,118
Total liabilities and equity	161,330,465	141,787,207

The accompanying notes are an integral part of the consolidated financial statements.

BIOAMBER INC.

Consolidated Statements of Shareholders’ Equity

(in U.S. dollars, except for shares data)

	Common stock		Additional paid-in capital	Warrants		Accumulated deficit	Accumulated other comprehensive loss	Total shareholders' equity
	Shares	Par value		Shares	Par value
		$	$		$	$	$	$
Balance at December 31, 2014	21,836,046	218,360	220,460,559	945,431	1,093,263	(161,064,019)	(4,632,628)	56,075,535

Stock-based compensation (Note 13)	—	—	4,790,608	—	—	—	—	4,790,608
Issuance of shares, net of issuance costs	3,900,000	39,000	32,741,069	—	—	—	—	32,780,069
Warrants exercised/expired /cancelled	405,370	4,054	594,047	(454,195)	(345,188)	—	—	252,913
Stock options exercised	40,337	403	205,888	—	—	—	—	206,291
Net loss	—	—	—	—	—	(37,225,878)	—	(37,225,878)
Foreign currency translation	—	—	—	—	—	—	(10,524,420)	(10,524,420)
Balance at December 31, 2015	26,181,753	261,817	258,792,171	491,236	748,075	(198,289,897)	(15,157,048)	46,355,118

Stock-based compensation (Note 13)	—	—	3,579,396	—	—	—	—	3,579,396
Issuance of shares, net of issuance costs	4,348,750	43,488	18,221,164	—	—	—	—	18,264,652
Warrants exercised/expired /cancelled	62,230	622	116,900	(66,885)	(50,833)	—	—	66,689
Stock options exercised	20,000	200	110,050	—	—	—	—	110,250
Net loss	—	—	—	—	—	(22,478,081)	—	(22,478,081)
Foreign currency translation	—	—	—	—	—	—	2,592,876	2,592,876
Balance at December 31, 2016	30,612,733	306,127	280,819,681	424,351	697,242	(220,767,978)	(12,564,172)	48,490,900

The accompanying notes are an integral part of the consolidated financial statements.

BIOAMBER INC.

Consolidated Statements of Cash Flows

	Year Ended December 31
	2016	2015	2014
	$	$	$
Cash flows from operating activities
Net loss	(28,370,691)	(41,170,641)	(47,348,915)
Adjustments to reconcile net loss to cash:
Stock-based compensation	3,579,396	4,790,608	6,949,205
Depreciation of property and equipment and amortization of intangible assets	4,843,164	1,080,440	260,472
Impairment loss and write-off of property and equipment and of intangible assets	—	1,141,000	—
Amortization of deferred financing costs and debt discounts	3,311,641	1,077,608	291,659
Disposal of fixed assets	133,141	—	—
Equity participation in losses of equity method investments	229	646	216
Other long-term liabilities	(24,893)	42,952	45,000
Financial charges (income), net (Note 10)	(5,994,381)	(1,747,176)	6,759,357
(Gain) loss on debt extinguishment	—	—	(49,724)
Grant income	(4,046,532)	—	—
Changes in operating assets and liabilities
Change in accounts receivable	(5,026)	(581,072)	278,136
Change in inventories	(2,769,182)	(8,055)	1,220,113
Change in prepaid expenses and deposits	315,274	124,520	3,517,713
Change in deferred revenues	1,380,237	—
Change in value added tax, income taxes and other receivables	72,100	2,323,382	(1,443,446)
Change in accounts payable to ARD	—	(983,465)	819,267
Change in accounts payable and accrued liabilities	(10,040,350)	1,710,534	6,247,972
Net cash used in operating activities	(37,615,873)	(32,198,719)	(22,452,975)
Cash flows from investing activities
Acquisition of property and equipment and intangible assets, net of sales of assets	(667,978)	(64,390,137)	(85,014,063)
Change in restricted cash	—	—	(678,450)
Capital redistribution from (investment in) equity method and cost investments (Note 3)	—	(412,433)	675,000
Net cash used in investing activities	(667,978)	(64,802,570)	(85,017,513)

Cash flows from financing activities
Deferred financing costs	(1,706,607)	(1,144,394)	(1,077,079)
Issuance of long-term debt (Note 8)	26,929,000	21,967,288	33,740,574
Repayment of long-term debt (Note 8)	(15,312,402)	(16,058,642)	(25,000,000)
Government grants (Note 9)	1,108,262	7,946,840	10,131,666
Net proceeds from issuance of common shares	18,479,621	33,280,167	36,250,737
Proceeds from issuance of shares by a subsidiary (Note 12)	17,726,000	8,896,696	24,608,700
Net cash provided by financing activities	47,223,874	54,887,955	78,654,598
Foreign exchange impact on cash	246,403	(1,955,827)	(3,869,557)
Increase (decrease) in cash	9,186,426	(44,069,161)	(32,685,447)
Cash and cash equivalents, beginning of period	6,973,591	51,042,752	83,728,199
Cash and cash equivalents, end of period	16,160,017	6,973,591	51,042,752

Supplemental cash flow information:
Deferred financing costs related to the second public offering not yet paid	265,885	—	—
Construction in-progress costs and fixed assets not yet paid	120,870	8,290,288	8,856,101
Amortization of debt discounts capitalized to Fixed Assets	—	2,002,278	814,653
Interest paid	2,746,874	2,943,000	2,413,828

The accompanying notes are an integral part of the consolidated financial statements.

BIOAMBER INC.

Notes to Consolidated Financial Statements

1. Description of the business

BioAmber Inc. (the “Company” or “BioAmber”) is a bio-based chemicals company. BioAmber’s goal is to develop commercially viable, intellectual property (“IP”) protected technologies that use industrial biotechnology to produce chemical building blocks in fermentation broth, and subsequently use chemical processing to isolate and purify the building blocks from the broth and transform them into a range of value added chemicals.

The Company was incorporated in the State of Delaware in October 2008 and was established as the result of the spin-off of certain assets from Diversified Natural Products, Inc. (“DNP”). These assets consisted principally of an intellectual property portfolio, which pertained to the production of succinic acid from renewable feedstock and was used in selected applications and derivative products.

In September 2010, the Company acquired the 50% interest in its joint venture Bioamber S.A.S. that it did not already own. Concurrent with this acquisition, the Company changed its name from DNP Green Technology, Inc. to BioAmber Inc. and changed its fiscal year end from June 30 to December 31. Bioamber S.A.S. had been wholly owned by the Company until its liquidation in December 2014.

2. Summary of significant accounting policies

Basis of presentation and going concern

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”) and comprise the financial position and results of operations of BioAmber Inc., and all its subsidiaries, which include BioAmber Canada Inc., Sinoven Biopolymers Inc. and BioAmber Sarnia Inc (“BioAmber Sarnia”). Intercompany balances and transactions have been eliminated upon consolidation. The Financial Accounting Standards Board (“FASB”) sets GAAP to ensure financial condition, results of operations and cash flows are consistently reported. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification (“FASB ASC”).

The Company started its commercial operations at the end of 2015, and is currently ramping-up the production at its Sarnia facility. Therefore, the company incurred recurring losses from its past activities since inception. As of December 31, 2016, the Company had negative working capital of $13.9 million, an accumulated deficit of $220.8 million and a net loss of $28.4 million for the year ended December 31, 2016. The attainment of profitable operations is dependent upon future events, including successful ramp-up of the commercial-scale manufacturing Sarnia facility, further advancing its existing commercial arrangements with strategic partners to generate revenue from the sale of its products that will support the Company’s cost structure, gaining market acceptance for its bio-succinic acid, its derivatives and other building block chemicals, obtaining adequate financing to complete its development activities, and attracting and retaining qualified personnel. These conditions raise substantial doubt regarding our ability to continue as a going concern.

In the event that the Company would not achieve its expected growth rate, the Company may be required to raise additional capital available on its effective shelf filed on January 3, 2017 or to secure a corporate debt in replacement of its corporate debt fully repaid on January 27, 2017 within the next year from its financial statements issuance, in order to continue the production and commercialization of its succinic acid and to continue to fund operations at the current cash expenditure levels. BioAmber cannot be certain that additional funding will be available on acceptable terms, or at all. If BioAmber is unable to raise additional capital or obtain debt when required or on acceptable terms, BioAmber may have to reduce or delay operating expenses as deemed appropriate in order to conserve cash.

Our consolidated financial statements as of December 31, 2016 have been prepared under the assumption that we will continue as a going concern for the next twelve months. Our ability to continue as a going concern is dependent upon our ability to generate additional revenue, attain further operating efficiencies, obtain additional equity or debt financing or to reduce expenditures. Our consolidated financial statements as of December 31, 2016 did not include any adjustments that might result from the outcome of this uncertainty.

Retrospective changes

The Company adopted Accounting Standards Update ("ASU") 2015-03 Simplifying the Presentation of Debt Issuance Costs, on a retrospective basis as of January 1, 2016. In accordance with the adoption of this guidance, prior year amounts related to deferred debt issuance costs associated with long-term debt have been adjusted for the retrospective change in accounting principle. As of December 31, 2015, the Company has reclassified $1.3 million of deferred financing costs associated with long-term debt in the consolidated balance sheet, against the long-term debt. Refer to Note 8 for further information.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Significant areas requiring the use of significant management estimates include fair value determination of assets, liabilities, fair value of intangible assets and goodwill, useful lives of intangible assets, income taxes, stock-based compensation and fair value of certain debt and equity instruments.

Fair value of financial instruments

The Company applies FASB ASC 820, Fair Value Measurement, which defines fair value and establishes a framework for measuring fair value and making disclosures about fair value measurements. FASB ASC 820 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is impacted by a number of factors, including the type of financial instruments and the characteristics specific to them. Financial instruments with readily available quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

There are three levels within the hierarchy that may be used to measure fair value:

Level 1	—	A quoted price in an active market for identical assets or liabilities.

Level 2	—

Significant pricing inputs are observable inputs, which are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources.

Level 3	—

Significant pricing inputs are unobservable inputs, which are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value measurements level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used should maximize the use of observable inputs and minimize the use of unobservable inputs.

The valuation methodologies described above may produce a fair value calculation that may not be indicative of future net realizable value or reflective of future fair values.

Foreign currencies

The functional currency of BioAmber Inc. and Sinoven Biopolymers Inc. (“Sinoven”) is the United States dollar, whereas for BioAmber Canada Inc. and BioAmber Sarnia Inc. the functional currency is the Canadian dollar and for Bioamber S.A.S. it was the Euro. The assets and liabilities of BioAmber Canada Inc. and BioAmber Sarnia Inc. are translated into United States dollars using period-end exchange rates, while revenues and expenses are translated at average exchange rates prevailing during the period. The assets and liabilities for BioAmber S.A.S. were translated into Unites States dollars on the date of the liquidation of BioAmber S.A.S. into BioAmber Inc. on December 29, 2014. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss). All foreign currency transaction gains and losses resulting from transactions denominated in foreign currencies are recorded as foreign exchange (gain) loss in the consolidated statements of operations.

Cash equivalents

The Company recognizes cash equivalents as highly liquid investments with an original maturity of three months or less at date of purchase.

Restricted Cash

Cash amounts that are restricted to withdrawal or usage are presented as restricted cash. As of December 31, 2016 and 2015, the Company had $558,150 and $540,975, respectively, of restricted cash held in an escrow account as a guarantee to a long-term supply agreement.

As part of our December 2016 public offering, we issued a warrant to purchase an aggregate of 2,224,199 shares of common stock, for a total of $4.00 per underlying share. The gross proceeds of $8.9 million, is presented as current restricted cash as of December 31, 2016. This amount is held in escrow until it gets automatically exercised following our TSX listing, which is expected by the end of April, within the 120 days term of the warrants.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company believes it is not exposed to significant credit risk related to cash, cash equivalents and accounts receivable. As of December 31, 2016 and 2015, the Company did not have any provision for doubtful accounts.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis. Prior to the Company having any customer orders for sample product, all production and development costs were expensed as part of the Company’s research and development efforts.

Cost of goods sold

Cost of goods sold includes costs directly associated with finished goods production, such as direct materials, direct labor, utilities and certain plant overhead and logistic costs. Cost of goods sold also includes abnormal production costs from the Sarnia facility production volume ramp-up.

Property and equipment

Property and equipment are recorded at cost and are amortized over their estimated useful lives using the straight-line method over the following periods:

Building	40 years
Furniture and Fixtures	5-8 years
Machinery and Equipment	5-20 years
Computers, Office Equipment and Peripherals	3-7 years

Leaseholds improvements are amortized over the shorter of the related lease terms or their estimated useful lives. Costs related to repairs and maintenance of property and equipment are expensed in the period in which they are incurred. Upon sale or disposal, the Company writes off the cost of the asset and the related amount of accumulated depreciation. The resulting gain or loss is included in the consolidated statement of operations. Assets in the course of construction are classified as construction in-progress and are carried at cost, net of grants received and any recognized impairment loss. They consist of expenditures directly related to building the manufacturing facility in Sarnia, Ontario. For qualifying assets, cost includes capitalized borrowing costs.

Business combinations

The Company accounts for acquired businesses using the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations. The consideration transferred for the acquisition is the fair values of the assets transferred, the liabilities incurred and the equity interest issued. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Intangible assets

Computer software and license are recorded at cost and are depreciated over their estimated useful lives of between 2 and 5 years using the straight-line method.

Costs incurred in obtaining patents and licenses with definite-lived are capitalized and amortized on a straight-line basis over their estimated useful lives, generally between 5 and 18 years.

As required by FASB ASC 805, acquired in-process research and development (IPR&D) through business combinations is accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Therefore, such assets are not amortized but are tested for impairment at least annually. Once the research and development activities are deemed to be substantially complete, the assets will be amortized over the related product’s useful life. If the project is abandoned, the assets will be written off if they have no alternative future use. The Company reviews its portfolio of patents and acquired in-process research and development taking into consideration events or circumstances that may affect its recoverable value.

To test indefinites-lives intangible assets for impairment in accordance with FASB ASC 350-Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment, the Company first assesses the qualitative factors to determine whether it is more likely than not, that the asset is impaired. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that fair value of an indefinite-lived intangible asset is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required.

Goodwill

Goodwill represents the excess purchase price over the estimated fair value of identifiable net assets acquired in business combinations. Goodwill is not amortized, but is reviewed for impairment on an annual basis, or whenever events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount, using a discounted cash flow model.

The Company’s goodwill is attributed to its one reporting unit. The Company has selected December 31 as the date to perform its annual impairment test. Since the Company’s IPO, the Company changed the impairment testing date from June 30 to December 31, to align its testing date with the year-end date. In testing for impairment of its goodwill, the Company may first assess qualitative factors to determine whether it is necessary to perform the two-step impairment test described below. If the Company believes, as a result of the qualitative assessment, that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. If the quantitative impairment test is required, the Company must make assumptions regarding estimated future cash flows to be derived from the reporting unit. The performance of the test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit to its net book value, including goodwill.

If the net book value exceeds its fair value, then the Company performs the second step of the goodwill impairment test to determine the amount of the impairment loss. In calculating the fair value of the reporting unit’s goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities based on their fair values. The excess of the fair value of the reporting unit over the amount assigned to its other assets and liabilities is the fair value of goodwill. An impairment loss is recognized when the carrying amount of goodwill exceeds its fair value. There was no impairment of goodwill recorded for the years ended December 31, 2016, 2015 and 2014.

Asset retirement obligation

Management assesses the potential asset retirement obligation upon acquisition of its assets or entering into lease arrangements. If a reasonable estimate of the fair value of the liability can be made, the Company recognizes the retirement obligation. During the year ended December, 31, 2016, the Company paid $180,000 for the cost of restoring the premises on the termination date of its leased premises in Plymouth, USA, which was previously accrued over 4 years in the other long-term liabilities on the consolidated balance sheet.

Long-lived asset impairment

Management assesses the fair value of its long-lived assets in accordance with FASB ASC 360, Property, Plant, and Equipment. At the end of each reporting period, it evaluates whether there is objective evidence of events or changes in business conditions which suggest that an asset may be impaired.

In such cases the Company determines the fair value based upon forecasted cash flows that the assets are expected to generate and the net proceeds expected from their sale. If the carrying amount exceeds the fair value of the assets, estimated by discounting cash flows techniques, an impairment charge is recorded. The impairment charge is determined as the difference between the fair value of the assets and their corresponding carrying value.

Government grants

The Company has entered into arrangements to receive government grants that relate primarily to the construction of facilities. Government grants are recognized when there is reasonable assurance that the grant will be received and that the conditions of the grant have been complied with. Government grants received in advance of complying with the conditions of the grant are deferred until all conditions are met. Government grants related to property and equipment are included in the balance sheet as a reduction of the cost of the asset and result in reduced depreciation expense over the useful life of the asset. Government grants that relate to expenses are recognized in the income statement as a reduction of the related expense or as a component of other income.

Warrants financial liability

The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in FASB ASC 815, Derivatives and Hedging—Contracts in Entity’s Own Equity, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. Derivative warrant liabilities issued in connection with the IPO were valued using the Black-Scholes pricing model at the date of initial issuance and are valued using the closing value as quoted on the New York Stock Exchange at each subsequent balance sheet date. The June 2009 and April 2011 Warrants are valued using the Monte Carlo method.

As of December 31, 2016, the warrants financial liability also includes the Special Warrant to purchase an aggregate of 2,224,199 shares of common stock, for a total of $4.00 per underlying share. The gross proceeds of $8.9 million was prepaid as of December 31, 2016 and is included in the current warrants financial liability.

The liability is presented as warrants financial liability in the consolidated balance sheets, and changes in the fair value of the warrants are reflected in the consolidated statements of operations as part of financial charges (income), net.

Redeemable non-controlling interest

Redeemable non-controlling interest are classified in temporary equity on the Company’s consolidated balance sheets, at the greater of the carrying value or the redemption value, in accordance with FASB ASC 480-10-S99.

Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of products and services in the ordinary course of the Company’s activities. Revenue is presented net of discounts.

Revenue is recognized when persuasive evidence of an arrangement exists, the fee is determinable, collectability is reasonably assured and delivery has occurred, which for product revenue is at the time of transfer of title.

The Company’s revenues represent sales of bio-succinic acid to a limited number of customers. During the year ended December 31, 2016, 71% of its sales were to single customer. During the year ended December 31, 2015,  31% of its sales were to a single customer.

Net loss per share

The Company computes net loss per share in accordance with FASB ASC 260, Earnings per share, under which basic net loss per share attributable to common shareholders is computed by dividing net loss attributable to common shareholders by the basic weighted-average number of common shares outstanding during the period. Shares issued and reacquired during the period are weighted for the portion of the period that they were outstanding. The computation of diluted earnings per share (“EPS”) is similar to the computation of the basic EPS except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if all of the potentially dilutive shares of common stock had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back any convertible preferred dividends and the after-tax amount of interest recognized in the period associated with any convertible debt. The numerator is also adjusted for any other changes in income or loss that would result from the assumed conversion of those potential shares of common stock such as profit-sharing expenses. Common equivalent shares are excluded from the diluted EPS calculation if their effect is anti-dilutive. Losses have been incurred in each period since inception; accordingly, diluted loss per share is not presented.

Research and development expenses

In accordance with FASB ASC 730, Research and Development, research and development expenses are charged to operations in the period in which they are incurred, net of investment tax credits.

Deferred financing costs

Costs incurred to secure financing are deferred until proceeds are received, which are being treated as debt issuance costs.

Debt issuance costs

Debt issuance costs consist of costs incurred in obtaining debt and are amortized over the term of the financing on a straight-line basis, which approximates the effective interest method. These costs are recorded as a direct deduction from the carrying amount of the related debt liability on the consolidated statements.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. If active development is interrupted for an extended period, capitalization is suspended. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalization. All other borrowing costs are recognized in profit or loss in the period in which they are incurred.

Stock-based compensation

The Company accounts for its stock-based compensation expense in accordance with FASB ASC 718, Compensation—Stock Compensation. Stock options are granted to employees at exercise prices equal to the estimated fair value of the Company’s stock at the grant dates. Stock options vest generally over four years and have a term of ten years. Each stock option entitles the holder to purchase one share of common stock from the Company’s authorized shares. Compensation expense is recognized over the period during which an employee is required to provide services in exchange for the award, which is generally the vesting period.

The Company recognizes stock-based compensation for awards to employees based on the estimated fair value of the awards granted. The fair value method requires the Company to estimate the fair value of stock-based awards on the date of grant using an option pricing model. The Company uses the Black-Scholes option-pricing model to estimate the fair value of awards granted to employees, and the requisite fair value is recognized as expense on a straight-line basis over the service period of the award.

The Company uses the Black-Scholes option-pricing model to estimate the fair value of awards granted to non-employees. The measurement of stock-based compensation for non-employees is subject to periodic adjustments as the underlying equity instruments vest, and the resulting change in value, if any, is recognized in the Company’s consolidated statements of operations during the period the related services are rendered.

The Black-Scholes option pricing model requires the following inputs: expected life, expected volatility, risk-free interest rate, expected dividend yield rate, exercise price and closing price of the Company’s common stock on the date of grant. Due to the Company’s limited history of grant activity, the Company calculates its expected term utilizing the “simplified method” permitted by the Securities and Exchange Commission (“SEC”), which is the average of the total contractual term of the option and its vesting period. The Company calculates its expected volatility rate from the historical volatilities of selected comparable public companies within its industry, due to a lack of historical information regarding the volatility of the Company’s stock price. The Company will continue to analyze the historical stock price volatility assumption as more historical data for its common stock becomes available. The risk-free interest rate is based on the US Treasury yield curve in effect at the time of grant for zero coupon US Treasury notes with maturities similar to the option’s expected term. The expected dividend yield was assumed to be zero, as the Company has not paid, nor does it anticipate paying, cash dividends on shares of its common stock. The Company estimates its forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors.

Environmental liabilities

The nature of the Company’s operations requires compliance with environmental laws and regulations set by the governmental authorities in the jurisdictions in which the Company operates. It will develop policies and practices for the remediation of the effects of release or disposal of materials at its locations. Any resulting environmental liabilities will be recorded when they are probable and management can reliably estimate their amount. As of December 31, 2016, and each prior balance sheet date presented, no environmental liabilities have been identified.

Income taxes

The Company calculates its income tax charge on the basis of the tax laws enacted at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income, in accordance with FASB ASC 740, Income Taxes. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Income taxes in the consolidated statements of operations consist of federal, state and foreign jurisdictions income taxes related to the Company and its subsidiaries. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related to temporary differences arising from assets and liabilities whose basis are different for financial reporting and income tax purposes.

Deferred taxes are provided using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and net operating losses, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts on the financial statements of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized. The amount of the valuation allowance is based on the Company’s best estimate of the recoverability of its deferred tax assets. In making such a determination, we consider all available positive and negative evidence, including future reversals of taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance.

The Company follows guidance for income taxes, which prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of an income tax position taken or expected to be taken in a tax return. The Company accounts for interest and penalties related to uncertain tax positions, if any, as part of tax expense unless it is associated with intercompany profits. The Company recognizes interest and penalties related to uncertain tax positions associated with intercompany profits as prepaid tax expense. This asset is amortized over the life of the assets involved in the intercompany sale.

Research and development tax credits

Bioamber S.A.S., before its liquidation in December 2014, had received government assistance in the form of research and development tax credits from the French taxation authorities, based on qualifying expenditures. These credits were not dependent on ongoing tax status or tax position and accordingly were not considered part of income taxes. The Company recorded these tax credits, as a reduction of research and development expenses, when the Company was able to reasonably estimate the amounts and it was more likely than not they would be received.

Segment reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as one segment. The chief operating decision-maker is the Chief Executive Officer.

Recently adopted accounting pronouncements

In August 2014, the FASB issued ASU No. 2014-15 Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"). This ASU requires management to assess and evaluate whether conditions or events exist, considered in the aggregate, that raise substantial doubt about the entity's ability to continue as a going concern within one year after the financial statements issue date. The Company adopted ASU 2014-15 for the year ended December 31, 2016 and determined that conditions exist raising substantial doubt regarding the entity’s ability to continue as a going concern. Refer to Note 2 for further information.

The Company adopted Accounting Standards Update ("ASU") 2015-03 Simplifying the Presentation of Debt Issuance Costs, on a retrospective basis in the three months ended March 31, 2016. In accordance with the adoption of this guidance, prior year amounts related to deferred debt issuance costs associated with long-term debt have been adjusted for the retrospective change in accounting principle. As of December 31, 2015, the Company has reclassified $1.3 million of deferred financing costs associated with long-term debt in the consolidated balance sheet, against the long-term debt. Refer to Note 8 for further information.

Recent accounting pronouncements not yet adopted

In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, "Revenue Recognition - Revenue from Contracts with Customers," which is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP. This standard is effective for interim and annual periods beginning after December 15, 2017, and either full retrospective adoption or modified retrospective adoption is permitted. The Company is still in the process of evaluating the impact of this standard, but do not currently expect it to have a material impact on its consolidated financial position or results of operations. The Company plans to adopt this standard when it becomes effective for the Company on January 1, 2018.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory (“ASU-2015-11”). ASU 2015-11 applies to inventory that is measured using first-in, first-out (“FIFO”) or average cost.  ASU 2015-11 requires inventory to be measured at the lower of cost and net realizable value.  Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation.  ASU 2015-11 is effective for fiscal years beginning after December 31, 2016.  The Company evaluated this standard and concluded that there will no impact on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which among other changes in accounting and disclosure requirements, replaces the cost method of accounting for non-marketable equity securities with a model for recognizing impairments and observable price changes, and also eliminates the available-for-sale classification for marketable equity securities. Under the new guidance, other than when the consolidation or equity method of accounting is utilized, changes in the fair value of equity securities are to be recognized in earnings. This guidance will be effective for interim and annual reporting periods beginning after December 15, 2017. The Company evaluated this standard and concluded that there will no impact on its consolidated financial statements.

In February 2016, the FASB issued Accounting ASU 2016-02, Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718). This standard makes several modifications to Topic 718 related to the accounting for forfeitures, employer tax withholding on share-based compensation and the financial statement presentation of excess tax benefits or deficiencies. ASU 2016-09 also clarifies the statement of cash flows presentation for certain components of share-based awards. The standard is effective for interim and annual reporting periods beginning after December 15, 2016, although early adoption is permitted. The Company will adopt this guidance on January 1, 2017. The Company expects to make an accounting policy election to account for forfeitures as they occur, the impact of which is generally consistent with the Company’s current forfeiture estimate. The Company does not expect to record a cumulative-effect adjustment to retained earnings as of the beginning of the period in which this ASU is adopted. The remaining amendments are not expected to have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15 “Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments” to address diversity in practice on certain specific cash flow issues. The ASU will be effective for the Company for the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The Company is in the process of evaluating the impact of the standard on its consolidated financial statements and the timing of adoption.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash. The purpose of this guidance is to reduce the diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. This guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for interim or annual periods beginning after December 15, 2017 and early adoption is permitted. This guidance must be applied retrospectively. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated results of operations, financial position and cash flows.

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.”  This standard eliminates the requirement to measure the implied fair value of goodwill by assigning the fair value of a reporting unit to all assets and liabilities within that unit (“the Step 2 test”) from the goodwill impairment test.  Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited by the amount of goodwill in that reporting unit.  The standard will become effective for the Company beginning January 1, 2020 and must be applied to any annual or interim goodwill impairment assessments after that date.  Early adoption is permitted. The Company is currently evaluating the standard, but expect that it will not have a material impact on our consolidated financial statements.

3. Equity and Cost Investments

In February 2010, the Company acquired 75% of the shares of common stock of Sinoven, a private company incorporated in the state of Delaware in October 2009.

On February 15, 2012, BioAmber Inc., Sinoven and NatureWorks LLC (“NW”) formed AmberWorks LLC, a joint-venture ("JV") whose activities are limited to research, development, manufacturing, licensing and sales of certain products and other related activities. Sinoven and NW share expenses and profits in proportion to their respective ownership interest percentage of 50% each. Sinoven provided AmberWorks with a non-exclusive worldwide license, granting AmberWorks the rights to use the Sinoven IP in connection with certain activities of the JV. NW provided AmberWorks with a non-exclusive worldwide license, granting AmberWorks the rights to use certain patents owned by or licensed to NW in connection with certain activities of the JV. NW also undertook to exclusively market, promote and sell the products produced by the JV. Each of Sinoven and NW made equal initial cash contributions of $1 million in order to finance the start-up operations of AmberWorks LLC.

The equity method of accounting is applied to this investment as the ownership structure prevents Sinoven from exercising a controlling influence over operating and financial policies of the business. Under this method, the equity in the net earnings or losses of AmberWorks is reflected as equity participation in losses of equity method investments in the Consolidated Statements of Operations. The effects of intercompany transactions with AmberWorks are eliminated, including the gross profit on sales to and purchases from the investment, until the time of sale to a third party customer.

On May 6, 2014, AmberWorks made a capital distribution totaling $1,350,000, to Sinoven and NatureWorks LLC, both 50% holders of the joint venture, in proportion of their respective investments in the joint venture. This distribution was in the form of cash and was recorded as a reduction of investment.

AmberWorks had total assets of $68,744 and $69,202 and total liabilities of nil as of December 31, 2016 and December 31, 2015, respectively. Sinoven’s share of net assets amounted to $34,372 and $34,601 as at those dates.

On February 5, 2015, the Company invested $412,434 (CAD$ 500,000) in Comet Biorefining Inc, in a start-up private company, which represented a 6.6% ownership interest. This investment is recorded using the cost investment method.

4. Inventories

	December 31,	December 31,
	2016	2015
	$	$
Finished goods	3,638,562	904,846
Work in progress	117,642	94,675
Raw material	567,441	610,773
Supplies and spare parts	173,995	138,930
Total	4,497,640	1,749,224

The Company recorded an inventory reserve of approximately $nil, $300,000 and $2.3 million in the year ended December 31, 2016, 2015 and 2014 respectively.

5. Property and equipment

	Estimated
	Useful	December 31,	December 31,
	Life	2016	2015
	(years)
		$	$
Land		265,667	242,957
Building	40	87,296,018	85,597,851
Machinery and equipment	5 - 20	35,655,348	31,407,524
Furniture and fixtures	5 - 8	114,078	122,285
Computers, office equipment and peripherals	3 - 7	184,865	182,720
Leasehold improvement	10	328,035	330,283
Construction in-progress		3,324,862	5,902,054
		127,168,873	123,785,674
Less: accumulated depreciation		(5,540,601)	(1,242,986)
Property and equipment, net		121,628,272	122,542,688

Depreciation expense is recorded as an operating expense in the consolidated statements of operations and amounted to $4,631,586, $1,012,320 and $209,973 for the years ended December 31, 2016, 2015 and 2014 respectively.

6. Intangible assets

	December 31,	December 31,
	2016	2015
	$	$

License with indefinite-lived	3,106,767	3,106,767
Acquired licenses with definite-lived	3,017,550	3,017,550
Computer software and licenses	384,972	398,048
Less: accumulated amortization	(382,602)	(170,274)
Intangible assets, net	6,126,687	6,352,091

Amortization expense is recorded as an operating expense in the consolidated statements of operations and amounted to $211,578, $68,120 and $50,499 for the years ended December 31, 2016, 2015 and 2014 respectively.

On December 11, 2014, the Company entered into a license agreement with Davy. The Company intend to use the technology licensed from Davy in its planned 100,000 metric ton per year capacity plant that will use bio-succinic acid as the feedstock to produce 70,000 metric tons of BDO and 30,000 metric tons of THF. The Company also secured the right to license the Davy technology for two additional BDO/THF plants. As of December 31, 2016, an amount of $3,106,767 was capitalized as a license fee under the Davy license.

On April 20, 2015, the Company elected to terminate its license with DuPont for their catalysts following the decision to pursue with the BDO technology licensed from Davy for all future plants, in addition to the planned 100,000 ton per year capacity plant. As a result, the carrying value of the DuPont license of $1,141,000 was written off during the second quarter of 2015.

7. Accounts payable and accrued liabilities

Accounts payable and accrued liabilities consisted of the following:

	December 31,	December 31,
	2016	2015
	$	$
Trade accounts payable	4,601,835	12,006,592
Accrued payroll and bonus	383,117	1,049,637
Consulting and legal fees	635,722	2,021,858
Accrued interest and financing fees	184,567	282,506
Other	216,733	473,681
Total	6,021,974	15,834,274

8. Long-term debt

Project Financing

The Company entered into the following facilities to fund the construction of its manufacturing facility in Sarnia, Ontario, Canada:

i)	Sustainable Jobs and Investment Fund (“SJIF”)

On September 30, 2011, BioAmber Sarnia and the Minister of Economic Development and Trade of Ontario, Canada (Sustainable Jobs Innovation Fund) entered into an agreement pursuant to which a loan in the amount of CAD$15 million was granted to BioAmber Sarnia, according to the following principal terms:

•	the loan is interest free during the first five years provided BioAmber Sarnia creates or retains an average of 31 jobs per year, calculated on an annual basis;
•

the loan will bear interest from the fifth anniversary date of its disbursement at an annual rate of 3.98% (or 5.98% if BioAmber Sarnia does not fully achieve the cumulative job target for the first five years);

•	the principal will be repayable in five annual equal installments from the sixth anniversary date of the disbursement of the loan;
•

the loan is secured by a guarantee from BioAmber Inc. and Mitsui & Co., Ltd., the non-controlling shareholder of BioAmber Sarnia, (the guarantee being limited to its percentage of ownership held in BioAmber Sarnia); and

•

secured by (i) a general security agreement representing a valid charge on BioAmber Sarnia’s present and future accounts receivable, inventory, equipment and other personal property and (ii) a valid charge against the leasehold interest on the portion of the real property located in Sarnia Ontario, Canada and leased to BioAmber Sarnia.

Disbursements of the loan were received in multiple tranches from 2013 to 2015. The fair value of the loan was calculated using the method of the discounted future cash payments of principal and interest over the term of the loan. The discount rate used was between 12% and 15%, being the interest rates a loan with similar terms and conditions would carry.

ii)	Sustainable Chemistry Alliance (“SCA”)

In November 2011, BioAmber Sarnia entered into a loan agreement with SCA in the amount of CAD$500,000. The loan was interest free until November 30, 2013, and the unpaid balance of the loan subsequently bears interest at the rate of 5% per annum compounded monthly. The principal repayment will be effected by way of 20 consecutive quarterly installments of CAD$25,000 from November 2015 to November 2020. The loan agreement contains various legal and financial covenants including i) third party credit facilities which cannot exceed $45 million in the aggregate as long as any principal of the loan remains outstanding, ii) the funds are to be used for research and development expenses only and iii) dividends may not be declared or paid without the consent of the lender. The loan agreement was amended to increase the third party credit facilities from CAD$45 million to CAD$60 million in the aggregate in June 2014, and subsequently from CAD$60 million to CAD$67.5 million in the aggregate in March 2016. These covenants were met as of December 31, 2016.

The loan was originally recorded at the discounted amount of the future cash payments of principal and interest over the term of the loan. The discount rate used was 15%, being the interest rate a loan with similar terms and conditions would carry.

The difference between the face value of the loan and the discounted amount of the loan was recorded as a deferred grant, and subsequently reclassified against operating expenses during the period ended December 31, 2015 (see Note 9).

The discounted loan is being accreted to its face value through a charge in the consolidated statement of operations using the effective interest method over the term of the loan.

iii)	Federal Economic Development Agency (“FEDDEV”)

On September 30, 2011, BioAmber Sarnia and FEDDEV entered into a contribution agreement pursuant to which a loan of up to a maximum amount of CAD $12 million. The loan is non-interest bearing with repayment of principal from October 2013 to October 2018 in 60 monthly installments. The repayment terms were later modified as described below.

The loan agreement contains various legal and financial covenants ordinarily found in such government agency loan agreements. In addition, the following specific covenants also apply:

(a)	the Company will carry appropriate amounts of liability and casualty insurance during the duration of the loan agreement;
(b)	the Company will not allow change of control without prior written consent of the Minister.

These covenants were met as of December 31, 2016.

On March 20, 2013, BioAmber Sarnia agreed with FEDDEV to amend the repayment of principal from the period October 2013 to October 2018, to the period October 2014 to October 2019.

During May 2014, the Company agreed with FEDDEV to amend the repayment of principal from the period October 2014 to October 2019, to the period from October 2015 to October 2020. The Company recorded the impact of the amendments in accordance with FASB ASC 470-50, Debt Modifications and Extinguishments. Accordingly, the amendment was recorded as a debt extinguishment and the issuance of new debt, with new terms.

Disbursements of the loan were received in multiple tranches from 2012 to 2015. The fair value of the loan was calculated using the method of the discounted future cash payments of principal and interest over the term of the loan. The discount rate used was between 12% and 15%, being the interest rates a loan with similar terms and conditions would carry.

iv)      Hercules Technology Growth Capital, Inc. (“HTGC”)

On June 27, 2013, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with HTGC. Pursuant to the Loan Agreement, HTGC agreed to make a senior secured term loan of $25 million, which was funded on June 27, 2013, net of a 2.5% loan fee.

On December 17, 2014, the Company voluntarily paid off the outstanding balance and terminated the Loan Agreement. The payoff amount of approximately $22.4 million included the outstanding principal amount of $19.2 million, an end of term charge of $2.9 million, a prepayment fee of $192,000, accrued interest of $123,000, and other legal fees.  In connection with such repayment, Hercules terminated its security interest in the assets of the Company which were subject to the Loan Agreement.

The Company used the proceeds received from Tennenbaum Capital Partners LLC loan (refer to Note 8 vii)) to repay the existing debt with HTGC. The Company recorded the impact of the loan termination in accordance with FASB ASC 470-50, Debt Modifications and Extinguishments. Accordingly, the difference between the net carrying amount of the extinguished debt and the reacquisition price of the new debt was recorded as a debt extinguishment. As a result, the Company recognized a loss on debt extinguishment of $622,179 for the year ended December 31, 2014.

v)	Minister of Agriculture and Agri-Food of Canada (“AAFC”)

On March 10, 2014, BioAmber Sarnia entered into a repayable contribution agreement in the form of a non-interest bearing loan with the AAFC in the amount of CAD$10 million for the AgriInnovation Program. This loan provided progressive disbursements between 2014 and 2015 as eligible costs were incurred for building construction, installation of equipment and start-up and commissioning of the Sarnia facility. The loan is repayable in equal, monthly installments beginning March 31, 2016 through March 31, 2025.

The fair value of the loan was calculated using the method of the discounted future cash payments of principal and interest over the term of the loan. The discount rate used was 12%, being the interest rate a loan with similar terms and conditions would carry.

vi)	Comerica Bank, Export Development Canada and Farm Credit Canada (“EDC”)

On June 20, 2014, BioAmber Sarnia signed a loan agreement with a financial consortium, comprised of Comerica Bank, Export Development Canada and Farm Credit Canada for a senior secured loan in the principal amount of CAD$20.0 million, which was disbursed on May 12, 2015. The loan’s principal is repayable in 26 equal, quarterly installments beginning on September 30, 2015, and at floating interest rate per annum based on the greater of (i) the Canadian prime rate and (ii) the Canadian dealer offered rate plus 1%, in either case plus an interest spread of 5%. There was an initial interest-only period from draw down of the term loan until the first payment of principal. The disbursement of the loan, net of a 2.5% upfront loan fee CAD$500,000 was recorded as debt discount and is amortized over the estimated term of the loan using the effective interest method. BioAmber Sarnia paid a 1.0% per annum commitment fee on the undrawn amount, until the drawdown.

BioAmber Sarnia may prepay all or a portion of the loan outstanding from and after the date of the first principal repayment, without penalty.

BioAmber Sarnia’s obligations under the loan are secured by (i) a security interest on all of BioAmber Sarnia’s assets and (ii) a pledge of all the shares of BioAmber Sarnia. In addition, the Company provides the lenders with a guarantee representing 70% of the secured obligations under the loan, and Mitsui & Co., Ltd. provides a guarantee representing 30% of the secured obligations under the loan that is capped at CAD$6.0 million plus all accrued interest on the secured obligations and fees and expenses. The proceeds of the loan were used by BioAmber Sarnia to complete the construction of the Sarnia Plant and fund its startup and commissioning.

The loan agreement contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings, including in connection with the disbursement of the loan. On August 9, 2016, the loan agreement was amended, to adjust the financial covenants to require BioAmber Sarnia to maintain a minimum debt service ratio of 1.75 on a historical basis, at all times, to be certified monthly, during the term of the loan starting September 30, 2017. Financial covenants also include a minimum cash balance requirement of CAD$4.0 million, and a minimum gross revenue from product sales covenant. The agreement also contains customary events of default (subject, in certain instances, to specified grace periods) including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal under the loan, the failure to comply with certain covenants and agreements specified in the agreement, the occurrence of a material adverse effect, defaults in respect of certain other indebtedness and agreements, and certain events of insolvency. If an event of default occurs, the principal, premium, if any, interest and any other monetary obligations on all the then outstanding amounts under the loan may become due and payable immediately. On December 1, 2016, a waiver was obtained to reduce the minimum cash balance requirement from CAD$4 million to CAD$2 million until January 31, 2017, and a second waiver was received in February 2017 to postpone this cash balance requirement to March 31, 2017.  All applicable covenants as of December 31, 2016 have been met.

vii)	Tennenbaum Capital Partners, LLC (“TCP”)

On December 17, 2014, the Company entered into a Loan and Security Agreement with funds managed by TCP. The proceeds received were used to repay in full, the Loan and Security Agreement with HTGC that was entered into on June 27, 2013, and for general corporate purposes.

The senior secured term loan of $25 million was funded on December 18, 2014, net of a 2.0% commitment fee. The term loan is repayable over 36 months after closing at a floating interest rate per annum that is the greater of 9.50% or the 3 month LIBOR rate plus 9.27%, and was subject to an end of term charge of 8.25% based on the $25 million loaned payable on the date on which the term loan was paid or becomes due and payable in full. There was an initial interest-only period until September 30, 2015.

On July 29, 2015, the Company signed an amendment to the Agreement to increase the permitted investment in BioAmber Sarnia from $10 million to $25 million after July 29, 2015. In exchange, the restricted cash balance requirement increased from $12.5 million to $15 million from July 29, 2015 and thereafter. Pursuant the TCP Amendment, a fee of $250,000 was paid during the three months ended September 30, 2015, and during the three months ended March 31, 2016.

On December 16, 2015, the Company signed another amendment to the TCP loan agreement to prepay approximately $12.5 million of the outstanding principal amount of the loan (the “Early Paydown”), bringing the principal outstanding balance of the loan to $10.0 million as of that date.  Further, pursuant to the amendment, the requirement that the Company maintain a minimum cash balance was eliminated.

In addition, in connection with the Early Paydown, the Company paid half of the end of term charge of $514,781, the 3% prepayment fee of $374,386 and the remaining other half of the end of term fee associated with the Early Paydown was deferred, interest free, until the closing of the public offering in January 2016.

On September 9, 2016, the Company voluntarily paid off the outstanding balance and terminated the TCP loan agreement. The payoff amount of $8.0 million included the outstanding principal amount of $6.7 million, an end of term charge of $1.0 million, a prepayment fee of $202,116, accrued interest of $14,591, and other legal fees. The remaining debt issuance costs of $392,757 was written off and recorded as financial charges in the Consolidated Statement of Operations. In connection with such repayment, TCP terminated its security interest in the assets of the Company which were subject to the TCP loan agreement.

viii)	BDC Capital Inc. (“BDC”)

On April 20, 2016, BDC, a wholly owned subsidiary of Business Development Bank of Canada, accepted to enter into a binding Letter of Offer of financing with BioAmber Sarnia to make a secured term loan (“BDC Loan”) of CAD$10 million to fund the working capital of the BioAmber Sarnia’s facility. The BDC Loan proceeds were received on August 10, 2016, and recorded as long-term debt, net of debt issuance costs of $378,108.

The Loan is repayable in 59 equal, monthly installments of CAD$165,000 from April 15, 2017 until February 15, 2022, and by way of one balloon payment of CAD$265,000, payable on March 15, 2022. The BDC Loan bears interest at a fixed interest rate of 13% per annum, payable monthly on the 15th day of the month commencing on the next occurring payment date following the first advance on the Loan.

On May 12, 2016, an amendment to the BDC Loan was signed to modify the commencement instalment repayment date from April 15, 2017 to October 15, 2017 and continuing monthly until September 15, 2022. On July 22, 2016, a second amendment was signed to modify certain debt covenants, including the term debt to tangible equity ratio of maximum of 0.85:1, and the debt service ratio of at least 1.10:1 commencing on the quarter ending December 31, 2017, and increasing to 1.50:1 for the quarter ending June 30, 2019. In addition, pursuant to this amendment, the fixed interest rate was adjusted to 14.90% per year, which can vary upon achievement of certain milestones. All applicable covenants as of December 31, 2016 have been met.

ix)	Bridging Finance Inc. (“Bridging”)

On September 9, 2016, the Company entered into an agreement for a demand non-revolving credit facility (the “Facility”) with Bridging, and received the loan proceeds of CAD$25 million, net of 1.50% of financing fees. The proceeds were used to repay in full the outstanding principal amount of its loan with TCP and to fund general corporate expenses.

The Facility is repayable at the earlier of the date of demand or September 30, 2017. The Facility bears interest at an annual interest rate of the Bank of Montreal prime rate plus 10.8%, calculated on a daily outstanding balance of the Facility and compounded monthly, payable on the last business day of each month.  Subject to (i) the right of Bridging to demand the payment of the loan at any time (subject to a grace period of 15 days) or (ii) the occurrence of an event of default, the principal of the loan will be reimbursable in one lump-sum payment at its maturity date.  On the occurrence of an event of default, as more fully described in the agreement, interest shall be calculated at annual rate of 21% per annum calculated and compounded as aforesaid.

After April 1, 2017, the Company may prepay a portion or all of the Facility outstanding at any time, (i) without any fee or penalty upon at least 90 days prior written notice to the Lender, or (ii) with a prepayment penalty of up to 90 days of interest if the Company provides the lender with a prepayment notice of less than 90 days.

The loan obligations are secured by a security interest on substantially all of the Company’s assets (subject to certain exceptions), including its intellectual property, but excluding certain identified licenses from third parties and its equity interest in its subsidiary, BioAmber Sarnia Inc.

The Facility contains certain representations and warranties, affirmative covenants, negative covenants and conditions that are customarily required for similar financings. Covenants include a requirement on the part of the Company to, within two business days, use all proceeds received from (i) the exercise of any of the Company’s outstanding warrants issued in connection with its initial public offering completed in May 2013, and (ii) the issuance of shares in connection with any equity financing, to repay all or a portion of the then outstanding Facility. It also contains customary events of default including, but not limited to, the failure to make interest payments, the failure to comply with certain covenants specified in the Agreement, the occurrence of a material adverse effect, defaults in respect of certain other indebtedness and agreements, and certain events of insolvency.

This loan was fully repaid on January 27, 2017. Refer to Note 18- Subsequent events.

The balance of the outstanding long term debt is as follows:

	December 31,	December 31,
	2016	2015
	$	$
Sustainable Chemistry Alliance:
Face value (CAD $440,519)	327,835	342,618
Less: debt discount	(180,032)	(174,493)
Amortization of debt discount	130,774	106,312
Less: short-term portion of debt	(74,420)	(72,130)
	204,157	202,307

Sustainable Jobs and Investment Fund:
Face value (CAD $15,000,000)	11,163,000	10,819,500
Less: debt discount	(5,114,190)	(4,956,820)
Amortization of debt discount	1,846,954	912,491
	7,895,764	6,775,171

Federal Economic Development Agency:
Face value (CAD $9,000,000)	6,697,800	8,222,820
Less: debt discount	(3,169,163)	(3,071,644)
Less: short-term portion of debt	(1,786,080)	(1,731,120)
Gain on debt extinguishment	(601,616)	(583,103)
Amortization of debt discount	2,313,885	1,489,949
	3,454,826	4,326,902

Minister of Agriculture and Agri-Food Canada:
Face value (CAD $9,250,000)	6,883,850	7,213,000
Less: debt discount	(3,532,065)	(3,423,379)
Amortization of debt discount	836,234	504,531
Less: short-term portion of debt	(744,200)	(661,743)
	3,443,819	3,632,409

Tennenbaum Capital Partners, LLC :
Face value, including end of term charge	—	10,514,780
Less: debt discount, net of amortization (1)	—	(656,895)
Less: short-term portion of debt	—	(5,058,318)
	—	4,799,567

EDC:
Face value (CAD $15,384,615)	11,449,231	13,871,154
Less: debt discount (2)	(2,863,751)	(2,775,630)
Amortization of debt discount (2)	1,006,724	433,900
Less: short-term portion of debt	(2,289,846)	(2,774,231)
	7,302,358	8,755,193

BDC:
Face value (CAD $10,000,000)	7,442,000	—
Less: debt discount	(368,403)	—
Amortization of debt discount	25,945	—
Less: short-term portion of debt	(368,379)	—
	6,731,163	—

Bridging:
Face value (CAD $25,000,000)	18,605,000	—
Less: debt issuance cost	(627,069)	—
Amortization of debt issuance cost	58,542	—
Less: short-term portion of debt	(18,036,473)	—
	—	—
Long-term debt, net	29,032,087	28,491,549

[1]

Includes deferred debt financings costs of $425,000 as of December 31, 2015, and amortization of debt financing costs of $101,437, as a result of the retrospective adoption of Accounting Standard Update (ASU) 2015-03 on January 1, 2016.  Prior to the ASU adoption, deferred debt issuance costs were presented in deferred financing costs.

[2]

Includes deferred debt financings costs of  $1,082,853 as of  December 31, 2015, and amortization of debt financing costs of $106,428, as a result of the retrospective adoption of Accounting Standard Update (ASU) 2015-03 on January 1,2016.  Prior to the ASU adoption, deferred debt issuance costs were presented in deferred financing costs.

The principal repayments of the outstanding loans payable are as follows:

	SCA	SJIF	FEDDEV	AAFC	EDC	BDC	Bridging	Total
	$	$	$	$	$	$	$	$
January 2017 - December 2017	74,420	—	1,786,080	744,200	2,289,846	368,379	18,605,000	23,867,925
January 2018 - December 2018	74,420	—	1,786,080	744,200	2,289,846	1,473,516	—	6,368,062
January 2019 - December 2019	74,420	2,232,600	1,786,080	744,200	2,289,846	1,473,516	—	8,600,662
January 2020 - December 2020	104,575	2,232,600	1,339,560	744,200	2,289,846	1,473,516	—	8,184,297
January 2021 and thereafter	—	6,697,800	—	3,907,050	2,289,847	2,653,073	—	15,547,770
Total	327,835	11,163,000	6,697,800	6,883,850	11,449,231	7,442,000	18,605,000	62,568,716

9. Deferred Grants

As of December 31, 2016, the Company has received the following grants:

a)	Sustainable Development Technology Canada (SDTC)

Grant from SDTC to BioAmber Sarnia in the amount of CAD$14.5 million with progressive disbursements according to the terms of the agreement and milestones. The grant is non-reimbursable by BioAmber Sarnia except upon the occurrence of certain events of default defined in the agreement.

Milestone I, II a) and II b) were fulfilled on or prior December 31, 2014. On May 26, 2015, BioAmber Sarnia completed the milestone III and received the advance on Milestone IV of CAD$ 4,769,354. The Milestone III was reclassified from deferred grants reducing the cost of construction in-progress and the advance on Milestone IV, for the Commissioning, Start-up and Optimization of the manufacturing facility, was recorded as a deferred grant. During the three months ended September 30, 2016, the Milestone IV was completed and reclassified from deferred grant to grant income, and the remaining 10% holdback of CAD$1,451,365 was received. The holdback was recognized within the Company’s consolidated financial statements to reflect the nature of the expenditures of BioAmber Sarnia, resulting in $703,793 being recognized against property and equipment and the remaining $404,469 being recognized as Grant income. There remains no balance of deferred grants as at December 31, 2016.

b)	Sustainable Chemistry Alliance (SCA)

The loan received from the SCA was to be used for maintenance and operation of the Company’s facility, staff salaries and commercialization costs. As the loan bears a below market interest rate, it has been originally recorded at a discount and a portion of the proceeds has been recorded as a deferred grant. The expenses for which the loan was received were incurred in the year ended December 31, 2015, and as a result, the deferred grant was reclassified as a reduction of such expenses.

10. Financial charges (income)

	Year Ended December 31
	2016	2015	2014
	$	$	$
End of term charge on long-term debt (Note 8 vii)	1,032,937	1,029,563	2,382,293
Interest on long-term debt	2,898,238	2,521,226	2,420,984
Revaluation of the warrants financial liability (Note 13)	(5,892,360)	(2,261,959)	7,252,065
Issuance costs of the warrants financial liability	638,813	—	—
Other interest charge (income), net	572,289	300,250	(266,150)
Total financial charges (income), net	(750,083)	1,589,080	11,789,192

11. Commitments and contingencies

Leases

The Company leases its premises and other assets under various operating leases. Future lease payments aggregate $913,212 as at December 31, 2016 and include the following future amounts payable:

December 31, 2016
$
2017	176,293
2018	161,614
2019	156,557
2020	168,341
2021	176,758
Thereafter	73,649

Royalties

The Company has entered into exclusive license agreements that provide for the payment of royalties in the form of up-front payments, minimum annual royalties, and milestone payments. The Company has the right to convert such exclusive agreements into non-exclusive agreements without the right to sublicense and without the obligation to pay minimum royalties. As of December 31, 2016, the Company has commitments related to royalty payments as follows:

December 31, 2016
$
2017	1,250,000
2018	1,500,000
2019	1,200,000
2020	1,200,000
2021	1,200,000
Thereafter	9,000,000

The Company has such contractual agreements with the following partners: Cargill Inc., Davy, Reverdia and Mitsubishi Chemical Corporation.

The royalties which the Company owes are in return for the use or development of proprietary tools, patents and know-how and the actual expenses incurred amounted to a total of $1.8 million, $2.3 million and $0.6 million for the years ended December 31, 2016, 2015 and 2014, respectively and are included in research and development expenses in the consolidated statements of operations.

Purchase Obligations

BioAmber Sarnia has entered into a steam supply agreement with Arlenxeo, under which, BioAmber Sarnia has agreed to pay a Monthly Take or Pay fee during the term of the contract, which will vary upon the natural gas price index. BioAmber Sarnia has also entered into a service agreement with Arlenxeo under which minimum yearly payments are required. As of December 31, 2016, BioAmber Sarnia has commitments related to purchase obligations and service payments as follows:

December 31, 2016
$
2017	2,375,297
2018	2,548,352
2019	2,548,352
2020	2,548,352
2021	2,548,352
Thereafter	3,460,758

A payment of $2.4 million ($CAD 3.2 million) was made during the year-ended December 31, 2016 under those agreements.

Litigation

As of December 31, 2016, there were no outstanding claims or litigations.

12. Redeemable non-controlling interest

On January 24, 2014, the Company signed an amended and restated joint venture agreement (the “Amended JV Agreement”) with Mitsui & Co. Ltd. related to the Sarnia joint venture. Under the Amended JV Agreement, Mitsui invested an additional $8.1 million (CAD$9 million) on January 29, 2014 in BioAmber Sarnia. The Amended JV Agreement also revised each party’s rights and obligations under the buy/sell provisions of the Agreement, including a put option exercisable at Mitsui’s sole discretion that requires the Company to purchase Mitsui’s equity for a purchase price of 50% of Mitsui’s equity in the joint venture. This option remains in effect until December 31, 2018.

During the year ended December 31, 2015, Mitsui invested an additional $8.9 million (CAD$11.1 million).

On February 15, 2016, the Company signed a second amended and restated joint venture agreement (the “Second Amended JV Agreement”) with Mitsui pursuant to which Mitsui provided BioAmber Sarnia an additional capital contribution for a total amount of $17.7 million (CAD$25 million), which increased Mitsui’s share ownership to 40.8%. As a result of Mitsui’s additional capital contribution, BioAmber Sarnia agreed to increase the size of its Board of directors from five to six members, and BioAmber and Mitsui have the right to designate three members each.  All Board decisions have to be approved by the affirmative vote of a simple majority of the BioAmber Sarnia Board members, except that with respect to the following matters, which BioAmber, as the controlling shareholder of BioAmber Sarnia, have the right to make a final decision: (i) the approval and any amendment to any annual budget, including capital expenditures required to maintain the plant in operation, (ii) the hiring and firing of BioAmber Sarnia personnel and their compensation, and (iii) the execution of any raw material or utility supply agreements that are needed in the ordinary course of business.  BioAmber also agreed that in the event that Mitsui’s equity stake in BioAmber Sarnia increases to above 45% in the future, BioAmber would no longer have the deciding votes described in the preceding sentence.

As of December 31, 2016, the estimated redemption value of the redeemable non-controlling interest was $27.1 million.

The following table reflects the activity of the redeemable non-controlling interest:

Balance, January 1, 2015	$24,190,412
Mitsui’s additional capital contribution	8,896,696
Net loss attributable to redeemable NCI	(3,944,763)
Accumulated other comprehensive income attributable to NCI	(4,558,709)
Balance, December 31, 2015	24,583,636
Mitsui’s additional capital contribution	17,725,999
Net loss attributable to redeemable NCI	(5,892,610)
Accumulated other comprehensive income attributable to NCI	1,098,662
Balance, December 31, 2016	37,515,687

13. Share capital

On April 10, 2013, the Company’s board of directors approved a 35-for-1 forward stock split of the Company’s outstanding common stock, with a post-split par value of $0.01 per share of common stock, which became effective May 2, 2013, upon the filing of the Company’s amended and restated certificate of incorporation. All share and per share information in the accompanying consolidated financial statements and related notes have been retroactively adjusted to reflect the stock split for all periods presented.

Authorized

The Company was authorized to issue from the date of inception to April 13, 2011, 9,310,000 shares of common stock and 1,190,000 preferred shares, issuable in series, each with a par value of $0.01 per share.

On April 14, 2011, the Company’s board of directors resolved (i) to increase the total number of authorized shares of common stock to 17,500,000 and (ii) to eliminate the authorization for issuance of preferred shares.

On May 1, 2013, the Company’s board of directors resolved (i) to increase the total number of authorized shares of common stock to 250,000,000, and (ii) to authorize to issue 5,000,000 shares of undesignated preferred shares, which became effective May 2, 2013, upon the filing of the Company’s amended and restated certificate of incorporation.

Common stock—dividends and voting rights

Each share entitles the record holders thereof to one vote per share on all matters on which shareholders shall have the right to vote. The holders of shares shall be entitled to such dividends, if any, as may be declared thereon by the Company’s board of directors at its sole discretion.

Liquidation, dissolution and winding up rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of common stock shall be entitled to receive all of the remaining assets of the Company available for distribution to its shareholders, ratably in proportion to the number of shares held by them.

Initial Public Offering

On May 9, 2013, the Company completed an initial public offering (IPO) of 8,000,000 units, each unit consisting of one share of common stock and one warrant to purchase half of one share of common stock, at a price of $10.00 per unit. Each warrant is exercisable during the period commencing on August 8, 2013 and ending on May 9, 2017 at an exercise price of $11.00 per whole share of common stock.

The Company received approximately $71.7 million in net proceeds from the IPO, net of fees, expenses and underwriting discounts of $8.3 million, of which $1.1 million was allocated to the warrants and recorded as financial charges in the Consolidated Statements of Operations.

The units began trading on the New York Stock Exchange on May 10, 2013 under the symbol BIOA.U. On June 10, 2013, the common shares began trading on the New York Stock Exchange separately under the symbol BIOA and the warrants began trading on the New York Stock Exchange separately under the symbol BIOA.WS and the trading of the units was suspended and they were de-listed.

Secondary Public Offerings

On July 21, 2014, the Company completed the initial closing of a follow-on public offering (the “Offering”) and issued 2,800,000 shares of common stock, at a public offering price of $12.00 per share, with an option to the underwriters to purchase an additional 420,000 shares of common stock at the public offering price, which was fully exercised on July 24, 2014, for total aggregate offering proceeds of $38.6 million. The Company received approximately 36.0 million in net proceeds from the Offering, net of fees, expenses and after underwriting discounts.

On May 6, 2015, the Company completed a public offering and issued 3,900,000 shares of common stock, at an offering price of $9.00 per share. The total net proceeds from the public offering, after deducting underwriting discounts and offering expenses, was approximately $32.8 million.

On January 21, 2016, the Company completed the closing of another follow-on public offering and issued 2,600,000 shares of common stock, at an offering price to the public of $5.00 per share. The gross aggregate proceeds from this follow-on public offering were approximately $13.0 million, with net proceeds of approximately $11.9 million, after deducting underwriting discounts and commissions and expenses payable by the Company. This public offering also triggered an adjustment to the exercise price of the outstanding IPO Warrants, April 2011 Warrants and the June 2009 Warrants, refer to section Warrants financial liability below for details. On May 6, 2015, the Company completed a public offering and issued 3,900,000 shares of common stock, at an offering price of $9.00 per share. The total net proceeds from the public offering, after deducting underwriting discounts and offering expenses was approximately $32.8 million. These public offerings triggered adjustments to the exercise price of the outstanding IPO Warrants, April 2011 Warrants and the June 2009 Warrants (refer to section Warrants financial liability below for details).

On December 29, 2016, the Company completed the closing of another follow-on public offering and issued 1,748,750 shares of common stock, at an offering price to the public of $4.00 per share. In addition, in connection with this offering, the Company issued the Special Warrant at an issue price of $8,896,796. This public offering also triggered an adjustment to the exercise price of the outstanding IPO Warrants, April 2011 Warrants and the June 2009 Warrants, refer to section Warrants financial liability below for details.

Warrants financial liability

June 2009 & April 2011 Warrants

On June 22, 2009, the Company issued 208,950 warrants at an exercise price of $5.74 per share in connection with a financing transaction, with an estimated fair value of $1,045,307. On April 11, 2011, the Company issued 94,745 warrants at an exercise price of $10.55 per share with a fair value of $810,448 in connection with a second financing transaction. Those warrants contain anti-dilution protection in the event securities are sold at a lower price than the warrant’s original exercise price.  The anti-dilution protection contains a price adjustment and an adjustment to the number of warrants. The fair value of the warrants are classified as a financial liability as a result of their characteristics, in accordance with FASB ASC 815. A non-cash reclassification from equity to liability was recorded in the third quarter 2015.

Following the May 2015 public offering, the exercise price per share of the April 2011 Warrants were adjusted to an exercise price of $10.11 per share and an additional 4,124 warrants were issued. The January 2016 public offering also triggered an adjustment to the exercise price of the April 2011 Warrants and the June 2009 Warrants from $10.11 per share and $5.74 per share, respectively, to $9.65 per share and $5.67 per share, respectively. An additional 4,713 warrants at an exercise price of $9.65 and an additional 2,580 warrants at an exercise price of $5.67 per share were issued following the adjustments triggered by this issuance. The December 2016 public offering also triggered the exercise price adjustment of the 2011 Warrants and the June 2009 Warrants from $9.65 per share and $5.67 per share, respectively, to $8.97 per share and $5.47 per share, respectively. An additional 7,852 warrants at an exercise price of $8.97 and an additional 7,734 warrants at an exercise price of $5.47 per share were issued following adjustments in the number of shares underlying the warrants that were triggered by this issuance.

As of December 31, 2016, the fair value of those warrants classified as warrants financial liability was determined to be $474,345 and $265,201, for the June 2009 Warrants and the April 2011 Warrants, respectively, using the Monte Carlo method, a level 3 fair value measure, for a total fair value of $739,546, as compared to $951,906 as of December 31, 2015. It resulted in a financial income of $212,360 for the year ended December 31, 2016.

IPO Warrants

The warrants issued upon the completion of the IPO (“IPO Warrants”), are exercisable during the period beginning on August 8, 2013 and ending on May 9, 2017. Per the IPO warrants agreement, the Company has the possibility to extend the termination date without the consent of the holders. The initial fair value of the warrants was determined to be $2.02 per warrant using the Black-Scholes option pricing model. The warrants contain full ratchet, anti-dilution protection upon the issuance of any common stock, securities convertible into common stock, or certain other issuances at a price below the then-existing exercise price of the warrant, with certain exceptions. The exercise price of $11.00 per whole share of common stock is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock issuances or other similar events affecting the company’s common stock. At issuance, the fair value of the warrants was classified as a financial liability as a result of their characteristics, in accordance with FASB ASC 815. During the year ended December 31, 2015, the exercise price of the outstanding IPO Warrants was adjusted from $11.00 to $9.00 per whole share of common stock following the May 2015 public offering. During the year ended December 31, 2016, the exercise price was adjusted from $9.00 to $5.00 per whole share of common stock and subsequently from $5.00 to $4.00 per whole share of common stock, pursuant the terms of such warrants, following the January 2016 and the December 2016 public offerings, respectively. The Company has the possibility to reduce the exercise price or extend the exercise period without the consent of the IPO Warrants holders.

On December 31, 2016, the closing value of the warrant on the New York Stock Exchange, a level 1 fair value measure, was $0.70 per warrant, as compared to $1.41 as of December 31, 2015. As a result, the liability was revalued at the balance sheet date resulting in a financial income of $5.68 million for the year ended December 31, 2016.

Special Warrant

On December 29, 2016, the Company entered into a Canadian Securities Purchase Agreement (the “Purchase Agreement”) with the purchaser’s party thereto to issue and sell warrant (the “Special Warrant”) to purchase an aggregate of 2,224,199 shares of common, for a gross proceed of $8,896,796, that were placed into an escrow account, recorded as restricted cash, to be released upon the exercise or deemed exercise of the Special Warrant pursuant to the terms of the Purchase Agreement.. The exercise price per share for the common stock underlying the Special Warrant is $4.00. The net proceeds from the Warrants Offering were $3.80 per share of common stock underlying the Special Warrant, representing a placement agent fee of 5.0%, before expenses payable by the Company.

The term of the Special Warrant lasts for 120 days from the date of issuance. The issuance date is December 29, 2016. The Special Warrants may be voluntarily exercised, in whole or in part, prior to their expiration, for no additional consideration. In addition, upon the last to occur of (i) the listing of the Common Stock on the Toronto Stock Exchange or the TSX-Venture Exchange, and (ii) the Company’s receiving of a receipt for a prospectus qualifying the issuance of the Common Stock underlying the s from at least the Canadian provincial securities regulator in that jurisdiction in which the initial holder of the Special Warrant are resident, in each case in accordance with applicable Canadian law (the “Warrant Conditions”), the remainder of the Special Warrant shall be deemed to have been exercised in full. Upon such exercise or deemed exercise, the Company will receive the net proceeds from the escrow account described above with respect to the shares of Common Stock underlying such

Warrants so exercised. If the Warrant Conditions have not been satisfied on or prior to 5:00 p.m. New York City time on the date that is 120 days from the issuance date of the Special Warrant, then the gross subscription proceeds from the Warrants Offering will be returned to the respective purchasers of the Special Warrant. The Special Warrant were recorded as Warrants financial liability on the consolidated balance sheets, and associated financing costs were recorded as financial charge in the consolidated statements of operations.

Stock option plan

On December 8, 2008, the Company’s board of directors approved the Company’s Employee Stock Option Plan (the “Plan”), available to certain employees, outside directors and consultants of the Company and its affiliated companies. The options under the Plan are granted for the purchase of common stock at exercise prices determined by the Company’s board of directors and generally vest two, three and four years from the date of grant and expire in 10 years. The total number of options allowable in the plan is 2,121,000, of which 974,750 were approved under the initial plan, 1,050,000 were approved by the Company’s board of directors on June 27, 2011 and 96,250 were approved by the Company’s board of directors on December 6, 2011.

On April 10, 2013, the Company’s board of directors adopted the 2013 Stock Option and Incentive Plan, or the 2013 Plan, which was subsequently approved by the stockholders on May 2, 2013. The 2013 Plan replaced the 2008 Plan, as the Company’s board of directors has determined not to make additional awards under that plan. The 2013 Plan provides flexibility to the compensation committee to use various equity-based incentive awards as compensation tools to motivate its workforce.

The Company initially reserved 2,761,922 shares of its common stock for the issuance of awards under the 2013 Plan. The 2013 Plan may also provide that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning in 2014, by 3% of the outstanding number of shares of common stock on the immediately preceding December 31. This number is subject to adjustment in the event of a stock split, stock dividend or other changes in the Company’s capitalization.

The 2013 Plan is administered by the Company’s board of directors or the compensation committee of the board of directors (the “Administrator”). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2013 Plan. Persons eligible to participate in the 2013 Plan are those full or part-time officers, employees, non-employee directors and other key persons (including consultants and prospective officers) of the Company and its subsidiaries as selected from time to time by the Administrator in its discretion.

The 2013 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. The exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised.

The Administrator may award stock appreciation rights, restricted shares of common stock, restricted stock units and may also grant shares of common stock which are free from any restrictions under the 2013 Plan. The Administrator may grant performance share awards to any participant, which entitle the recipient to receive shares of common stock upon the achievement of certain performance goals and such other conditions as the Administrator shall determine. The Administrator may grant dividend equivalent rights to participants which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock.

The 2013 Plan provides that upon the effectiveness of a “sale event” as defined in the 2013 Plan, except as otherwise provided by the Administrator in the award agreement, all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other awards with time-based conditions will automatically be deemed waived, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity.

No other awards may be granted under the 2013 Plan after the date that is ten years from the date of stockholder approval.

Stock-based compensation expense was allocated as follows:

	Year Ended December 31
	2016	2015	2014
	$	$	$
General and administrative	2,075,548	2,539,854	2,908,233
Research and development	1,339,904	1,769,224	3,006,039
Sales and marketing	163,944	481,530	1,034,933
Total compensation expense	3,579,396	4,790,608	6,949,205

The following table summarizes activity under the Plan:

	Numbers of options	Weighted Average Exercise Price	Weighted Average Remaining Contractual life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2015	5,044,107	$7.51	7.20	$2,560,150
Granted	1,466,000	4.61
Exercised	(20,000)	5.51
Forfeited or cancelled	(890,596)	7.65
Outstanding at December 31, 2016	5,599,511	$6.73	6.71	$3,027,426
Exercisable at December 31, 2016	3,527,372	$7.15	5.60	$1,999,640

On May 31, 2014, all holders of options outstanding at an exercise price of $28.49 per share agreed to cancel these options for no consideration, whereby the remaining expense associated with the unvested options in the amount of $1,852,787 was recorded as stock-based compensation expense during the second quarter 2014.

The fair value of options granted was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year ended December 31,
	2016	2015	2014
Risk-free interest rate	1.60%	1.77%	1.91%
Expected life (in years)	6.25	6.25	6.25
Volatility	79.00%	82.93%	55.71%
Expected dividend yield	0%	0%	0%

The weighted average grant date fair value of options granted during the years ended December 31, 2015, 2014 and 2013 was approximately $2.73, $5.86 and $5.58, respectively.

As of December 31, 2016, the total of unrecognized share-based compensation expense related to unvested options, is approximately $6,123,338, net of expected forfeitures, which is expected to be amortized over the remaining weighted average period of 2.31 years

Warrants

During the year ended December 31, 2016, 62,230 warrants were exercised at an exercise price of $1.07, and 4,655 warrants expired.

During the year ended December 31, 2015, 2,625 warrants were exercised at an exercise price of $1.07 per share, and 451,500 warrants were exercised at an exercise price of $1.43.

As at December 31, 2016, the Company had the following warrants outstanding to acquire common shares:

Number	Exercise price	Expiration date
264,961	$1.07	February 2014 - September 2019
159,390	$1.43	February 1, 2019
219,264	$5.47	October 2014 - June 2019
111,434	$8.97	April 1, 2021
4,000,000	$4.00	May 9, 2017
2,224,199	$4.00	April 28, 2017
6,979,248

14. Income taxes

The loss from continuing operations before income taxes was as follows:

	Year Ended December 31
	2016	2015	2014
	$	$	$
United States	(13,453,184)	(24,056,882)	(42,641,204)
Canada and other	(14,769,776)	(17,117,545)	(4,632,340)
Loss from continuing operations before income taxes	(28,222,960)	(41,174,427)	(47,273,544)

The income tax expense was as follows:

	Year Ended December 31
	2016	2015	2014
	$	$	$
Canada	25,646	(3,786)	75,371
Loss from continuing operations before income taxes	25,646	(3,786)	75,371

Differences between the statutory income tax rates and the effective income tax rates applied to the loss before income taxes consisted of the following:

	Year Ended December 31
	2016	2015	2014
	$	$	$
Loss before income taxes	28,222,960	41,174,427	47,273,544
U.S. statutory tax rates	35%	35%	35%
Expected income tax recovery	(9,878,036)	(14,411,049)	(16,545,740)
Stock-option compensation	8,923,484	—	0
Net increase in valuation allowance and other	980,198	14,407,263	5,495,209
Loss of tax attributes due to a liquidation	—	—	11,125,902
Provision for income taxes	25,646	(3,786)	75,371

Deferred tax assets and liabilities

The tax effects of temporary differences that give rise to significant components of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,	December 31,
	2016	2015
	$	$
Deferred tax assets
Net operating loss carryforwards	52,281,595	42,615,163
Interest accretion	—	238,507
Stock options	3,156,799	10,827,494
Depreciable and amortizable assets	5,838,705	2,990,959
Foreign currency differences	1,365,811	1,290,700
Other	48,614	294,780
Total gross deferred income tax assets	62,691,523	58,257,603
Less: valuation allowance	(62,691,523)	(58,257,603)
Total deferred income tax assets	—	—

As of December 31, 2016 and 2015, the increase in the valuation allowance was primarily due to a history of losses generated. The valuation allowance is reviewed periodically and if the assessment of the “more likely than not” criterion changes, the valuation allowance is adjusted accordingly. There may also be an inability to utilize a significant amount of accumulated net operating losses and federal and state tax credit carryforwards to the extent an ownership change occurs for tax purposes.

As of December 31, 2016, the Company had approximately $27.6 million and $135.3 million in net operating loss carryforwards relating to its Canadian and U.S. entities, respectively. The loss carryforwards expire at various dates through 2036. The deferred tax benefit of these loss carryforwards is ultimately subject to final determination by taxation authorities.

For the periods ended December 31, 2016, 2015 and 2014, the Company has not recorded tax benefits from the exercise of stock options.

BioAmber Inc. and its subsidiaries file income tax returns and pay income taxes in jurisdictions where it believes it is subject to tax. In jurisdictions in which BioAmber Inc. and its subsidiaries do not believe they are subject to tax and therefore do not file income tax returns, the Company can provide no certainty that tax authorities in those jurisdictions will not subject one or more tax years (since inception of BioAmber Inc. or its subsidiaries) to examination. Further, while the statute of limitations in each jurisdiction where an income tax return has been filed generally limits the examination period, as a result of loss carryforwards, the limitation period for examination generally does not expire until several years after the loss carryforwards are utilized. Other than routine audits by tax authorities for tax credits and tax refunds that the Company claims, the Company is not aware of any other material income tax examination currently in progress by any taxing jurisdiction. The Company’s major tax jurisdictions are Canada and the U.S. with few exceptions, BioAmber Inc. and its subsidiaries are subject to Canadian and U.S. income tax examinations in respect of all taxation years of the Company since inception. Its Luxembourgian subsidiary was liquidated in November 2016.

The following is a roll forward of the total amounts of unrecognized tax benefits:

	December 31,
	2016	2015	2014
	$	$	$
Unrecognized tax benefits—beginning of period	3,490,663	4,039,663	7,667,898
Gross decreases—tax positions in prior periods	—	(549,000)	(3,628,235)
Unrecognized tax benefits—end of period	3,490,663	3,490,663	4,039,663

As of December 31, 2016 and 2015, the balance of unrecognized tax benefits included nil, of tax benefits that, if recognized, would affect the effective tax rate. The balance of unrecognized tax benefits as of December 31, 2016 and 2015, also included respectively $3,490,663 and $3,490,663 of tax benefits that, if recognized, would result in adjustments to other tax accounts, primarily prepaid tax expense and deferred taxes.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense unless it is associated with intercompany profits. The Company recognizes interest and penalties related to unrecognized tax benefits associated with intercompany profits as prepaid tax expense. This asset is amortized over the life of the assets involved in the intercompany sale. The Company recorded nil of interest during the year ended December 31, 2016, December 31, 2015 and 2014 respectively.

The Company’s unrecognized tax benefits largely include liabilities related to transfer pricing exposures from allocation of income between jurisdictions. The Company believes that it is reasonably possible that no increase in unrecognized tax benefits related to transfer pricing exposure liabilities may be necessary within the coming year.

15. Financial instruments

Currency risk

The Company is exposed to foreign currency risk as result of foreign-denominated transactions and balances. The Company does not hold any financial instruments that mitigate this risk.

Credit risk

The Company’s exposure to credit risk as of December 31, 2016, is equal to the carrying amount of its financial assets. As of December 31, 2016 the amounts due from one customer represented approximately 75% of the total accounts receivable. As of December 31, 2015, the amounts due from three customers represented approximately 61% of the total accounts receivable.

Interest Rate Risk

The Company’s unrestricted cash totaling $16.2 million at December 31, 2016. These amounts were deposited in current and interest-bearing accounts and were held for working capital purposes. The Company’s long-term loan with EDC bears interest at floating interest rate per annum based on the Canadian prime rate plus an interest spread of 5%. If the Canadian prime rate was to increase, the interest rates for the remaining term of the loan would increase.

16. Fair value of financial assets and liabilities

For cash, accounts receivable and accounts payable and accrued liabilities, the carrying amount approximates fair value because of the short-term maturity of those instruments.

The carrying amount of long-term debt approximates fair value as at December 31, 2016 and December 31, 2015. The fair value of long-term debt received from government organizations was determined using Level 3 information as the Company produces an estimate of fair value based on internally developed valuation techniques which are based on a discounted cash flow methodology and incorporates all relevant observable market inputs. The interest free loans were discounted using an interest rate between 12% and  15%, a level 3 fair value measurement, representing the interest rate a loan with similar terms and conditions would carry.

The fair value of the warrants which were issued upon the completion of the IPO on May 10, 2013 was calculated using the Black-Scholes option pricing model using various assumptions described in note 13, which was a level 3 fair value measurement. As these warrants starting trading freely on the New York Stock Exchange on June 10, 2013, the closing value of these warrants, which is a level 1 measurement was used to calculate the fair value from June 10, 2013 onwards.

The fair value of the warrants issued in connection with the June 2009 and April 2011 financing transaction was calculated using the Monte Carlo model, which is a level 3 measurement.

17. Related party transactions

Transactions with related parties not disclosed elsewhere were as follows:

	December 31,
	2016	2015	2014
	$	$	$
Product sales to a shareholder	333,313	21,546	119,824
Services received by a shareholder	222,855	—	—

The related party transactions noted above were undertaken in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

18. Subsequent events

On January 27, 2017, the Company completed the closing of another follow-on public offering and issued 3,684,212 shares of common stock, together with warrants to purchase up to 1,842,106 shares of common stock with an initial exercise price of $5.50 per share of common stock (the “2017 Warrants”), at a price to the public of $4.75 per fixed combination consisting of one share of common stock and associated 2017 Warrant to purchase one-half share of common stock.  The Warrants have a term of four years, exercisable upon the date of issuance. The Company also granted the Underwriters a 30-day option to purchase up to an additional 552,632 shares of common stock and/or 2017 Warrants to purchase 276,316 shares of common stock at the public offering price, which they exercised in full on January 27, 2017. The net proceeds from this offering, assuming no exercise of the 2017 Warrants, to be approximately $18.6 million, after deducting underwriting discounts and estimated offering expenses payable by the Company.

On January 27, 2017, the Company paid off and terminated its facility agreement with Bridging. The Company reimbursed the CAD$ 25 million principal owed, as well as accrued and unpaid interest and fees. As a result of the repayment, Bridging is required to terminate its security interest in the corporate level assets of the Company, according to the terms contained in the facility agreement.

SUPPLEMENTARY INFORMATION

a. Selected Quarterly Financial Data (unaudited)

The following table contains quarterly financial information for 2016 and 2015. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair statement of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenue	$1,458,485	$2,521,097	$3,661,454	$631,461	$8,272,497
Total operating expenses	6,903,507	6,354,811	5,199,373	5,777,839	24,235,530
Operating loss	(8,507,412)	(7,314,705)	(6,572,499)	(7,235,354)	(29,629,970)
Net (loss) income	(12,535,740)	2,933,102	(6,719,452)	(12,048,601)	(28,370,691)
Net (loss) income attributable to BioAmber Inc. shareholders	(10,945,687)	4,810,667	(6,158,414)	(10,184,647)	(22,478,081)
Net (loss) income per share applicable to BioAmber Inc. shareholders —basic	$(0.39)	$0.17	$(0.21)	$(0.39)	$(0.78)

	2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Total revenue	$367,249	$341,900	$351,695	$1,111,108	$2,171,952
Total operating expenses	8,516,824	10,483,653	9,873,982	9,213,371	38,087,830
Operating loss	(8,459,664)	(10,894,076)	(9,889,141)	(9,285,777)	(38,528,658)
Net loss	(9,108,524)	(14,779,369)	(8,431,303)	(8,851,445)	(41,170,641)
Net loss attributable to BioAmber Inc. shareholders	(8,398,230)	(13,979,155)	(7,050,906)	(7,797,587)	(37,225,878)
Net loss per share applicable to BioAmber Inc. shareholders —basic	$(0.38)	$(0.58)	$(0.27)	$(0.30)	$(1.52)

CERTIFICATE OF THE COMPANY

Dated: April 27, 2017

This prospectus constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of the Province of British Columbia.

/s/ Fabrice Orecchioni/s/Raymond J. Land

Fabrice OrecchioniRaymond J. Land

Acting Chief Executive Officer, PresidentInterim Chief Financial Officer

and Chief Operations Officer

On behalf of the Board of Directors of BioAmber Inc.

/s/ Ellen B. Richstone /s/ Kenneth W. Wall

Ellen B. RichstoneKenneth W. Wall

DirectorDirector

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CERTIFICATE OF THE AGENT

Dated: April 27, 2017

To the best of our knowledge, information and belief, this prospectus constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of the Province of British Columbia.

AltaCorp Capital Inc.

/s/ Jeff Fallows

Jeff Fallows

Managing Director

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